                           SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

                                          [_]Confidential, for Use of the
[_]Preliminary Proxy Statement               Commission Only (as Permitted by
                                             Rule 14a-6(e)(2))

[_]Definitive Proxy Statement

[X]Definitive Additional Materials

[_]Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                         SEQUUS PHARMACEUTICALS, INC.
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]No fee required.

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1)  Title of each class of securities to which transaction applies:

  (2)  Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4)  Proposed maximum aggregate value of transaction:

  (5)  Total fee paid:

[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1)  Amount Previously Paid:

  (2)  Form, Schedule or Registration Statement No.:

  (3)  Filing Party:

  (4)  Date Filed:

Notes:

                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-72147
              [LOGO OF SEQUUS PHARMACEUTICALS, INC. APPEARS HERE]
                          SEQUUS Pharmaceuticals, Inc.
                               960 Hamilton Court
                              Menlo Park, CA 94025

To the Stockholders of
SEQUUS Pharmaceuticals, Inc.:

You should have previously received a notice of special meeting dated February 12, 1999 and a proxy statement/prospectus dated February 11, 1999 relating to a special meeting of the stockholders of SEQUUS Pharmaceuticals, Inc. to be held on March 16, 1999 to vote on a proposal to merge SEQUUS with a subsidiary of ALZA Corporation. As described in that proxy statement/prospectus, as a result of the merger, SEQUUS would become a wholly owned subsidiary of ALZA, and ALZA would issue to SEQUUS stockholders 0.40 of a share of ALZA common stock for each share of SEQUUS common stock that they own.

Due to printing errors in the proxy statement/prospectus, we are distributing the enclosed supplement to the proxy statement/prospectus. For your convenience, this supplement restates the proxy statement/prospectus and makes the following corrections:

  . it provides correct page references and corrects certain typographical errors;

  . it correctly states the record date as January 19, 1999 on page 6;

  . it correctly states the outstanding number of shares of ALZA common stock as 87,468,781 on page 58 and correctly states percentages of ownership of SEQUUS stockholders and holders of SEQUUS options, warrants and purchase rights following the merger based upon this number of outstanding shares on pages 7 and 46.

We are also enclosing an additional proxy card and postage prepaid envelope.

We apologize for any inconvenience that this may have caused you.

                                          Sincerely,

                                          /s/ Sally A. Davenport

                                          Sally A. Davenport
                                          Corporate Secretary

Menlo Park
February 16, 1999

                    [LOGO OF SEQUUS PHARMACEUTICALS, INC.]

                          SEQUUS Pharmaceuticals, Inc.
                               960 Hamilton Court
                              Menlo Park, CA 94025

                   Notice of Special Meeting of Stockholders

To the Stockholders of
SEQUUS Pharmaceuticals, Inc.:

NOTICE IS HEREBY GIVEN that SEQUUS Pharmaceuticals, Inc. will hold a special meeting of its stockholders on March 16, 1999, at 10:00 a.m., local time, at the SEQUUS corporate offices at 960 Hamilton Court, Menlo Park, California, for the following purposes:

1. To consider and vote upon a proposal to approve and adopt the merger agreement, dated as of October 4, 1998, by and among SEQUUS, ALZA Corporation, a Delaware corporation, and Argyle Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of ALZA ("Merger Sub"), providing for the merger of Merger Sub with and into SEQUUS. As a result of the merger, each outstanding share of the common stock, par value $.0001 per share, of SEQUUS would be converted into the right to receive 0.40 of a share of the common stock, par value $.01, of ALZA, and SEQUUS would become a wholly owned subsidiary of ALZA.

2. To transact such other business as may properly come before the special meeting.

Only holders of record of SEQUUS common stock at the close of business on the record date of January 19, 1999 will be entitled to notice of, and to vote at, the special meeting. The affirmative vote of a majority of the outstanding shares of SEQUUS common stock entitled to vote at the special meeting is required to approve and adopt the merger agreement.

If your shares are held of record by a broker, bank or other nominee, you must instruct your broker, bank or other nominee on how to vote your shares, or else your shares will not be voted. If you attend the meeting, you may vote your shares in person, which will revoke any previously executed proxy. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE SPECIAL MEETING WILL GENERALLY HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER.

                                          By Order of the Board of Directors

                                          Sally A. Davenport
                                          Corporate Secretary

Menlo Park, California
February 12, 1999

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

                       SUPPLEMENT TO THE PROXY STATEMENT

                     FOR SPECIAL MEETING OF STOCKHOLDERS OF

                          SEQUUS PHARMACEUTICALS, INC.

                               ----------------

                SUPPLEMENT TO THE PROSPECTUS OF ALZA CORPORATION
                           Up to 13,600,000 Shares of
                                  Common Stock
                                $0.01 par value

                               ----------------

The Board of Directors of SEQUUS Pharmaceuticals, Inc. and the Board of Directors of ALZA Corporation have approved an agreement to merge SEQUUS with a subsidiary of ALZA. As a result of this merger, SEQUUS would become a wholly owned subsidiary of ALZA and ALZA would issue to SEQUUS stockholders 0.40 of a share of ALZA common stock for each share of SEQUUS common stock that they own. ALZA common stock trades on the New York Stock Exchange under the symbol "AZA."

The merger cannot be completed unless SEQUUS stockholders approve it. The SEQUUS Board of Directors has scheduled a special meeting for SEQUUS stockholders to vote on the merger as follows:

                                 March 16, 1999

                                   10:00 a.m.

                          SEQUUS Pharmaceuticals, Inc.
                               960 Hamilton Court
                             Menlo Park, California

This document gives you information about the proposed merger. ALZA has provided the information about ALZA, and SEQUUS has provided the information about SEQUUS. Please see "Where You Can Find More Information" on page 16 for additional information about SEQUUS and ALZA on file with the Securities and Exchange Commission.

This supplements the proxy statement/prospectus and the proxy card that were first mailed to SEQUUS stockholders on or about February 12, 1999.

The merger involves certain risks to SEQUUS stockholders. See "Risk Factors" beginning on page 18.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if the proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ----------------

        The date of the proxy statement/prospectus is February 11, 1999.

The following trademarks are used in this proxy statement/prospectus to identify products and services of ALZA Corporation and its client companies:
Ditropan(R) XL, D-TRANS(TM), DUROS(TM), E-TRANS(TM), OROS(R) and Testoderm(R) TTS are trademarks of ALZA Corporation; Mycelex(R) Troche is a trademark of Bayer AG; Elmiron(R) is a trademark of IVAX Corporation; Procardia XL(R) is a trademark of Pfizer Inc.; Ethyol(R) is a trademark of US Bioscience, Inc.

The following trademarks are used in this proxy statement/prospectus to identify products of SEQUUS Pharmaceuticals, Inc.: Doxil(R); Caelyx(R); Amphotec(R); Amphocil(R); and STEALTH(TM).

                               Table of Contents

                                                                           Page
                                                                           ----
Summary...................................................................   5
  Summary Selected Historical Financial Information.......................   9
  ALZA Selected Historical Financial Data.................................   9
  SEQUUS Selected Historical Financial Data...............................  10
  Unaudited Selected Pro Forma Combined Financial Data....................  11
  Comparative Per Share Data..............................................  13
  Market Price Information................................................  14
Where You Can Find More Information.......................................  16
Incorporation of Certain Documents By Reference...........................  16
Special Note Regarding Forward-Looking Statements.........................  17
Risk Factors..............................................................  18
The Special Meeting.......................................................  25
  Matters to Be Considered at the Special Meeting; Recommendation of the
   SEQUUS Board...........................................................  25
  Record Date and Quorum..................................................  25
  Required Vote...........................................................  25
  Proxies.................................................................  26
  Solicitation of Proxies.................................................  26
  Independent Auditors....................................................  27
The Merger................................................................  28
  Background of the Merger ...............................................  28
  SEQUUS' Reasons for the Merger .........................................  30
  Opinion of SEQUUS' Financial Advisor ...................................  32
  ALZA's Reasons for the Merger...........................................  39
  Regulatory Requirements.................................................  40
  Interests of Certain Persons in the Merger..............................  40
  Accounting Treatment....................................................  42
  Material Federal Income Tax Consequences................................  42
  Absence of Appraisal Rights.............................................  44
The Merger Agreement and the Related Agreements...........................  45
  Effective Time; Effect of Merger........................................  45
  Conversion of Shares....................................................  45
  Treatment of Options and Warrants.......................................  46
  Stock Ownership Following the Merger....................................  46
  Representations and Warranties..........................................  47
  Conduct of ALZA's Business and SEQUUS' Business Prior to the Merger.....  47
  Conduct of Business Following the Merger................................  49
  No Solicitation.........................................................  49
  Fees, Expenses and Termination Fees.....................................  51
  Conditions to the Merger................................................  52
  Termination of the Merger Agreement.....................................  54
  Employee Benefits.......................................................  55
  Absence of Appraisal Rights.............................................  56
  Affiliate Agreements....................................................  56
  The Voting Agreements...................................................  57
Description of ALZA Capital Stock.........................................  58
  ALZA Common Stock.......................................................  58
  ALZA Preferred Stock....................................................  58

Comparison of Rights of Holders of ALZA Common Stock and Holders of SEQUUS
 Common Stock.............................................................   58
Unaudited Pro Forma Condensed Combined Financial Statements...............   61
Experts...................................................................   69
Legal Matters.............................................................   69
Stockholder Proposals.....................................................   69
Annex A   -- Agreement and Plan of Merger.................................  A-1
Annex B-1 -- Form of SEQUUS Affiliates Agreements.........................  B-1
Annex B-2 -- Form of ALZA Affiliates Agreements...........................  B-2
Annex C   -- Opinion of Credit Suisse First Boston........................  C-1

                                    Summary

This summary highlights selected information from this document and does not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we have referred you. See "Where You Can Find More Information" (page
16). We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

The Companies

ALZA Corporation
950 Page Mill Road
P.O. Box 10950
Palo Alto, California 94303-0802
Telephone: (650) 494-5222

ALZA is a research-based pharmaceutical company with leading drug delivery technologies. ALZA applies its technologies to develop pharmaceutical products with enhanced therapeutic value for its own portfolio and for many of the world's leading pharmaceutical companies. ALZA's sales and marketing efforts are currently focused in urology and oncology.

SEQUUS Pharmaceuticals, Inc.
960 Hamilton Court
Menlo Park, California 94025
Telephone: (650) 323-9011

SEQUUS is an integrated pharmaceutical company engaged in the development of therapies for cancer and other diseases utilizing advanced drug delivery technologies.

SEQUUS' Reasons for the Merger (page 30)

The SEQUUS Board of Directors has concluded that the merger will result in a combined company with substantially more resources and greater development, sales, distribution and manufacturing capabilities. The SEQUUS board believes that the merger is fair to and in the best interests of SEQUUS and its stockholders.

What SEQUUS Stockholders Will Receive in the Merger (page 45)

If the merger is approved, holders of SEQUUS common stock will receive 0.40 of a share of ALZA common stock in exchange for each share of SEQUUS common stock they own. ALZA will not issue fractional shares. SEQUUS stockholders will be paid cash instead of fractional shares of ALZA common stock based on the market value of ALZA common stock at the close of trading on the last trading day before the merger occurs.

You should not send in your stock certificates until instructed to do so after the merger is completed.

Federal Income Tax Consequences (page 42)

As a condition to the merger, which may be waived, each of SEQUUS and ALZA must receive an opinion from its outside legal counsel that, as a general matter, you will not be subject to any federal income tax as a result of the exchange of SEQUUS common stock in the merger, except for taxes on any cash you receive instead of fractional shares.

Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your own situation. We urge you to consult your tax advisors for a full understanding of the tax consequences of the merger to you.

The Special Meeting (page 25)

You will be asked to approve and adopt the merger agreement at a special meeting of SEQUUS stockholders. The SEQUUS special meeting will be held at the SEQUUS corporate offices at 960 Hamilton Court, Menlo Park, California on March 16, 1999 at 10:00 a.m.

Record Date; Voting Power (page 25)

You are entitled to vote at the special meeting if you owned shares of SEQUUS common stock as of the close of business on January 19, 1999, the record date for the special meeting.

On the record date, there were 32,627,715 shares of SEQUUS common stock allowed to vote at the special meeting. SEQUUS stockholders will have one vote for each share of SEQUUS common stock they owned on the record date.

Voting by Proxy (page 26)

You may vote on the merger by indicating on your proxy card how you want to vote, and signing and mailing it in the enclosed return envelope. Please return your proxy as soon as possible so that your shares may be represented at the special meeting of the SEQUUS stockholders. If you sign and send in your proxy card and do not indicate how you wish to vote, your proxy will be counted as a vote in favor of the merger. If you do not vote, or you abstain, it will have the effect of a vote against the merger.

Votes Required (page 25)

In order for the merger to proceed, a majority of the shares of SEQUUS common stock outstanding on the record date must vote to approve and adopt the merger agreement.

The Board's Recommendation to SEQUUS Stockholders (page 30)

The SEQUUS Board of Directors unanimously recommends that you vote "for" the proposal to approve and adopt the merger agreement.

Fairness Opinion of Financial Advisor (page 32)

In deciding to approve the merger, the SEQUUS Board of Directors considered the opinion of its financial advisor as to the fairness of the merger to you from a financial point of view. This opinion is attached as Annex C to this proxy statement/prospectus. We encourage you to read this opinion carefully.

SEQUUS' financial advisor performed several analyses in connection with delivering its opinion. These analyses included comparing SEQUUS' and ALZA's historical stock prices, comparing SEQUUS and ALZA to other publicly traded companies, and estimating the relative values and contributions of SEQUUS and ALZA based on past and estimated future performance.

Share Ownership of Management and Certain Stockholders

On the record date, directors of SEQUUS and their affiliates owned and were allowed to vote 1,030,556 shares of SEQUUS common stock or approximately 3% of the shares of SEQUUS common stock outstanding on the record date.

The directors of SEQUUS, in their capacity as stockholders, have agreed to vote their SEQUUS common stock "for" approval and adoption of the merger agreement.

Interests of Certain Persons in the Merger (page 40)

You should note that a number of directors and executive officers of SEQUUS have interests in the merger as employees and/or directors that are different from, or in addition to, your interests as a stockholder. If we complete the merger, Dr. I. Craig Henderson will become a member of the Board of Directors of ALZA. Also, certain indemnification arrangements for existing directors and officers of SEQUUS will be continued. In addition, SEQUUS has entered into severance agreements with certain of its executive officers.

Ownership of ALZA Following the Merger (page 46)

We anticipate that SEQUUS stockholders will receive approximately 13,123,066 shares of ALZA common stock in the merger based on the number of shares of SEQUUS common stock outstanding on February 10, 1999. Based on that number, existing SEQUUS stockholders will own approximately 13% of the ALZA common stock outstanding after the merger.

Listing of ALZA Stock (page 52)

It is a condition to the merger that the ALZA common stock to be issued in connection with the merger be approved for listing on the New York Stock Exchange, subject to official notice of issuance. If we complete the merger, stockholders will then be able to trade the shares of ALZA stock which they receive in the merger on the New York Stock Exchange. In addition, SEQUUS stock will no longer be listed on the Nasdaq National Market or any other exchange.

The Merger Agreement (page 45)

The merger agreement is attached as Annex A to this document. We encourage you to read the merger agreement. It is the legal document governing the merger.

Conditions to the Merger (page 52)

We will complete the merger only if we satisfy (or waive) several conditions, including the following:

 . holders of a majority of the outstanding common stock of SEQUUS approve and adopt the merger agreement;

 . all material authorizations, consents, orders or approvals of, or filings with, any government entity shall have been obtained or filed;

 . no court or government body or authority has acted to restrain or prohibit the consummation of the merger;

 . each party's representations and warranties contained in the merger agreement continue to be accurate in all material respects;

 . SEQUUS and ALZA shall have complied with their respective covenants contained in the merger agreement in all material respects;

 . no material adverse effect has occurred with respect to ALZA or SEQUUS;

 . SEQUUS' counsel and ALZA's counsel deliver opinions regarding certain federal income tax consequences of the merger; and

 . SEQUUS' independent auditors and ALZA's independent auditors deliver letters stating their concurrence with SEQUUS management's and ALZA management's conclusion as to the appropriateness of pooling-of-interests accounting treatment for the merger.

Termination of the Merger Agreement (page 54)

The Board of Directors of both companies can jointly agree to terminate the merger agreement at any time without completing the merger. One or both companies can terminate the merger agreement under various circumstances, including if:

 . the merger is not completed by April 1, 1999;

 . the Board of Directors of SEQUUS accepts a "Superior Proposal" as further described in "The Merger Agreement and Related Agreements";

 . the required vote of the SEQUUS stockholders is not received; or

 . a court or other government entity prohibits the merger.

Termination Fees (page 51)

In connection with the termination of the merger agreement under certain circumstances, SEQUUS would be required to pay to ALZA a termination fee of $25 million.

Regulatory Requirements (page 40)

We are prohibited by U.S. antitrust laws from completing the merger until after we have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and a required waiting period has ended. ALZA and SEQUUS have each filed the required notification and report forms with the Antitrust Division and the Federal Trade Commission, and the waiting period for those filings has expired. However, the Antitrust Divison and the Federal Trade Commission continue to have the authority to challenge the merger on antitrust grounds before or after the merger is completed.

No Appraisal Rights (page 44)

SEQUUS and ALZA are both organized under Delaware law. Under Delaware law, stockholders of SEQUUS have no rights to an appraisal of the value of their shares in connection with the merger.

Accounting Treatment (page 42)

We expect the merger will be accounted for as a pooling of interests, which means that we will treat our companies as if they had always been combined for accounting and financial reporting purposes.

               Summary Selected Historical Financial Information

We are providing the following information to aid you in your analysis of the financial aspects of the merger. We derived this information from audited financial statements for 1993 through 1997 and unaudited financial statements for the nine months ended September 30, 1997 and 1998. This information is only a summary and you should read it in conjunction with each company's historical financial statements (and related notes) and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the annual reports, quarterly reports and other information on file with the Securities and Exchange Commission. See "Where You Can Find More Information" on page 16.

Net income (loss) and earnings (loss) per share--diluted for the nine months ended September 30, 1997, reflect a total of $353.5 million (or $4.13 per share, diluted) of charges, including a $247.0 million charge and $8.0 million of interest expense related to ALZA's distribution of shares of Crescendo Pharmaceuticals Corporation, $87.0 million for acquired in-process research and development and an asset write-down of $11.5 million. Net income (loss) and earnings (loss) per share--diluted for the year ended December 31, 1997, reflect a total of $368.7 million (or $4.30 per share, diluted) of charges (net of a tax benefit of $8.1 million), including a $247.0 million charge and $8.0 million of interest expense related to ALZA's distribution of shares of Crescendo Pharmaceuticals Corporation, $108.5 million for acquired in-process research and development, an asset write-down of $11.5 million and costs of $1.8 million related to workforce reductions.

                    ALZA Selected Historical Financial Data
                    (in millions, except per share amounts)

                           Nine Months
                              Ended
                          September 30,         Year Ended December 31,
                          --------------  ------------------------------------
                           1998   1997     1997     1996   1995   1994   1993
                          ------ -------  -------  ------ ------ ------ ------
Historical Consolidated
 Statement of Operations
 Data:
Total revenues........... $427.8 $ 338.2  $ 464.4  $413.1 $324.6 $261.2 $214.6
Net income (loss)........   86.9  (273.8)  (261.1)   92.4   72.4   58.1   45.6
Earnings (loss) per
 share--diluted.......... $ 0.97 $ (3.22) $ (3.07) $ 1.08 $ 0.88 $ 0.71 $ 0.57
Weighted average shares
 and assumed
 conversions--diluted....  113.3    85.0     85.1    97.2   82.6   82.3   79.9

                                                    December 31,
                         September 30, --------------------------------------
                             1998        1997     1996    1995   1994   1993
                         ------------- -------- -------- ------ ------ ------
Historical Consolidated
 Balance Sheet Data:
Working capital.........   $  295.6    $  253.4 $  494.8 $273.2 $209.0 $(87.8)
Total assets............    1,479.7     1,369.2  1,613.7  937.2  806.3  621.8
Convertible
 debentures(/1/)........      917.3       902.6    882.3  362.9  344.6    --
Total long-term debt....      945.3       927.6    893.2  363.0  345.5    1.8
Total stockholders'
 equity.................      415.9       301.2    596.7  454.6  364.5  306.7

--------
(1) Included in total long-term debt.

                   SEQUUS Selected Historical Financial Data
                    (in millions, except per share amounts)

                            Nine Months
                               Ended
                           September 30,            Year Ended December 31,
                          ----------------  -------------------------------------------
                           1998     1997     1997     1996     1995     1994     1993
                          -------  -------  -------  -------  -------  -------  -------
Historical Statement of
 Operations Data:
Total revenues..........  $  46.8  $  27.3  $  40.0  $  33.0  $   2.0  $   3.8  $   6.8
Net loss................     (5.5)   (20.0)   (23.5)   (17.2)   (33.6)   (29.2)   (19.7)
Loss per share--
 diluted................  $ (0.18) $ (0.66) $ (0.78) $ (0.59) $ (1.54) $ (1.54) $ (1.05)
Weighted average
 shares--diluted........     31.3     30.3     30.4     28.9     21.8     19.0     18.8
                                                         December 31,
                           September 30,    -------------------------------------------
                               1998          1997     1996     1995     1994     1993
                           -------------    -------  -------  -------  -------  -------
Historical Balance Sheet
 Data:
Working capital.........      $ 23.5        $  23.6  $  38.6  $  45.8  $   6.3  $  31.9
Total assets............        47.9           42.2     55.0     57.8     18.2     45.2
Long-term debt..........         3.5            4.6      --       --       --       --
Total stockholders'
 equity.................        28.5           25.8     44.3     49.6     10.9     39.3

              Unaudited Selected Pro Forma Combined Financial Data

We expect that the merger will be accounted for as a pooling of interests, which means that for accounting and financial reporting purposes, we will treat our companies as if they had always been combined.

We have presented below unaudited pro forma combined financial information that reflects the pooling-of-interests method of accounting. We have included this information to give you a better picture of what the results of operations and financial position of the combined businesses of ALZA and SEQUUS might have been had the merger occurred on an earlier date. The unaudited pro forma combined statement of operations data combines information from the historical consolidated statements of operations of ALZA and the historical statements of operations of SEQUUS and presents that information as if we had completed the merger on January 1, 1995. The unaudited pro forma combined balance sheet data combines information from the historical consolidated balance sheet of ALZA and the historical balance sheet of SEQUUS and presents that information as if we had completed the merger on September 30, 1998.

We are providing this information for illustrative purposes only. It does not necessarily reflect what the results of operations or financial position of the combined company would have been if the merger had actually occurred at the beginning of the earliest period presented. This information also does not necessarily indicate what the combined company's future operating results or consolidated financial position will be. This information does not reflect the effect of any potential changes in revenues or any operating efficiencies which may result from combining the resources of our companies.

As a result of the merger, ALZA anticipates that a pretax charge of approximately $15 million for direct merger-related transaction costs will be recognized in the quarter in which the merger is completed. These costs consist primarily of professional and registration fees and have been reflected as an adjustment to the Pro Forma Combined Condensed Balance Sheet at September 30, 1998.

In addition, the merged companies are expected to incur certain costs in connection with integrating the operations of ALZA and SEQUUS. ALZA expects to recognize a pretax charge currently estimated to be in the range of $5 million to $15 million in the quarter in which the merger is completed. The charge is expected to include employee severance costs and costs related to consolidation of duplicate facilities. This charge is not reflected in the pro forma financial information.

Net income (loss) and earnings (loss) per share--diluted for the nine months ended September 30, 1997 reflect a total of $353.5 million (or pro forma $3.63 per share, diluted) of charges, including a $247.0 million charge and $8.0 million of interest expense related to ALZA's distribution of shares of Crescendo Pharmaceuticals Corporation, $87.0 million for acquired in-process research and development and an asset write-down of $11.5 million. Pro forma combined net income excluding these items would have been $67.8 million (or pro forma $0.69 per share, diluted). Net income (loss) and earnings (loss) per share--diluted for the year ended December 31, 1997 reflect a total of

$368.7 million (or pro forma $3.77 per share, diluted) of charges, net of a tax benefit of $8.1 million, including a $247.0 million charge and $8.0 million of interest expense related to ALZA's distribution of shares of Crescendo Pharmaceuticals Corporation, $108.5 million for acquired in-process research and development, an asset write-down of $11.5 million and costs of $1.8 million related to workforce reductions. Pro forma combined net income excluding these items would have been $93.4 million (or pro forma $0.94 per share, diluted).

Please see "Unaudited Pro Forma Condensed Combined Financial Statements" on pages 61 through 68 for a more detailed explanation of this analysis.

                                          Nine Months
                                             Ended       Year Ended December
                                         September 30,           31,
                                         --------------  ---------------------
                                          1998   1997     1997    1996   1995
                                         ------ -------  ------  ------ ------
                                           (in millions, except per share
                                                      amounts)
Pro Forma Combined Statement of
 Operations Data:
Total revenues.......................... $474.6 $ 365.5  $504.4  $446.1 $326.6
Net income (loss).......................   83.6  (285.8) (275.2)   82.1   52.2
Earnings (loss) per share--diluted...... $ 0.83 $ (2.94) $(2.83) $ 0.84 $ 0.56
Weighted average shares and assumed
 conversions--diluted...................  101.0    97.1    97.3    97.4   93.3

                                                              September 30, 1998
                                                              ------------------
                                                                (in millions,
                                                               except per share
                                                                   amounts)
Pro Forma Combined Balance Sheet Data:
Cash, cash equivalents and short-term investments............      $  185.2
Working capital..............................................         304.1
Total assets.................................................       1,567.6
Convertible debentures(/1/)..................................         917.3
Total long-term debt.........................................         948.8
Total stockholders' equity...................................         469.4
Book value per share.........................................          4.71

--------
(1) Included in total long-term debt.

                           Comparative Per Share Data
                                  (unaudited)

The following table sets forth information on the earnings and book value per common share for our respective companies on a historical and pro forma combined basis and indicates the relative earnings and book values of the companies for the periods covered.

Note that historical and pro forma book value per share is calculated by dividing stockholders' equity at the end of the period by the number of common shares outstanding at the end of the period. Pro forma combined earnings (loss) per SEQUUS share-diluted and pro forma combined book value per SEQUUS share were calculated by multiplying the respective unaudited pro forma combined earnings per ALZA share amounts by the exchange ratio of .40 of a share of ALZA common stock per share of SEQUUS common stock.

                                      Nine Months
                                         Ended
                                     September 30,   Year Ended December 31,
                                     --------------  -------------------------
                                      1998    1997    1997     1996     1995
                                     ------  ------  -------  -------  -------
ALZA historical
Earnings (loss) per share--dilut-
 ed................................  $ 0.97  $(3.22) $ (3.07) $  1.08  $  0.88
Book value per share...............    4.78
Pro forma combined per ALZA share
Earnings (loss) per share--dilut-
 ed................................    0.83   (2.94)   (2.83)    0.84     0.56
Book value per share...............    4.71
SEQUUS historical
Loss per share--diluted............  $(0.18) $(0.66) $ (0.78) $ (0.59) $ (1.54)
Book value per share...............    0.90
Pro forma combined per SEQUUS share
Earnings (loss) per share--dilut-
 ed................................    0.33   (1.18)   (1.13)    0.34     0.22
Book value per share...............    1.88

The information set forth above is only a summary and you should read it in conjunction with the Unaudited Pro Forma Condensed Combined Financial Statements on pages 61 through 68 and the respective audited and unaudited financial statements of ALZA and SEQUUS. We incorporate the audited and unaudited consolidated financial statements of ALZA and the audited and unaudited financial statements of SEQUUS into this proxy statement/prospectus by reference. See "Where You Can Find More Information" on page 16.

                            Market Price Information

Set forth below are the last reported sale prices of ALZA common stock and SEQUUS common stock on October 2, 1998, the last trading day prior to the public announcement of the merger agreement, and on February 10, 1999, the last trading day prior to the date of this proxy statement/prospectus, as well as the equivalent pro forma sale prices of SEQUUS common stock on those dates, as determined by multiplying the applicable last reported sale price of ALZA common stock on the NYSE by the exchange ratio. The SEQUUS Equivalent column reflects the potential value of the ALZA common stock to be received by SEQUUS stockholders per SEQUUS share as a result of the exchange ratio. A comparison of the SEQUUS Equivalent column and the SEQUUS Common Stock column reflects the potential difference in the value of the ALZA common stock to be received over the price of the SEQUUS common stock as of the same dates.

                                         ALZA        SEQUUS
                                     Common Stock Common Stock SEQUUS Equivalent
                                     ------------ ------------ -----------------
October 2, 1998.....................   $42.4375     $10.8750       $16.9750
February 10, 1999...................   $51.6875       $19.25        $20.675

ALZA common stock is traded on the NYSE under the symbol "AZA". The table below sets forth the high and low closing sale prices per share of ALZA common stock for the periods indicated, which indicates how ALZA's stock price has fluctuated over the quarterly and annual periods covered. For current price information with respect to the ALZA common stock, SEQUUS stockholders are urged to consult publicly available sources. No assurance can be given as to future prices of, or markets for, ALZA common stock.

                                                             ALZA Common Stock
                                                             ------------------
                                                               High      Low
                                                             --------- --------
Fiscal Year Ended December 31, 1996
First Quarter............................................... $34 7/8   $24 3/8
Second Quarter..............................................  32 1/2    26 3/8
Third Quarter...............................................  27 3/4    24
Fourth Quarter..............................................  29        25 1/8
Fiscal Year Ended December 31, 1997
First Quarter...............................................  31 3/8    24 7/8
Second Quarter..............................................  31 3/8    25 1/2
Third Quarter...............................................  32 1/2    28 1/16
Fourth Quarter..............................................  31 13/16  24 7/8
Fiscal Year Ending December 31, 1998
First Quarter...............................................  44 13/16  31 11/16
Second Quarter..............................................  52 1/16   41 7/16
Third Quarter...............................................  44 3/4    34 3/8
Fourth Quarter .............................................  54        45 1/4
Fiscal Year Ended December 31, 1999
First Quarter through February 10th.........................  53 5/8    43 1/4

SEQUUS common stock is quoted on Nasdaq and traded under the symbol "SEQU". The table below sets forth for the periods indicated the high and low closing sale prices per share of SEQUUS common stock. For current price information with respect to the SEQUUS common stock, SEQUUS stockholders are urged to consult publicly available sources. SEQUUS has never declared or paid any cash dividends on SEQUUS common stock.

                                                             SEQUUS Common Stock
                                                             -------------------
                                                               High       Low
                                                             --------- ---------
Fiscal Year Ended December 31, 1996
First Quarter............................................... $19 1/2   $12 3/8
Second Quarter..............................................  22 1/2    13 3/4
Third Quarter...............................................  20 1/8    11 1/2
Fourth Quarter..............................................  17        12 1/2
Fiscal Year Ended December 31, 1997
First Quarter...............................................  16 3/8     7 1/8
Second Quarter..............................................   8 5/16    5 3/8
Third Quarter...............................................   8 31/32   5 1/2
Fourth Quarter..............................................   9 5/8     6 5/8
Fiscal Year Ending December 31, 1998
First Quarter...............................................  11 3/8     6 13/32
Second Quarter..............................................  13         9 11/16
Third Quarter...............................................  11 3/8     6
Fourth Quarter .............................................  20 1/2     9
Fiscal Year Ended December 31, 1999
First Quarter through February 10th.........................  20 1/4    16 1/2

                      Where You Can Find More Information

ALZA and SEQUUS each file annual, quarterly and special reports, proxy statements and other information with the United States Securities and Exchange Commission. You may read and copy any document filed by ALZA or SEQUUS at the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for further information about its public reference facilities. These SEC filings are also available to the public at the SEC's web site at "http://www.sec.gov". Reports, proxy statements and other information concerning ALZA can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Reports, proxy statements and other information concerning SEQUUS can be inspected at the Nasdaq National Market, Operations, 1735 K Street, N.W., Washington, D.C. 20006.

This proxy statement/prospectus incorporates certain documents by reference. You can obtain copies of the documents relating to ALZA, without charge, by contacting ALZA Corporate and Investor Relations department at:

                                ALZA Corporation
                               950 Page Mill Road
                                 P.O. Box 10950
                        Palo Alto, California 94303-0802
                                 (650) 494-5222

You can obtain copies of the documents relating to SEQUUS, without charge, by contacting its Corporate Secretary at:

                          SEQUUS Pharmaceuticals, Inc.
                               960 Hamilton Court
                          Menlo Park, California 94025
                                 (650) 323-9011

In order to ensure timely delivery of the documents, any requests should be made by March 1, 1999.

                Incorporation of Certain Documents By Reference

The SEC allows us (ALZA and SEQUUS) to "incorporate by reference" the information we file with the SEC which means that we can disclose important information to you by referring you to documents that we have previously filed with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus. Any later information that we file with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below, and any further filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of the securities is terminated. This proxy statement/prospectus is part of a registration statement on Form S-4 filed by ALZA with the SEC (Registration No. 333-72147).

The ALZA documents we incorporate by reference are its:

  . Annual Report on Form 10-K and         . Quarterly Report on Form 10-Q
    Form 10-K/A for the fiscal year          for the quarter ended September
    ended December 31, 1997                  30, 1998


  . Quarterly Report on Form 10-Q          . Current Report on Form 8-K filed
    for the quarter ended March 31,          with the SEC on October 15, 1998
    1998


                                           . The description of ALZA common
  . Quarterly Report on Form 10-Q            stock in ALZA's Registration
    for the quarter ended June 30,           Statements on Form 8-A filed May
    1998                                     14, 1992 under the Securities
                                             Exchange Act of 1934 and any
                                             amendment or report filed for
                                             the purpose of updating that
                                             description.

The SEQUUS documents we incorporate by reference are its:

  . Annual Report on Form 10-K and         . Current Report on Form 8-K
    Form 10-K/A for the fiscal year          filed with the SEC on October
    ended December 31, 1997                  15, 1998


  . Quarterly Report on Form 10-Q          . Current Reports on Form 8-K
    for the quarter ended March 31,          filed with the SEC on December
    1998                                     17, 1998


  . Quarterly Report on Form 10-Q          . Current Reports on Form 8-K/A
    for the quarter ended June 30,           filed with the SEC on February
    1998                                     10, 1999

  . Quarterly Report on Form 10-Q
    for the quarter ended September
    30, 1998


               Special Note Regarding Forward-Looking Statements

This proxy statement/prospectus contains and incorporates by reference certain statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include all statements which are not statements of historical fact such as statements as to beliefs, expectations, anticipations, intentions or similar words. Those statements are subject to risks, uncertainties and assumptions, including, those described in "Risk Factors" (see page 18). If any of those risks or uncertainties affect the business of either of the companies or should underlying assumptions prove incorrect, ALZA's or SEQUUS' actual results, performance or achievements in 1998, 1999 and beyond could differ materially from those expressed in, or implied by, those forward-looking statements.

                                  Risk Factors

You should carefully consider the following factors in evaluating whether to vote to approve the merger agreement.

I. Risks Related to the Merger

The following risks relate to the merger and to the combination of the businesses of ALZA and SEQUUS.

The exchange ratio is fixed so the consideration received by SEQUUS stockholders would decline if the price of ALZA stock goes down.

The exchange ratio is fixed at 0.40 of a share of ALZA common stock for each SEQUUS share and will not be adjusted in the event of changes in the prices of either the ALZA common stock or the SEQUUS common stock. If the market price of the ALZA common stock decreases, the value of the consideration to be received by the SEQUUS stockholders would also decrease. Neither company may terminate the merger agreement or elect not to complete the merger solely because of changes in their stock prices.

The price of ALZA common stock on the date of the merger may be different from its price on the date of the merger agreement, the date of this proxy statement/prospectus or the date of the special meeting. See "--Volatility of Stock Prices" below. Because the merger may occur on a date later than the special meeting, the price of ALZA common stock on the date of the special meeting may not be indicative of its price on the date of the merger. You are urged to obtain current market quotations for ALZA common stock. See "The Merger Agreement and the Related Agreements--Conversion of Shares" and "-- Conditions to the Merger."

Integration of the two businesses may be difficult to achieve, which may adversely affect operations.

ALZA and SEQUUS have different technologies, products and business operations that have operated independently. The combination of these two businesses after the merger may be difficult. If we fail to integrate the businesses successfully the operating results of the combined company could be adversely affected and the combined company may not achieve the benefits or operating efficiencies that we hope to obtain from the merger. The uncertainties of whether SEQUUS and ALZA employees will remain with SEQUUS, ALZA and/or the combined company after announcement of the merger and during the integration process may affect business operations of each company. It may not be possible to retain enough key employees of SEQUUS for SEQUUS or the combined company to operate its business effectively during the period prior to or after the merger. We do not know whether the products, systems and personnel of the two companies will be fully compatible. The lengthy development period for pharmaceutical products requires that we make decisions far in advance, and it may be difficult for the combined company to change certain existing development programs or to adjust resources to achieve the desired results of the combination.

The costs of completing the merger are substantial, and may affect our results of operations.

Completion of the merger will result in total pre-tax costs estimated at between $20 and $30 million, primarily relating to costs associated with combining the businesses of the two companies and the fees of financial advisors, attorneys, consultants and accountants. Although we do not believe that the merger costs will exceed our estimate, our estimate may not be correct and unanticipated events could occur that will substantially increase the costs of combining the two companies. In any event, costs associated with the merger are likely to negatively affect ALZA's results of operations in the quarter in which the merger is completed.

The price of ALZA stock fluctuates and may decline in the future.

The market price of ALZA's common stock is volatile and may decline. A decline in the market price of ALZA common stock would reduce the value of the consideration to be received by the SEQUUS stockholders in the merger. The market price of ALZA's common stock fluctuates significantly in response to variations in quarterly operating results, announcements of new commercial products by ALZA or its competitors, regulatory developments in both the United States and foreign countries, developments or disputes concerning patent or proprietary rights, health care reform and regulation, and economic and other external factors. See "Summary--Market Price Information."

II. Risks Related to Operations

The following risks relate to the ongoing business and operations of ALZA, SEQUUS and, if the merger is completed, the resulting combined company.

ALZA's expanded sales organization may not be successful.

ALZA significantly expanded its sales organization during 1998, and the profitability of its operations will depend on its ability to use this expanded sales force effectively. ALZA's expanded sales organization may not succeed in increasing ALZA's revenues or profits.

Many of ALZA's and SEQUUS' products are new and may not be successful.

Many of the products sold by ALZA and SEQUUS have been introduced only during the last few years. Several are relatively new products that had no established market when they were introduced. Others are used for the treatment of conditions that doctors may under-diagnose or not completely understand. It may be difficult for the combined company to achieve adequate market acceptance and sales levels for these new products.

The merger may restrict or delay successful promotion and sale of ALZA and SEQUUS products.

Following the merger, the combined company will commercialize its products through a combined marketing and sales organization. Training and organizing the combined organization, including training the sales force on issues relating to new products, will be costly and may result in delays in achieving the sales levels that we hope to achieve through the merger. In addition, ALZA and SEQUUS each face similar marketing risks, including those set forth below, and combining the marketing and sales organizations may increase these risks:

 . Most or all of the products which SEQUUS and ALZA sell face direct competition from other products used for the same purpose.

 . Government regulations limit the approved uses for ALZA and SEQUUS products, and restrict ALZA and SEQUUS from promoting their products for unapproved uses even though, with respect to certain products, scientific information has been published supporting other uses that are not yet approved.

 . Some ALZA and SEQUUS products may not be paid for fully by government agencies or managed care organizations, in particular for uses (such as experimental cancer therapies using SEQUUS' Doxil product or ALZA's Ethyol product) which are not yet widely accepted in the medical community.

 . The complex manufacturing processes required for many of the products of SEQUUS and ALZA, can cause interruptions in supply, which in turn can have a significant negative effect on marketing efforts.

Product development efforts may not yield successful products.

ALZA's and SEQUUS' future business success will depend on their ability to successfully develop and obtain regulatory approval to market new pharmaceutical products. Development of a product requires substantial technical, financial and human resources even if the product is not successfully completed. The combination of ALZA and SEQUUS research and development organizations may result in greater competition for resources and elimination of development programs that might otherwise be successfully completed. Due to uncertainties that are part of the development process, many of the products that we try to develop will not be completed. We may not choose product candidates that will be successful, we may not be able to execute development in a timely manner and we may not be able to fully fund development programs necessary to complete development. Delays or unanticipated increases in costs of development at any stage of development, or failure of ALZA and SEQUUS to obtain regulatory approval or market acceptance for their products, could adversely affect the combined company's operating results.

ALZA's and SEQUUS' drug delivery technologies may not be broadly applicable or may require extensive further investment.

The ALZA and SEQUUS drug delivery systems may not perform in the same manner when different drugs are incorporated into them and therefore these drug delivery systems may not prove to be as useful or valuable as originally thought. Substantial funding and other resources may be required to continue the development of drug delivery systems for use with additional drugs.

Special materials must often be manufactured for the first time for use in drug delivery systems, or materials may be used in the systems in a manner different from their customary commercial uses. Materials needed for our drug delivery systems may be difficult to obtain on commercially reasonable terms, particularly when relatively small quantities are required, or if the materials traditionally have not been used in pharmaceutical products. Precision and reproducibility of certain materials are critical to the performance of ALZA and SEQUUS drug delivery systems, so having reliable sources of materials is important.

Results of clinical trials and approval of products are uncertain and we may be delayed in or prohibited from selling our products.

ALZA and SEQUUS may suffer significant setbacks in advanced clinical trials of their products, even after obtaining promising results in earlier trials. In addition, clinical studies may not demonstrate the safety and effectiveness of a product and even successful completion of clinical trials may not result in marketable products.

Before obtaining regulatory approvals for the sale of any of its products, ALZA and SEQUUS must demonstrate through preclinical studies and clinical trials that the product is safe and effective in each intended use. The results from preclinical and early clinical studies do not always accurately predict results in later, large-scale testing.

ALZA and SEQUUS each rely on other companies to conduct certain clinical trials. Those companies may have different interests or priorities than ALZA or SEQUUS, and their design, timing and conduct of clinical trials may not meet the objectives of ALZA or SEQUUS. For example, SEQUUS is relying on Schering-Plough to conduct certain clinical trials for the use of SEQUUS' Doxil(R) product in treatment of solid tumors. ALZA also works with a number of pharmaceutical companies who control or share control of clinical development.

The rate of patient enrollment sometimes delays completion of clinical studies. There is substantial competition to enroll patients in clinical trials for oncology products, and such competition has delayed clinical development of ALZA and SEQUUS products in the past. Delays in planned patient enrollment can result in increased development costs and delays in regulatory approval.

ALZA's and SEQUUS' operations depend on compliance with complex governmental regulations.

The products that ALZA and SEQUUS develop and sell are subject to extensive regulation by the United States Food & Drug Administration ("FDA") and comparable agencies in other countries. These regulations govern a range of activities including clinical testing, market clearance, manufacturing, quality assurance, advertising and record-keeping. Failure to obtain, or delays in obtaining, regulatory clearance to market new products or existing products for new indications, as well as other regulatory actions and recalls, could adversely affect our results of operations.

Applications for marketing clearance must be based on extensive clinical and other testing. Requirements for approval may differ from country to country, and can involve additional testing and additional costs.

Substantial delays can occur in obtaining required clearances from both the FDA and foreign regulatory authorities after applications are filed. Regulatory authorities may not approve a product for the uses that are proposed by us, thereby limiting our ability to market the product. Even after clearances are obtained, further delays may occur before the products become commercially available in countries requiring pricing approvals.

Pharmaceutical pricing and reimbursement pressures may reduce profitability.

As pressures for cost containment increase in the United States health care industry, the prices we can charge for products may be less favorable than in the past. If one or more of our products is not included on approved drug lists or is not reimbursed adequately by government agencies or managed care organizations, our future profitability may be adversely affected.

Government and other third-party payors have increased attempts to contain health care costs by limiting the level of reimbursement for new drugs and sometimes by refusing to provide coverage or reimbursement for uses of the products for which the FDA has not granted marketing clearance. Innovative new products, such as ALZA's Ethyol(R), Elmiron(R), Testoderm(R) TTS or such as SEQUUS' Doxil and Amphotec(R), may not achieve reimbursement and acceptance on approved drug lists (called "formularies") sufficient to result in an appropriate return on the research and development expenses or cost of acquiring the product.

In addition, in many international markets, governments control the prices of prescription pharmaceuticals. In these markets, once marketing approval is received, pricing negotiation can take another 6 to 12 months or longer. We may be forced to lower our prices by competing product sales, and attempts to gain market share or introductory pricing programs, which could adversely affect our business, financial condition and results of operations.

ALZA and SEQUUS depend on relationships with other companies for revenues and access to technologies and failure to maintain these relationships would negatively impact ALZA and SEQUUS.

A significant portion of ALZA's and SEQUUS' net income currently results from royalties, fees and transfer prices paid by other companies selling products incorporating ALZA or SEQUUS technologies. These revenues vary from quarter to quarter as a result of changing levels of product sales by these client companies. Because the client companies make the decisions regarding commercializing these products, ALZA and SEQUUS do not directly control most of the variables that affect these revenues. In addition, these revenues can be adversely affected by competition and pressures for cost containment on client companies.

ALZA and SEQUUS also rely on relationships with client and other companies for access to proprietary technology which they need for product development, including proprietary rights to drugs that may be incorporated into ALZA or SEQUUS drug delivery systems. Since ALZA and SEQUUS are not engaged in developing new chemical entities as drugs, their businesses could be adversely affected if they were unable to continue their access to these proprietary rights.

Uncertainty of supply may affect our ability to produce and sell our products.

A number of ALZA and SEQUUS products are made at only one facility. A shutdown in any of these facilities due to technical, regulatory or other problems, resulting in an interruption in supply of products, could have an adverse impact on ALZA's or SEQUUS' financial results.

The manufacturing process for pharmaceutical products is highly regulated, and regulators may shut down manufacturing facilities that they believe do not comply with regulations. The FDA's current Good Manufacturing Practices are extensive regulations governing manufacturing processes, stability testing, record-keeping and quality standards. Similar, but not identical, regulations are in effect in other countries.

SEQUUS' internal manufacturing capabilities are limited to producing products for preclinical development, and it depends on another company to manufacture commercial-scale quantities of Amphotec and Doxil. Only a limited number of contract manufacturers are capable of manufacturing Amphotec and Doxil, and SEQUUS has in the past experienced difficulties with successful manufacture of these products. An alternate manufacturer, would require regulatory approval to manufacture a product, which could take many months to obtain. In the event of any interruption of supply from a contract manufacturer due to regulatory reasons, processing problems, capacity constraints or other causes, alternative manufacturing arrangements may not be available on a timely basis or at an acceptable price, if at all.

An interruption in supply from a supplier of a key material could significantly delay the manufacturing of one or more ALZA or SEQUUS products. Because the suppliers of key components and materials must be named in the New Drug Application ("NDA") filed with the FDA for a product, significant delays can occur if the qualification of a new supplier is required.

Patents and intellectual property may be difficult to obtain or ineffective, allowing other companies to more easily produce products similar to ours.

Patent protection generally has been important in the pharmaceutical industry. We believe that our current patents, and patents that may be obtained in the future, are important to current operations and will be important in the future. Our existing patents may not cover future products, additional patents may not be issued to us, and current patents or patents issued to us in the future may not provide meaningful protection or prove to be of commercial benefit. If patent protection is not available, ALZA may face greater competition or pricing pressures than expected.

In the United States, patents are granted for specified periods of time. Some of ALZA's earlier patents covering various aspects of certain oral and transdermal dosage forms have expired, or will expire, over the next several years. In 2003, certain ALZA patents are due to expire that relate to its OROS(R) systems and the Procardia(R) XL (nifedipine) product (which uses the OROS delivery system).

ALZA commercializes several products it has acquired or in-licensed from other companies. The extent to which those products are protected by patent rights varies significantly from product to product. Some products, such as Ditropan(R) and Mycelex(R) Troche have been sold for many years and are not covered by patents. Other products may obtain patent protection only for certain formulations or uses of the product. Additional patents relating to these products may or may not be issued, or if issued, may not provide significant proprietary protection for these products.

Other companies may successfully challenge our patents in the future. In some cases, other companies have initiated reexamination by the United States Patent and Trademark Office of patents issued to ALZA, and have opposed ALZA and SEQUUS patents in other jurisdictions. Others have also challenged the validity or enforceability of ALZA patents in litigation. If any challenge is successful, other companies may then be able to use the invention covered by the patent without payment.

Other companies may try to obtain patents relating to technologies or products similar to ours. This competitive patent activity may result in adversarial proceedings such as patent interferences and oppositions, which may result in third parties obtaining patent positions superior to ours. If other companies are able to obtain patents that cover any of our technologies or products we may be subject to liability for damages and our activities could be blocked by legal action, unless we can obtain licenses to those patents.

In addition, ALZA and SEQUUS utilize significant unpatented proprietary technology and rely on unpatented trade secrets and proprietary know-how to protect certain aspects of our production and other technologies. Other companies may develop similar technology to compete with ALZA and/or SEQUUS.

ALZA and SEQUUS face intense competition from other companies whose products may gain greater market acceptance than ours.

Most or all of the products commercialized by ALZA and SEQUUS will face competition from different chemical or other agents intended for treatment of the same diseases. In addition, our current and future products are likely to face competition both from traditional forms of drug delivery and from advanced delivery systems being developed by others. A large number of companies are developing drug delivery technologies. Competitors could include any of the pharmaceutical companies in the world, including companies for which ALZA has developed products. Many of these pharmaceutical companies have greater financial resources, technical staff and manufacturing and marketing capabilities than we do. To the extent that we develop or market products incorporating drugs that are not covered by patents, or products that are being developed by multiple companies, we are likely to face competition from other companies developing and marketing similar products.

Other pharmaceutical companies are aggressively seeking to obtain new products by licensing technology from other companies. We will be competing to license or acquire technology with companies with far greater financial and other resources than ours.

Generic pharmaceutical manufacturers will increase competition for certain products. Generic competitors generally are able to obtain regulatory approval for drugs no longer covered by patents without investing in costly and time-consuming clinical trials, and need only demonstrate that their product is equivalent to the drug they wish to copy. Because of their substantially reduced development costs, generic companies are often able to charge much lower prices for their products than the originator of a new product. Several generic companies have filed for approval to market generic versions of the ALZA-developed Procardia XL product. The introduction of generic competition could significantly reduce ALZA's royalties from this product. A number of ALZA and SEQUUS products incorporate chemical entities that are not covered by patents. These products may be subject to competition from generic drugs.

Product liability claims may increase costs and decrease profits.

Testing, manufacturing, marketing and use of ALZA's and SEQUUS' pharmaceutical products involve substantial risk of product liability claims. In the past, product liability exposure has been modest and ALZA has been indemnified by client companies who market products developed by ALZA. However, due to the expansion of ALZA's marketing and sales activities and increased sales of products marketed directly by ALZA, the exposure to product liability claims may increase significantly. Although we maintain product liability insurance, a single product liability claim could exceed our coverage limits, and multiple claims are possible. If that happens, the insurance coverage we have may not be adequate, and in the future such insurance may not be renewed at an acceptable cost or at all. Our business, financial condition and results of operations could be materially and adversely affected by one or more successful product liability claims.

                              The Special Meeting

SEQUUS will hold the special meeting on March 16, 1999, at 10:00 a.m., local time, at its corporate offices at 960 Hamilton Court, Menlo Park, California. This proxy statement/prospectus is being used to solicit proxies from the stockholders of SEQUUS by the board of directors of SEQUUS for use at the special meeting.

This proxy statement/prospectus and the accompanying forms of proxies are first being mailed to SEQUUS stockholders on or about February 12, 1999.

Matters to Be Considered at the Special Meeting; Recommendation of the SEQUUS Board

At the special meeting, holders of SEQUUS common stock as of the record date (which is January 19, 1999) will consider and vote upon the approval and adoption of the merger agreement providing for the merger. As a result of the merger, each outstanding share of SEQUUS common stock would be converted into the right to receive 0.40 of a share of ALZA common stock and SEQUUS would become a wholly-owned subsidiary of ALZA.

The SEQUUS Board has unanimously approved the merger agreement and recommended a vote FOR approval and adoption of the merger agreement by the SEQUUS stockholders.

Record Date and Quorum

The SEQUUS Board has fixed January 19, 1999 as the record date for the determination of the SEQUUS stockholders entitled to notice of and to vote at the special meeting. Accordingly, only holders of record of shares of SEQUUS common stock on the record date will be entitled to notice of and to vote at the special meeting. As of the record date there were 32,627,715 shares of SEQUUS common stock outstanding and entitled to vote and held by 332 holders of record. Each holder of record of SEQUUS common stock on the record date is entitled to cast one vote per share, either in person or by properly executed proxy, on each proposal properly submitted for the vote of the SEQUUS stockholders at the special meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of SEQUUS common stock entitled to vote is necessary to constitute a quorum at the special meeting.

Required Vote

The approval and adoption by SEQUUS stockholders of the merger agreement will require the affirmative vote of the holders of a majority of the outstanding shares of SEQUUS common stock entitled to vote on the merger. A failure to vote or an abstention or a broker non-vote will have the same legal effect as a vote by a SEQUUS stockholder against the approval and adoption of the merger agreement and against the approval of the merger.

Each SEQUUS director, in his or her capacity as a stockholder, has agreed at the time of the special meeting to vote or direct the vote of all shares of SEQUUS common stock over which he or she has voting control FOR approval and adoption of the merger agreement pursuant to the terms of voting agreements entered into between ALZA and each director at the time of the execution of the merger agreement. Directors of SEQUUS beneficially own approximately 3% of the shares of SEQUUS common stock outstanding as of the record date. See "The Merger Agreement and the Related Agreements--The Voting Agreements."

As of the date of this proxy statement/prospectus, neither ALZA nor any of its subsidiaries owned any shares of SEQUUS common stock.

Proxies

This proxy statement/prospectus is being furnished to SEQUUS stockholders in connection with the solicitation of proxies from the SEQUUS stockholders for use at the special meeting.

All shares of SEQUUS common stock that are entitled to vote and represented at the special meeting by properly executed proxies received prior to or at the special meeting, and not revoked, will be voted at the special meeting in accordance with the instructions indicated on the proxies. If no instructions are indicated, the proxies will be voted FOR approval of the merger and approval and adoption of the merger agreement.

If any other matters are properly presented at the special meeting for consideration, including consideration of a motion to adjourn the special meeting to another time and/or place (including for the purpose of soliciting additional proxies), unless the stockholder otherwise indicates, the persons named on the enclosed form of proxy will have the discretion to vote on such matters in accordance with his or her best judgment.

A proxy may be revoked by the person who gave it at any time before it is voted. Proxies may be revoked by:

  . filing with the Corporate Secretary of SEQUUS, at or before the taking of the vote at the special meeting, a written notice of revocation bearing a later date than the proxy;

  . executing a later-dated proxy relating to the same shares and delivering it to the Corporate Secretary of SEQUUS before the taking of the vote at the special meeting; or

  . attending the special meeting and voting in person (although attendance at the special meeting will not in and of itself constitute a revocation of the proxy).

Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Sally A. Davenport, Corporate Secretary, SEQUUS Pharmaceuticals, Inc., 960 Hamilton Court, Menlo Park, California 94025, or hand-delivered to the Corporate Secretary of SEQUUS, at or before the taking of the vote at the special meeting.

Solicitation of Proxies

The entire cost of soliciting the proxies from SEQUUS stockholders will be borne by SEQUUS, except that ALZA and SEQUUS have each agreed to pay one half of the printing and mailing costs associated with this proxy statement/prospectus. See "The Merger Agreement and the Related Agreements-- Fees, Expenses and Termination Fees." SEQUUS will also request banks, brokers and other record holders to send proxies and proxy materials to the beneficial owners of its common stock and secure their voting instructions, if necessary. SEQUUS will reimburse such record holders for their reasonable expenses in so doing. Proxies may also be solicited personally or by telephone or other means of communication by directors, officers and regular employees of SEQUUS without additional compensation therefor.

Independent Auditors

One or more representatives of Ernst & Young LLP, independent auditors for SEQUUS, are expected to be present at the special meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                 SEQUUS STOCKHOLDERS SHOULD NOT SEND ANY STOCK
                      CERTIFICATES WITH THEIR PROXY CARDS.

                                   The Merger

Background of the Merger

For a number of years, SEQUUS has believed that entering into beneficial alliances with significant partners would be important in supporting and leveraging its marketing and research and development efforts.

Beginning in May 1996, SEQUUS and ALZA had discussions regarding a potential arrangement for the licensing of two SEQUUS products, Amphotec and Doxil, to ALZA. Those discussions involved Dr. Ernest Mario, then Co-Chairman and Chief Executive Officer of ALZA, Dr. I. Craig Henderson, the Chairman and Chief Executive Officer of SEQUUS, and other senior members of the ALZA and SEQUUS management teams. In the course of these discussions, SEQUUS and ALZA entered into a Confidentiality and Standstill Agreement. These discussions terminated near the end of October 1996 and did not result in any business relationship between the two companies.

In October 1997, Dr. Henderson received a letter from Dr. Mario outlining a proposed arrangement whereby ALZA would acquire from SEQUUS marketing rights to Doxil in the United States and Canada. After due consideration by the SEQUUS Board, this proposal was rejected by SEQUUS.

On August 13, 1998, Dr. Joseph Vallner, the Chief Operating Officer of SEQUUS, received a telephone call from Dr. Mario of ALZA. Dr. Mario proposed a meeting with Dr. Vallner.

On the morning of August 26, 1998, Dr. Vallner and Mr. John Richard, the Executive Vice President for Business Development of SEQUUS, met with Dr. Mario and Mr. Robert Myers, the Vice President of Commercial Development of ALZA. Dr. Mario and Mr. Myers informed Dr. Vallner and Mr. Richard that ALZA was impressed with the potential of SEQUUS' products, programs and personnel. They also indicated that they believed that a business combination of ALZA and SEQUUS would allow the two companies to take maximum advantage of their complementary programs in oncology and drug delivery, and would provide significant strategic and financial value to the stockholders of both companies.

In a letter to Dr. Henderson dated August 26, 1998, Dr. Mario confirmed the content of the discussions held earlier that day and indicated that ALZA was prepared to enter into serious negotiations regarding a business combination of SEQUUS with ALZA. Following the receipt of that letter, SEQUUS commenced the process of identifying and selecting a financial advisor and special counsel to represent it in the evaluation of ALZA's proposal.

On August 30, 1998, the SEQUUS Board held a telephonic board meeting in which the letter from ALZA was discussed, and authorized SEQUUS management to engage legal and financial advisors to assist in SEQUUS' evaluation of ALZA's proposal. Following that meeting SEQUUS engaged Cooley Godward llp as special counsel.

On August 31, 1998, SEQUUS contacted Credit Suisse First Boston Corporation ("CSFB") and requested that CSFB provide financial advice to SEQUUS regarding ALZA's proposal. CSFB began providing financial advice to SEQUUS regarding the proposal by ALZA, and a formal engagement agreement was entered into between SEQUUS and CSFB on September 11, 1998.

At and prior to the time ALZA submitted its proposal to SEQUUS, SEQUUS had been exploring business opportunities with another major pharmaceutical company involving an investment in SEQUUS. These discussions resulted in a letter of intent between SEQUUS and the other pharmaceutical company and negotiations during the month of August 1998. These negotiations did not result in a definitive agreement between SEQUUS and the other pharmaceutical company prior to the expiration of the letter of intent, and the negotiations were placed on hold by SEQUUS to allow SEQUUS to evaluate the ALZA proposal. SEQUUS and the other pharmaceutical company held subsequent discussions regarding various business opportunities during the month of September 1998. These subsequent discussions did not result in any proposals or potential arrangements that the SEQUUS Board determined would be as advantageous to SEQUUS and its stockholders as the ALZA proposal.

On September 1, 1998, Dr. Henderson met with Dr. Mario to discuss the proposal contained in Dr. Mario's August 26, 1998 letter. Dr. Henderson informed Dr. Mario that SEQUUS would submit the proposal to the SEQUUS Board for consideration at its next scheduled meeting on September 14 and 15, 1998.

On September 14 and 15, 1998, the SEQUUS Board held a regularly scheduled SEQUUS Board meeting. At this meeting, the SEQUUS Board discussed the ALZA proposal and asked SEQUUS management to pursue clarification and improvement of certain aspects of ALZA's proposal. Advisors from Cooley Godward, CSFB and Ernst & Young llp, SEQUUS' independent auditors, were present during discussions of the ALZA proposal and participated in the discussions.

SEQUUS management subsequently received a revised proposal from ALZA and reviewed such proposal with the SEQUUS Board during a telephonic meeting of the SEQUUS Board held on September 16, 1998. Based upon the revised proposal, the SEQUUS Board authorized management to proceed with discussions regarding such proposal and commence negotiation of a definitive agreement with ALZA.

On September 17, 1998, SEQUUS and ALZA entered into confidentiality agreements with each other and on September 17 and 18, 1998, SEQUUS management made presentations regarding its business to senior members of ALZA management as well as financial and legal advisors of ALZA.

On September 22, 1998, ALZA management made presentations regarding its business to senior members of SEQUUS management as well as financial and legal advisors of SEQUUS.

Throughout the remainder of September, ALZA and SEQUUS completed their reviews regarding each other's business, while the two companies continued the negotiation of a definitive agreement with the assistance of their legal and financial advisors. On September 26 and October 1, 1998, the SEQUUS Board held telephonic meetings during which the status of the negotiations between SEQUUS and ALZA was discussed.

On October 2 and 3, 1998, senior management of SEQUUS and ALZA and their respective financial and legal advisors held meetings to negotiate and finalize the terms of the proposed definitive merger agreement.

At a meeting held on October 4, 1998, CSFB, Cooley Godward and Ernst & Young gave presentations to the SEQUUS Board. After a review and discussion of the terms of the proposed merger agreement, and discussions regarding the financial and other effects the proposed merger would have on SEQUUS stockholders, the SEQUUS Board unanimously approved the merger and authorized the officers of SEQUUS to finalize and execute the merger agreement.

The definitive merger agreement was executed on behalf of ALZA, SEQUUS and Merger Sub on October 4, 1998.

SEQUUS' Reasons for the Merger

The SEQUUS Board has approved the merger agreement, believes that the merger is fair to and in the best interests of SEQUUS and its stockholders, and unanimously recommends the approval and adoption of the merger agreement by the SEQUUS stockholders at the special meeting.

In the course of reaching its decision to approve the merger agreement, the SEQUUS Board considered and reviewed with SEQUUS management a number of factors relevant to the merger, including the strategic overview and prospects of SEQUUS, its products and its finances. The SEQUUS Board also considered, among other matters:

 . the SEQUUS Board's view that the merger should result in a combined biopharmaceutical and drug development company with:

 -- substantially greater resources than SEQUUS as a stand-alone company, -- a more diversified product base than that of SEQUUS as a stand-alone company and
 -- an enhanced development pipeline, enhanced sales performance, an expanded distribution network and manufacturing capability, and a broader international presence;

 . the SEQUUS Board's view that ALZA's greater financial resources will allow it to supply appropriate levels of capital and other resources to pursue research and development programs in oncology using SEQUUS technology;

 . the SEQUUS Board's view that ALZA's strengths in the testing, registration and manufacture of pharmaceutical products and drug delivery technologies will complement SEQUUS' own strengths in the research and development of oncological pharmaceuticals, allowing the combined company to more efficiently bring products to market;

 . the SEQUUS Board's view that the merger will combine SEQUUS' primary product area with a key therapeutic focus of ALZA;

 . the SEQUUS Board's view that the merger will enable the companies to combine their respective research and development programs and should thereby enable the companies to achieve greater diversification and operating synergies;

 . the SEQUUS Board's view that the combination of SEQUUS' STEALTH(TM) liposome technology with ALZA's existing drug delivery platforms (including OROS(R), D-TRANS(TM), E-TRANS(TM) and DUROS(TM)) should significantly enhance the combined companies' overall drug delivery capabilities;

 . the status of SEQUUS' current research collaborations and other commercial relationships;

 . the SEQUUS Board's assessment of SEQUUS' strategic alternatives to the merger, including remaining an independent company, licensing or otherwise transferring its rights to future discoveries, and merging or consolidating with a party other than ALZA or acquiring other companies;

 . information regarding historical market prices and other information with respect to the SEQUUS common stock and ALZA common stock, and the financial performance and condition, assets, liabilities, business operations, and prospects of each of SEQUUS and ALZA and their projected future values and prospects as separate entities and on a combined basis;

 . the presentation delivered by CSFB to the SEQUUS Board and the written opinion of CSFB addressed to the SEQUUS Board to the effect that as of the date of the opinion and based on and subject to the matters set forth in the opinion, the exchange ratio was fair, from a financial point of view, to the SEQUUS stockholders;

 . the consideration to be received by SEQUUS stockholders in the merger and the fact that the market value of the ALZA common stock to be issued in exchange for each share of SEQUUS common stock represented a significant premium over the recent price range of the SEQUUS common stock (the merger consideration represented a premium of approximately 66.0%, 92.3% and 58.7% over the average price of the SEQUUS common stock for the ten-day, one-month and one-year period, respectively, ending October 1, 1998);

 . the compatibility of management of the two companies;

 . a comparison of selected recent acquisition and merger transactions in the industry as well as trading performance for comparable companies in the industry;

 . the belief that the terms of the merger agreement, including the parties' mutual representations, warranties and covenants, are reasonable and the fact that the merger agreement did not contain any extraordinary conditions to ALZA's obligations to consummate the merger;

 . the ability of the SEQUUS Board to enter into discussions with a person or entity in response to an unsolicited proposal to purchase SEQUUS which, among other things, the SEQUUS Board determines in good faith, after consultation with its outside legal counsel, that failure to participate in discussions with that person or entity would violate the SEQUUS Board's fiduciary duties;

 . the expected tax and accounting treatment of the merger; and

 . reports from management, financial advisors and legal advisors as to the results of their investigation of ALZA.

The SEQUUS Board also considered a number of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

 . the loss of control over the future operations of SEQUUS following the merger;

 . the risk that the benefits sought to be achieved in the merger will not be achieved;

 . risks associated with product development and approval, including ALZA's pending application for approval of Ditropan XL;

 . the fixed nature of the exchange ratio and the resulting risk that, should there be a decrease in the market value of ALZA common stock, the value of the consideration to be received by SEQUUS stockholders would be reduced; and

 . the other risks described above under "Risk Factors."

The SEQUUS Board discussed with management the prospects for combinations with companies other than ALZA, the possibility that the benefits described above or other benefits could be achieved through any other combinations and the risks and benefits of a stand-alone strategy.

This discussion of information and factors considered by the SEQUUS Board is not intended to be exhaustive but is believed to include all material factors considered by the SEQUUS Board. In view of the wide variety of factors considered by the SEQUUS Board, the SEQUUS Board did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. However, after taking into account all of the factors set forth above, the SEQUUS Board unanimously agreed that the merger agreement and the consummation of the merger were fair to, and in the best interests of, SEQUUS and its stockholders and that SEQUUS should enter into the merger agreement.

Opinion of SEQUUS' Financial Advisor

SEQUUS retained CSFB to act as its financial advisor in connection with the merger based upon CSFB's experience, expertise and knowledge of SEQUUS from prior interactions. CSFB delivered to the SEQUUS Board its written opinion, dated October 4, 1998, that, based upon and subject to the factors and assumptions set forth in the fairness opinion, as of the date of the opinion, the exchange ratio was fair from a financial point of view to the holders of SEQUUS common stock. SEQUUS determined the exchange ratio following arm's-length negotiations with ALZA and determined that the exchange ratio was fair and in the best interest of its stockholders. These determinations were based on many factors, including those discussed under the heading "SEQUUS' Reasons for the Merger" and including the opinion of CSFB that the exchange ratio was fair to the stockholders from a financial point of view.

The summary of the CSFB opinion described in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the CSFB opinion. The opinion explains the procedures followed, assumptions and qualifications made, matters considered and limitations on the review undertaken by CSFB. The full text of the CSFB opinion, which has been used in this proxy statement/prospectus with the consent of CSFB, is attached as Annex C to this proxy statement/prospectus and is incorporated in this summary by reference. Stockholders of SEQUUS are urged to read the CSFB opinion carefully and in its entirety. The CSFB opinion was provided to the SEQUUS Board for its information in connection with its consideration of the merger and is not a recommendation to any stockholder as to how the stockholder should vote on the proposed merger.

In preparing the CSFB opinion, CSFB performed a variety of financial and comparative analyses, including those described below. The following summary of CSFB's analyses is not a complete description of the analyses underlying the CSFB opinion or the presentation made by CSFB to the SEQUUS Board. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances, and, therefore, it is inherently difficult to partially analyze or summarily describe the fairness opinion. In arriving at its opinion, CSFB did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments about the significance and relevance of each analysis and factor. Accordingly, CSFB believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.

In performing its analyses, CSFB made numerous assumptions with respect to SEQUUS, ALZA, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of SEQUUS or ALZA. No company, transaction or business used in those analyses as a comparison is identical to SEQUUS, ALZA or the proposed merger, nor is an evaluation of the results of the analyses entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed. Any estimates contained in the analyses performed by CSFB do not necessarily indicate actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Additionally, estimates of the value of businesses or securities are not appraisals and do not reflect the prices at which those businesses or securities might actually be sold. Accordingly, the analyses and estimates described above are inherently subject to substantial uncertainty. In addition, the CSFB opinion and CSFB's presentation to the SEQUUS Board were among several factors taken into consideration by the SEQUUS Board in making its determination to approve the merger. Consequently, the CSFB analyses described below should not be viewed as, and were not, determinative of the opinion of the SEQUUS Board or SEQUUS management with respect to the exchange ratio or the proposed merger.

In arriving at its opinion, CSFB reviewed certain publicly available business and financial information relating to SEQUUS and ALZA, as well as a draft of the merger agreement. CSFB also reviewed certain other information, including financial forecasts, provided to it by SEQUUS and ALZA, and met with SEQUUS and ALZA management to discuss the business and prospects of SEQUUS and ALZA.

CSFB also considered certain financial and stock market data of SEQUUS and ALZA, and compared that data with similar data for other publicly-held companies in businesses similar to SEQUUS and ALZA and considered the financial terms of certain other business combinations and other transactions which have recently been effected. CSFB also considered other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant.

In connection with its review, CSFB did not assume any responsibility for independent verification of any of the information described above and relied on it being complete and accurate in all material respects. With respect to the financial forecasts, CSFB assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of SEQUUS and ALZA management as to the future financial performance of the company anticipated to result from the merger. In addition, CSFB was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of SEQUUS or ALZA, nor was it furnished with any evaluations or appraisals. The CSFB opinion is necessarily based on financial, economic, market and other conditions as they existed and could be evaluated on the date the opinion was given. CSFB did not express any opinion as to the actual value of the ALZA common stock when issued to SEQUUS stockholders pursuant to the merger or the prices at which the ALZA common stock will trade subsequent to the merger. CSFB was not requested to, and did not, solicit third-party indications of interest in acquiring all or any part of SEQUUS.

The following is a summary of the analyses performed by CSFB in connection with the preparation of the CSFB Opinion. The summary of the analyses includes information presented in tabular format. In order to fully understand the analyses, the tables should be read together with the text of each summary. Consideration of the tables alone without the full narrative description of the analyses, including the underlying assumptions, would create a misleading or incomplete view of the process underlying, and conclusions represented by, the CSFB opinion.

Comparative Stock Price Performance Analysis. CSFB reviewed the per share daily closing prices of SEQUUS common stock over the twelve-month period ending October 1, 1998 compared with the performance of other drug delivery companies, including NeXstar Pharmaceuticals, Inc. and The Liposome Company, and compared with relevant market indices including the Russell 2000 and the NASDAQ Biotech Index. CSFB reviewed the per share daily closing prices of ALZA common stock over the twelve-month period ending October 1, 1998 compared with the performance of other biopharmaceutical companies including Elan Corporation and compared with relevant market indices including the Russell 2000, the NASDAQ Biotech Index and the S&P 400. CSFB also reviewed the ratios of SEQUUS' to ALZA's per share daily closing stock prices for the twelve-month period ending October 1, 1998, as well as the closing stock prices on October 1, 1998, and computed the premium or discount of the exchange ratio in relation to the prices mentioned above. The following table presents the ratios of the various stock prices of SEQUUS to ALZA over selected periods, and the premium that the exchange ratio represented over those ratios.

                                                           Ratio of     Exchange
   Period Ending                                          SEQUUS to      Ratio
   October 1, 1998                                     ALZA Stock Price Premium
   ---------------                                     ---------------- --------
    10 day............................................      0.241         66.0%
    1 month...........................................      0.208         92.3
    1 year............................................      0.252         58.7

SEQUUS Discounted Cash Flow Analyses. CSFB performed discounted cash flow analyses for fiscal years 1998 to 2007 to estimate the present value of the stand-alone unlevered free cash flows that SEQUUS is expected to generate if SEQUUS performs in accordance with scenarios based on financial forecasts discussed below. For purposes of these analyses, unlevered free cash flows were defined as unlevered net income plus depreciation plus amortization less capital expenditures less investment in working capital.

CSFB performed its analyses based on management projections provided to it by SEQUUS for three separate business scenarios: a SEQUUS base case, a SEQUUS upside case and a SEQUUS downside case. The SEQUUS base case reflects SEQUUS' current business plan, including SEQUUS management forecasts for fiscal years 1998 through 2007. The SEQUUS upside case is similar to the SEQUUS base case, but assumes faster revenue growth for Doxil/Caelyx and SPI-077. The SEQUUS downside case is similar to the SEQUUS base case, but assumes SPI-077 is not approved by the FDA for marketing.

The SEQUUS base case projections were based on several significant assumptions:

  . Strong growth in Doxil/Caelyx was assumed due to increased use of the product in treating solid tumors (e.g., ovarian and breast cancer).

  . SPI-077 was assumed to be introduced in 2001.

  . Amphotec/Amphocil sales growth was assumed to be modest.

  . Minimal sales of radiosensitizers were assumed.

  . Terminal value multiples of unlevered net income and EBITDA of 18x to 24x and 8x to 14x, respectively, were assumed. This range is based on multiples of more mature biotech companies that currently trade at those multiples. CSFB also took into account the relative growth rate of SEQUUS relative to that group.

In computing the terminal value using perpetuity growth rates, CSFB used a range of growth rates from 6.0% to 12.0%.

The SEQUUS upside case is similar to the SEQUUS base case except that the model assumes stronger sales growth for Doxil/Caelyx and SPI-077. Terminal value multiples of unlevered net income and EBITDA are the same as those used in the SEQUUS base case. In computing the terminal value using perpetuity growth rates, CSFB used a slightly higher range of growth rates from 8.0% to 14.0% to reflect higher overall growth assumptions.

The SEQUUS downside case assumes exactly the same sales for all products as the SEQUUS base case, except that this case assumes SPI-077 is not approved by the FDA and is not brought to market over the projection period. CSFB assumed lower terminal value multiples of unlevered net income of 10x to 16x and lower terminal value multiples of EBITDA of 6x to 12x. This reflects the lower overall growth of SEQUUS without SPI-077. Lower perpetuity growth rates were used under this case, ranging from (3.0)% to 3.0%.

For all of the cases, the unlevered free cash flow streams were discounted using an increasing discount rate beginning at 12.0% in 1998 and increasing by 1.0% per year through 2007. An increasing discount rate was used to reflect the increasing uncertainty of cash flows beyond the next year. CSFB uses this technique in valuing the cash flows from biotech companies. Terminal values were discounted at rates ranging from 17.5% to 32.5%. The following table presents the implied equity values per diluted share for SEQUUS based on the SEQUUS discounted cash flow analyses.

                                                                  Implied SEQUUS
                                                                   Equity Value
                                                                       Per
                                                                  Diluted Share
                                                                  --------------
   SEQUUS Downside Case..........................................  $ 5.14- 6.52
   SEQUUS Base Case..............................................   14.06-18.18
   SEQUUS Upside Case............................................   19.55-22.29

CSFB also separately valued the potential synergies resulting from the merger. Projections were made for two separate scenarios, a conservative synergies case and an aggressive synergies case. For the conservative synergies case, CSFB assumed that, after the merger:

  . SEQUUS' expenses which are not directly attributable to a specific product (unallocated expenses) would be decreased by 80%;

  . sales and marketing expenses would be decreased by 25%; and

  . and research and development expenses would be decreased by 15%.

For the aggressive synergies case, CSFB assumed that, after the merger:

  . SEQUUS' unallocated expenses would be decreased by 80%;

  . sales and marketing expenses would be decreased by 50%; and

  . research and development expenses would be decreased by 15%.

The unlevered free cash flow streams were then discounted using an increasing discount rate beginning at 8.0% in 1998 and increasing 0.5% per year through 2007. Terminal values were discounted at rates ranging from 13.0% to 15.0%. The following table presents the implied equity values of the synergies per diluted share of SEQUUS common stock based on the discounted cash flow analyses of potential synergies resulting from the merger.

                                                         Implied Equity Value of
                                                          Synergies Per Diluted
                                                              SEQUUS Share
                                                         -----------------------
   Conservative Synergies Case..........................      $10.29-13.03
   Aggressive Synergies Case............................       13.72-16.46

ALZA Discounted Cash Flow Analyses. CSFB performed discounted cash flow analyses for fiscal years 1998 to 2004 to estimate the present value of the stand-alone unlevered free cash flows that ALZA is expected to generate if ALZA performs in accordance with scenarios based on specific financial forecasts. CSFB performed a valuation of ALZA because holders of SEQUUS common stock will be receiving ALZA common stock in the merger. For purposes of this analysis, unlevered free cash flows were defined as unlevered net income plus depreciation plus amortization less capital expenditures less investment in working capital.

CSFB performed its analyses based on publicly available research and CSFB's due diligence review with ALZA management for two separate business scenarios: an ALZA base case and an ALZA conservative case.

The ALZA base case was based on averages of publicly available equity research estimates, which assumed strong growth in Ditropan XL and other key products such as DUROS(R) leuprolide and OROS(R) methylphenidate, and the review with ALZA management. CSFB used terminal value multiples of unlevered net income of 18x to 24x and terminal value multiples of EBITDA of 8x to 14x, which is in line with the multiples of other mature biopharmaceutical companies. In computing the terminal value using perpetuity growth rates, CSFB used growth rates ranging from 4.0% to 7.0%, reflecting the slightly lower growth rate of ALZA relative to SEQUUS.

The assumptions underlying the ALZA conservative case are identical to those underlying the ALZA base case with the exception that CSFB assumed Ditropan XL would not receive FDA approval and therefore no sales from this product are included in the projections. The ALZA conservative case served as a sensitivity case for the ALZA base case.

For both of the models, the unlevered free cash flow streams were then discounted using an increasing discount rate beginning at 10.0% in 1998 and increasing 0.5% per year through 2004. As with the discount rate used in the SEQUUS analysis, an increasing discount rate was used to reflect the increasing uncertainty of cash flows beyond the next year. Terminal values were discounted at rates ranging from 15.0% to 18.0%. The following table presents the implied equity values per diluted share for ALZA based on the ALZA discounted cash flow analyses.

                                                                   Implied ALZA
                                                                   Equity Value
                                                                   Per Diluted
                                                                      Share
                                                                   ------------
     ALZA Base Case............................................... $38.12-49.00
     ALZA Conservative Case.......................................  32.82-39.29

To provide a further test of the ALZA conservative case as a sensitivity case, CSFB also estimated the stock price of ALZA without Ditropan XL approval using a price to earnings to growth analysis. Assuming a drop in ALZA's long-term growth rate from 23.0% to 18.8% and a constant ratio of price to earnings to growth, and using the ALZA conservative case earnings per share amounts for 1999 and 2000, CSFB calculated a range of equity values equivalent to the low end of the value range for the ALZA conservative case.

SEQUUS Comparable Companies Analysis. Using publicly available information, CSFB compared selected financial, operating and stock market data for SEQUUS to corresponding data of comparable drug delivery companies, including:

      . NeXstar Pharmaceuticals, Inc.             . ANDRX Corporation
      . The Liposome Company                      . Alkermes, Inc.
      . Elan Corporation                          . Biovail Corporation
      . Fuisz Technologies Ltd.

CSFB noted that its discounted cash flow analysis was a more appropriate valuation technique for SEQUUS than the comparable companies analysis because it is difficult to assign multiples to SEQUUS since it is not yet profitable. CSFB noted that SEQUUS' revenue multiple is the only meaningful multiple for a comparable analysis but revenue multiples are a poor proxy for valuation purposes, because most companies trade off earnings (when they generate earnings). The following table presents the valuation range for SEQUUS common stock based on the SEQUUS comparable companies analysis.

                                                                 Valuation Range
                                                                  Per Share of
                                                                  SEQUUS Common
                                                                      Stock
                                                                 ---------------
     Comparable Companies Analysis..............................   $7.20-9.26

ALZA Comparable Companies Analysis. Using publicly available information, CSFB compared selected financial, operating and stock market data for ALZA to corresponding data of the same comparable companies. CSFB focused its analysis on Elan Corporation, the company that CSFB identified as most comparable to ALZA. ALZA currently trades in line with Elan Corporation based on both a price to earnings multiple and a price to earnings to growth rate basis. CSFB arrived at a valuation range of $38.21 to $49.00 per share of ALZA common stock based on the comparable companies analysis. The following table presents the valuation range for ALZA common stock based on the ALZA comparable companies analysis.

                                                                 Valuation Range
                                                                  Per Share of
                                                                      ALZA
                                                                  Common Stock
                                                                 ---------------
     Comparable Companies Analysis..............................  $38.21-49.00

Comparable Acquisitions Analysis. CSFB reviewed all relevant transactions in the drug delivery/biotech industry during 1996 and 1997 and through September of 1998 to determine the relative prices paid in comparable transactions. Because many of the companies acquired in this industry were not profitable, CSFB was unable to ascertain exact acquisition multiples, but multiples were determined within a reasonable range for the limited data CSFB could obtain from the transactions. More information was available with respect to acquisition premiums paid over the target's stock price one day, seven days and one month prior to the announcement of a transaction. The following table presents the mean premium for the comparable transactions compared with the premium that would be paid in this merger.

                                                           Mean Premium
                                                            Paid Over
       Period Prior                                       Target's Stock
         to the                                              Price--     Premium
     Announcement of                                        Comparable   in This
      the Transaction                                      Transactions  Merger
     ----------------                                     -------------- -------
      1 day..............................................      31.0%      56.1%
      7 days.............................................      34.5       71.0
      1 month............................................      56.1       95.2

Merger Consequences Analysis. CSFB analyzed the merger consequences based on four scenarios and the following key assumptions:

  . pooling-of-interests accounting treatment for the merger;

  . full utilization of SEQUUS' NOL's to the extent SEQUUS generates earnings in future periods;

  . transaction expenses of $25 million expensed in 1998;

  . refinancing of SEQUUS' $5.0 million of debt while all of ALZA's debt remains outstanding;

  . use of the ALZA base case assumptions; and

  . consummation of the merger on December 31, 1998.

CSFB determined that without synergies and using the SEQUUS base case assumptions, the exchange ratio of 0.40 of a share of ALZA common stock for each share of SEQUUS common stock would result in a transaction that is dilutive to ALZA's diluted 1999 and 2000 earnings, but accretive to 2001 and 2002 earnings.

CSFB determined that, assuming the conservative synergies case and using the SEQUUS base case assumptions, the merger would be accretive to diluted earnings per share for the years 1999 through 2002.

CSFB determined that, assuming the aggressive synergies case and using the SEQUUS base case assumptions, the merger would be accretive to diluted earnings per share for the years 1999 through 2002.

CSFB determined that, assuming the conservative synergies case and using the SEQUUS downside case assumptions, the merger would be accretive to diluted earnings per share for the years 1999 through 2002.

In an engagement letter dated August 26, 1998, between CSFB and SEQUUS, SEQUUS agreed to pay CSFB, upon the consummation of the merger, a transaction fee equal to 0.9% of the amount of total consideration paid up to $500 million plus 1.5% of the amount of total consideration paid in excess of $500 million. For delivery of its fairness opinion on October 4, 1998, CSFB is entitled to receive a fee of $400,000, which became payable upon delivery of its opinion, regardless of the conclusions reached in its opinion, with such amount fully credited against any transaction fee discussed above. The fees associated with CSFB's engagement were determined through arm's-length negotiations between SEQUUS and CSFB. In the past, CSFB has performed investment banking services for SEQUUS. CSFB did not receive any significant compensation for such past services.

In the ordinary course of its business, CSFB and its affiliates may actively trade the debt and equity securities of both SEQUUS and ALZA for its and its affiliates' own accounts and for the accounts of customers and, accordingly may at any time hold a long or short position in such securities.

ALZA's Reasons for the Merger

ALZA's Board of Directors approved the merger on October 3, 1998. The ALZA Board approved of the acquisition of SEQUUS, in part, due to its belief that the merger will further ALZA's growth as a research-based pharmaceutical company with leading drug delivery technologies and its belief that the merger would constitute an additional step towards ALZA's strategic goal of establishing a significant presence in the oncology marketplace.

Regulatory Requirements

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the United States Department of Justice and specified waiting period requirements have been satisfied. ALZA and SEQUUS each filed notification and report forms under the Hart-Scott-Rodino Act with the FTC and the Antitrust Division on October 15, 1998 and the required waiting period expired on November 19, 1998. At any time before or after consummation of the merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets or business of ALZA or SEQUUS. At any time before or after the consummation of the merger, and regardless of whether that the Hart-Scott-Rodino Act waiting period has been terminated, any state could take action under its antitrust laws as it deems necessary or desirable in the public interest. That action could include seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets or businesses of ALZA or SEQUUS. Private parties may also seek to take legal action under antitrust laws.

Based on information available to them, ALZA and SEQUUS believe that the merger can be effected in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to the consummation of the merger on antitrust grounds will not be made or that, if such a challenge were made, ALZA and SEQUUS would prevail or would not be required to accept conditions, possibly including certain divestitures, in order to consummate the merger.

Consummation of the merger is conditioned upon the receipt of all material governmental authorizations, consents, orders and approvals, which if not obtained would have a material adverse effect on SEQUUS or ALZA, subject to waiver of such conditions, in accordance with the terms of the merger agreement. Although ALZA and SEQUUS have agreed to use reasonable efforts to secure all those approvals, there can be no assurance regarding the timing of those approvals or that those approvals will, in fact, be obtained.

Interests of Certain Persons in the Merger

Certain members of SEQUUS' management and the SEQUUS Board may be deemed to have interests in the merger that are in addition to their interests as stockholders of SEQUUS generally. The SEQUUS Board was aware of these interests and considered them, among other matters, in approving the merger agreement.

Board of Directors Seat. ALZA has agreed to appoint Dr. I. Craig Henderson (if willing and able to serve) to the ALZA Board as a member of Class III, to serve until the election of Class III directors at the next annual meeting of ALZA's stockholders.

Executive Severance Benefits Agreements. On September 25, 1998, the Special Compensation Committee of the Board of Directors of SEQUUS authorized SEQUUS to enter into Executive Severance Benefits Agreements with thirteen members of SEQUUS management. The names and positions of the thirteen individuals and the level of benefits approved for each individual are set forth below. The form of Executive Severance Benefits Agreement approved by the Special Compensation Committee provides that an executive will receive benefits if the executive's employment is involuntarily terminated without "cause" or if the executive voluntarily terminates his or her employment due to a "constructive termination," in either case within thirteen (13) months following the effective date of a change in control of SEQUUS (such as the merger). The benefits provided under the Executive Severance Benefits Agreements include salary continuation for a given period and payment of an additional amount equal to one-twelfth ( 1/12) of the executive's highest bonus for the three years prior to the change in control multiplied by the number of months for which the executive's salary is continued. In addition, SEQUUS will continue to pay the employer portion of the executive's group health insurance coverage for the executive and his or her eligible dependents for the period during which the executive's salary is continued, up to a maximum of eighteen (18) months. The benefits provided under the Executive Severance Benefits Agreements range in duration from a minimum of six (6) months to a maximum of twenty-four (24) months. In order to receive benefits under an Executive Severance Benefits Agreement, the executive must execute a release of all claims the executive may have against SEQUUS and its successors and assigns.

                                                                  DURATION OF
    NAME                                      POSITION         BENEFITS (MONTHS)
    ----                              ------------------------ -----------------
I. Craig Henderson, M.D.............. Chief Executive Officer          24
Joseph Vallner, Ph.D................. Chief Operating Officer          24
Sally A. Davenport................... Corporate Secretary              24
Anthony H. Huang, Ph.D. ............. Vice President                   24
Francis J. Martin, Ph.D.............. Vice President                   24
John Richard......................... Executive Vice President         12
Michael Ramsay....................... Vice President                   12
Peter K. Working, Ph.D............... Vice President                   12
Edward Jacobs........................ Senior Vice President             6
Kenneth Cunningham, M.D.............. Vice President                    6
Aron Stein, Ph.D..................... Vice President                    6
Anthony Hendrickson.................. Corporate Controller              6
Gregory Ernst........................ Director                          6

Indemnification and Insurance. The merger agreement provides that the certificate of incorporation and bylaws of SEQUUS following the merger shall contain, and provides that ALZA shall cause SEQUUS following the merger to fulfill and honor, provisions with respect to indemnification and exculpation that are substantially identical to those set forth in the certificate of incorporation and bylaws of SEQUUS as of October 4, 1998; and further provides that those provisions will not be repealed or otherwise modified for a period of six years from the consummation of the merger in any manner that would adversely affect the rights thereunder of any person who is or was a director or officer of SEQUUS at any time before the consummation of the merger, or who serves or has in the past served at the request of SEQUUS as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or employee benefit plan or enterprise at any time before the consummation of the merger. In addition, for a period of six years from the consummation of the merger, ALZA has agreed to indemnify and hold harmless those people indemnified by the certificate of incorporation or bylaws of SEQUUS following the merger in connection with claims, actions, suits and proceedings to the extent arising out of or pertaining to the merger. ALZA has also agreed to cause SEQUUS following the merger to maintain in effect for six years after the consummation of the merger a policy of directors' and officers' liability insurance having terms comparable to the terms of the policy in existence at the date of the merger agreement.

Accounting Treatment

The merger is intended to qualify as a pooling of interests for financial reporting purposes in accordance with generally accepted accounting principles. Consummation of the merger is conditioned upon receipt by ALZA and SEQUUS within two days of the closing of the merger of letters from Ernst & Young LLP, ALZA's and SEQUUS' independent auditors, reaffirming the firm's concurrence with ALZA management's and SEQUUS management's conclusions as to the appropriateness of pooling-of-interests accounting for the merger under APB No. 16, if consummated in accordance with the merger agreement.

Material Federal Income Tax Consequences

The following discussion summarizes the material federal income tax considerations generally applicable to SEQUUS stockholders.

The discussion below is based on current law. Changes in the law could affect the federal income tax consequences of the merger to SEQUUS stockholders.

This discussion assumes that SEQUUS stockholders hold their SEQUUS common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code. We have not and will not seek a ruling from the IRS in connection with the merger. This discussion does not address the consequences of the merger under state, local or foreign law, nor does the discussion address all aspects of federal income taxation that may be important to a SEQUUS stockholder in light of his or her particular circumstances or tax issues that may be significant to SEQUUS stockholders subject to special rules, such as:

    . financial institutions,

    . insurance companies,

    . foreign individuals and entities,

    . tax-exempt entities,

    . dealers in securities,

    . persons who are subject to the alternative minimum tax provisions of the Internal Revenue Code,

    . persons who acquired SEQUUS common stock pursuant to the exercise of an employee option (or otherwise as compensation) or

    . persons who acquired SEQUUS common stock as part of an integrated investment (including a "straddle") composed of SEQUUS common stock and one or more other positions.

Accordingly, SEQUUS stockholders are urged to consult their own tax advisors as to the specific tax consequences of the merger, including the applicable federal, state, local and foreign tax consequences to them of the merger.

Heller Ehrman, counsel to ALZA, and Cooley Godward, counsel to SEQUUS, are of the opinion that the merger will constitute a reorganization pursuant to
Section 368(a) of the Internal Revenue Code. In addition, it is a condition to the obligation of each party to consummate the merger that it receive an opinion of its counsel to the effect that the merger will constitute a reorganization pursuant to Section 368(a) of the Code. These opinions neither bind the IRS or the courts nor preclude the IRS or a court from adopting a contrary position.

In addition, the tax opinions assume and are conditioned upon the following:

  . the truth and accuracy of the statements, covenants, representations and warranties contained in the merger agreement, in the tax representations received from ALZA, Merger Sub and SEQUUS and in all other instruments and documents related to the formation and operation of ALZA, Merger Sub and SEQUUS examined by and relied upon by Heller Ehrman and Cooley Godward in connection with their opinions;

  . that original documents submitted to counsel are authentic, documents submitted to counsel as copies conform to the original documents, and that those documents have been (or will be by the Effective Time) duly and validly executed and delivered;

  . that all covenants contained in the merger agreement and the tax representations received from ALZA, Merger Sub and SEQUUS are performed without waiver or breach of any material provision; and

  . that any representation or statement made "to the best of knowledge" or similarly qualified is correct without being qualified.

As a reorganization, the merger will have the following federal income tax consequences (subject to the limitations and qualifications referred to in this proxy statement/prospectus):

Exchange of SEQUUS Common Stock for ALZA Common Stock. Except as discussed below, no gain or loss will be recognized for federal income tax purposes by SEQUUS stockholders who exchange their SEQUUS common stock for ALZA common stock pursuant to the merger. Each SEQUUS stockholder's aggregate tax basis in the ALZA common stock he or she receives in the merger will be the same as his or her aggregate tax basis in the SEQUUS common stock surrendered in the merger (reduced by any tax basis allocable to fractional shares exchanged for cash), and the holding period of the ALZA common stock received will include the holding period of the SEQUUS common stock surrendered.

Cash Received Instead of Fractional Shares. The payment of cash to a SEQUUS stockholder instead of a fractional share in ALZA common stock generally should result in the recognition of capital gain or loss measured by the difference between the amount of cash received and the portion of the tax basis of the SEQUUS common stock allocable to that fractional share interest. In the case of an individual, capital gain is generally subject to United States federal income tax at a maximum rate of 20% if such individual has held his or her SEQUUS common stock for more than one year at the time of the merger, and at ordinary income rates (as a short-term capital gain) if the individual has held his or her SEQUUS common stock for one year or less at the time of the consummation of the merger. The deductibility of capital losses may be limited.

Reporting Requirements. Each SEQUUS stockholder that receives ALZA common stock in the merger will be required to file a statement with his or her federal income tax return setting forth his or her basis in the SEQUUS common stock surrendered and the fair market value of the ALZA common stock and cash received in the merger, and to retain permanent records of these facts relating to the merger.

Backup Withholding. Unless an exemption applies under applicable law and regulations, the exchange agent is required to withhold, and will withhold, 31% of any cash payments to a SEQUUS stockholder in the merger unless the stockholder provides the appropriate form as described below. Each SEQUUS stockholder should complete and sign the Substitute Form W-9 included as part of the letter of transmittal to be sent to each SEQUUS stockholder, so as to provide the information, including such stockholder's taxpayer identification number, and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to ALZA and the exchange agent.

The preceding discussion is not meant to be a complete analysis or discussion of all potential tax effects relevant to the merger. Thus, SEQUUS stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including tax return reporting requirements, federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws.

Absence of Appraisal Rights

SEQUUS is incorporated under Delaware law, and the Delaware General Corporation Law governs the availability of appraisal rights with respect to mergers involving SEQUUS. SEQUUS stockholders are not entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger.

                The Merger Agreement and the Related Agreements

This proxy statement/prospectus contains a brief summary of certain provisions of the merger agreement and other agreements entered into in connection with the merger agreement. The summary of the merger agreement is qualified in its entirety by reference to the full text of the merger agreement, which is included as Annex A hereto and which is incorporated herein by reference.

Effective Time; Effect of Merger

The merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be agreed to in writing by ALZA, SEQUUS and Merger Sub and as specified in the Certificate of Merger (the "Effective Time"). The closing of the merger (the "Closing") will occur at the offices of Heller Ehrman on a date to be specified by the parties, which will be no later than the first business day after the satisfaction or waiver of the conditions to the merger or any other date as the parties agree (the "Closing Date"). The Certificate of Merger will be filed on the Closing Date. The Closing and the Effective Time are anticipated to be on or about March 16, 1999.

At the Effective Time (a) Merger Sub shall be merged with and into SEQUUS, (b) the separate corporate existence of Merger Sub shall cease, and (c) SEQUUS shall be the surviving corporation. SEQUUS, as the surviving corporation after the merger, is sometimes referred to in this proxy statement/prospectus as the "Surviving Corporation".

Conversion of Shares

At the Effective Time, by virtue of the merger and without any action on the part of Merger Sub, SEQUUS or the holders of SEQUUS securities, each outstanding share of SEQUUS common stock, together with the associated rights under SEQUUS' Rights Agreement dated as of April 17, 1997, between SEQUUS and ChaseMellon Shareholder Services, L.L.C., will be canceled and converted into
0.40 of a share of ALZA common stock.

The exchange ratio of 0.40 will be adjusted for, or ALZA will make appropriate provisions to reflect the effect of, any stock split, reverse split, stock dividend, extraordinary dividend or distribution, reorganization, recapitalization or other like change with respect to ALZA common stock or SEQUUS common stock occurring or having a record or effective date after the date of the merger agreement. The exchange ratio will not be adjusted under any other circumstances.

Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time will be converted into and exchanged for one share of SEQUUS common stock as the Surviving Corporation.

No fractional shares will be issued by virtue of the merger. In lieu of a fraction of a share of ALZA common stock, each SEQUUS stockholder will receive (after all fractional shares to be received by such holder are aggregated) from ALZA an amount of cash (rounded down to the nearest whole cent) equal to the product of (a) such fraction, multiplied by (b) the closing price of a share of ALZA common stock on the last trading day immediately preceding the Effective Time, as reported on the NYSE.

Promptly after the Effective Time, ALZA, acting through an exchange agent, will deliver to each SEQUUS stockholder of record as of the Effective Time a letter of transmittal with instructions to be used by that stockholder in surrendering certificates which, prior to the merger, represented shares of SEQUUS common stock. Certificates should not be surrendered by the holders of SEQUUS common stock until the holders receive the letter of transmittal from the Exchange Agent. At the Effective Time, each then outstanding option or right to purchase SEQUUS common stock will be assumed by ALZA without any action on the part of the holder of the option. Option and stock purchase agreements need not be surrendered.

Treatment of Options and Warrants

As of February 10, 1999 there were options to purchase a total of 4,022,587 shares of SEQUUS common stock outstanding.

At the Effective Time, ALZA shall, to the fullest extent permitted by applicable law, assume all options to purchase SEQUUS common stock then outstanding under SEQUUS' 1987 Employee Stock Option Plan, 1987 Consultant Stock Option Plan, 1990 Director Stock Option Plan, and Equity Incentive Plan (in each case, as amended prior to the date of the merger agreement) (the "SEQUUS Stock Option Plans") and purchase rights under the SEQUUS Employee Stock Purchase Plan (the "SEQUUS Purchase Plan") as described below under "-- Employee Benefits." Each SEQUUS Stock Option, whether or not exercisable at the Effective Time, to the full extent permitted by applicable law, shall be assumed by ALZA in a manner so that it shall be exercisable after the Effective Time upon the same terms and conditions as under the SEQUUS Stock Option Plan pursuant to which it was granted and the applicable option agreement issued thereunder. See the more detailed discussion under "Employee Benefits" below.

As of the Effective Time, ALZA shall assume, in accordance with their terms, all of the warrants to purchase SEQUUS common stock dated May 19, 1995 outstanding as of the Effective Time (the "1995 Warrants"), so that they shall each be exercisable on the terms and conditions provided in such 1995 Warrants, with adjustments based on the exchange ratio.

Stock Ownership Following the Merger

Based on the capitalization of SEQUUS as of the close of business on February 10, 1999 and the exchange ratio, an aggregate of approximately 13,123,066 shares of ALZA common stock will be issued to SEQUUS stockholders in the merger. At the Effective Time, ALZA will assume all options outstanding immediately prior to the Effective Time under the SEQUUS Stock Option Plans (the "SEQUUS Stock Options"), all purchase rights outstanding under the SEQUUS Stock Purchase Plan and all 1995 Warrants exercisable for an aggregate of up to approximately 1,691,338 additional shares of ALZA common stock. Based on the number of shares of ALZA common stock issued and outstanding as of February 10, 1999, and after giving effect to the issuance of ALZA common stock in the merger, the former holders of SEQUUS common stock would hold, and have voting power with respect to approximately 13% of ALZA's total issued and outstanding shares immediately after the Effective Time. Holders of former SEQUUS options, purchase rights and warrants would hold options and rights to acquire approximately 1.7% of the total issued and outstanding shares of ALZA common stock immediately after the Effective Time (assuming the exercise of only such options and rights).

Representations and Warranties

SEQUUS, ALZA, and Merger Sub have made representations in the merger agreement relating to, among other things:

  . their respective capitalization and organization and similar corporate matters;

  . authorization, execution, delivery and enforceability of the merger agreement;

  . conflicts under governing documents, required consents or approvals, and violations of any agreements or law;

  . documents filed with the SEC and the accuracy of information contained therein;

  .  absence of material adverse events, changes or effects;

  .  tax matters relating to the proposed merger;

  .  the absence of undisclosed liabilities;

  .  compliance with laws, including food and drug laws;

  .  litigation;

  .  intellectual property matters; and

  .  the disclosure and enforceability of certain material contracts.

SEQUUS has made additional representations, among others, relating to:

  .  compliance with environmental and tax laws and regulations;

  .  retirement and other employee plans and matters;

  .  certain business matters relating to permits and licenses and insurance;

  .  liabilities relating to employees, labor unions or other organizations;

  .  finders and brokers;

  .  title to property; and

  .  year 2000 compliance.

None of the representations and warranties of SEQUUS, ALZA or Merger Sub in the merger agreement described above will survive the Effective Time.

In addition, ALZA and SEQUUS have agreed to make representations that will serve as the basis for the tax opinions of Heller Ehrman and Cooley Godward described under "The Merger--Certain Federal Income Tax Consequences."

Conduct of ALZA's Business and SEQUUS' Business Prior to the Merger

Until the earlier of the termination of the merger agreement or the Effective Time, SEQUUS has agreed to:

  . conduct its operations in all material respects according to its ordinary and usual course of business consistent with past practice,

  . use all commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees in each business function and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it, and

  . not take any action which could reasonably be expected to adversely affect its ability to consummate the merger or the other transactions contemplated by the merger agreement.

The merger agreement further provides that, during the period from the date of the merger agreement until the Effective Time, SEQUUS and its subsidiaries will not, subject to certain exceptions, take any of the following actions:

  . enter into, violate or amend any of the material terms of certain material agreements except in the ordinary course of business and consistent with past practice;

  .  split, combine or reclassify any shares of its capital stock;

  .  authorize or enter into any agreement with respect to

    -- any plan of liquidation or dissolution,

    -- any acquisition or disposition of a material amount of assets or securities, except purchases or sales of inventory and equipment in the ordinary course of business consistent with past practice, or

    -- any material change in capitalization;

  . fail to renew any insurance policy naming it as a beneficiary or a loss payee or allow any policy to be canceled, terminated or materially and adversely altered;

  . maintain its books and records in a manner other than in the ordinary course of business and consistent with past practice;

  . enter into any hedging, option, derivative or other similar transaction or any foreign exchange position or contract for the exchange of currency other than in the ordinary course of business and consistent with past practice;

  .  institute any change in its accounting methods;

  .  make any change or material election with respect to taxes;

  . take any action, or fail to take any action, which could reasonably be expected to prevent ALZA from accounting for the merger as a pooling of interests;

  . suspend, terminate or otherwise discontinue any planned or ongoing material research and development activities;

  . make any material amendment to any New Drug Application, or its foreign equivalents; or

  . take, or agree to take, any action which would make certain of its representations or warranties contained in the merger agreement untrue or incorrect or any action which would reasonably be expected to result in certain conditions to the merger not being satisfied.

In addition, until the Effective Time, ALZA will not do or permit any of its subsidiaries to:

  . take any action which could reasonably be expected to adversely affect ALZA's ability to consummate the merger,

  . take any action which could reasonably be expected to prevent ALZA from accounting for the merger as a pooling of interests,

  . take, or agree to take, any action which could reasonably be expected to result in certain conditions to the merger not being satisfied, and

  .  consummate, or agree to consummate:

    -- any transaction or series of related transactions to acquire shares representing a controlling interest in any corporation or other entity pursuant to a tender offer, exchange offer, merger, consolidation, share exchange, acquisition of stock or other business combination or acquisition in which the aggregate consideration paid or payable by ALZA and its subsidiaries is or would be in excess of $750 million; or

    -- any other transaction or series of related transactions to acquire or license assets in which the aggregate consideration paid or payable by ALZA and its subsidiaries is or would be in excess of $750 million, in each case, determined as of the date of the definitive agreement relating to such transaction.

Conduct of Business Following the Merger

Pursuant to the merger, Merger Sub will cease to exist as a corporation and will be merged with and into SEQUUS, with SEQUUS as the Surviving Corporation. All property, rights, privileges, powers and franchises of SEQUUS and Merger Sub will vest in the Surviving Corporation; all debts, liabilities and duties of SEQUUS and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation; and the Surviving Corporation will be a wholly owned subsidiary of ALZA.

Pursuant to the merger agreement, the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time will become the certificate of incorporation of the Surviving Corporation, except that the name of the Surviving Corporation shall be "SEQUUS Pharmaceuticals, Inc." and the bylaws of Merger Sub will become the bylaws of the Surviving Corporation. The directors of Merger Sub at the Effective Time will become the initial directors of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time will become the initial officers of the Surviving Corporation.

Pursuant to the merger agreement, Dr. I. Craig Henderson will be appointed to the ALZA Board.

No Solicitation

SEQUUS has agreed that it shall not, and shall cause its subsidiaries not to, and shall use its best efforts to cause its and its subsidiaries' respective officers and directors not to, and shall use commercially reasonable efforts to cause its non-officer employees, investment bankers, attorneys or other agents retained by or acting on behalf of SEQUUS or any of its subsidiaries not to:

  . initiate, solicit or knowingly encourage, directly or indirectly, any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to any Acquisition Proposal (as defined below),

  . engage in negotiations or discussions with, or furnish any non-public information or data to, any third party relating to an Acquisition Proposal, or

  . enter into any agreement with a potential acquiror (other than a confidentiality, standstill and nonsolicitation agreement which satisfies the requirements set forth below) with respect to any Acquisition Proposal or approve any Acquisition Proposal.

For the purposes of the merger agreement, an "Acquisition Proposal" means any bona fide proposal (which may be subject to a "due diligence" condition), whether in writing or otherwise, made by a third party for:

  . a transaction or series of related transactions pursuant to which the third party acquires or would acquire shares (or securities exercisable for or convertible into shares) representing more than twenty percent (20%) of the outstanding shares of SEQUUS common stock, pursuant to a tender offer or exchange offer or otherwise;

  . a merger, consolidation, share exchange or other business combination involving SEQUUS or any of its subsidiaries if, upon consummation of that merger, consolidation, share exchange or other business combination, the third party (or its shareholders) owns or would own more than twenty percent (20%) of the outstanding equity securities of SEQUUS;

  . any other transaction or series of related transactions pursuant to which the third party acquires or would acquire primary control of assets of SEQUUS or any of its subsidiaries (including certain intellectual property of SEQUUS) if the aggregate dollar value of the consideration proposed to be paid by the third party to SEQUUS in that transaction exceeds $100 million; or

  . any transaction or series of related transactions pursuant to which the third party acquires or would acquire control of the SEQUUS Board or by which nominees of the third party are (or would be) elected or appointed to a majority of the seats on the SEQUUS Board.

SEQUUS and the SEQUUS Board may take the following actions:

  . may participate in discussions or negotiations with or furnish non-public information or data to any third party that has made an unsolicited Acquisition Proposal; and

  .  may approve or accept an unsolicited Acquisition Proposal if the SEQUUS
     Board

    (a) determines in good faith, after receiving written advice from its financial advisor, that that Acquisition Proposal is a Superior Proposal (as defined below), and

    (b) determines in good faith, following consultation with outside legal counsel, that the failure to participate in those discussions or negotiations or to furnish such information or approve or accept that Acquisition Proposal would violate the SEQUUS Board's fiduciary duties under applicable law.

For purposes of the merger agreement, the term "Superior Proposal" means any Acquisition Proposal, made in writing and not initiated, solicited or encouraged in violation of the merger agreement, on terms which the SEQUUS Board determines in good faith to be more favorable to SEQUUS and its stockholders or to its stockholders than the merger (after receiving the written advice of SEQUUS' financial advisor that the value of the consideration provided for in that proposal is superior to the value of the consideration provided for in the merger), for which financing, to the extent required, is then committed or which, in the good faith judgment of the SEQUUS Board, after receiving written advice from its financial advisor, is reasonably capable of being financed by the potential acquiror.

In addition, SEQUUS has agreed to promptly, and in any event within 24 hours, inform ALZA in writing in the event that SEQUUS shall provide information relating to an Acquisition Proposal or receive any Acquisition Proposal (or any material amendment to an Acquisition Proposal previously received), and shall furnish to ALZA the identity of the recipient of that information to be provided and/or the potential acquiror and the terms of such Acquisition Proposal (or material amendment).

Under the merger agreement, the SEQUUS Board is required to recommend the approval and adoption of the merger agreement and approval of the merger to its stockholders and the SEQUUS Board may not:

  . withdraw or modify or propose to withdraw or modify, in any manner adverse to ALZA, its approval and recommendation of the merger agreement and the merger or

  . approve or recommend, or propose to approve or recommend, any Acquisition Proposal unless, in each case, the SEQUUS Board has

  .  determined that the Acquisition Proposal is a Superior Proposal,

  . determined in good faith, following consultation with outside legal counsel, that the failure to take that action would violate the SEQUUS Board's fiduciary duties under applicable law and

  . given at least 72 hours prior written notice to ALZA of that determination.

Fees, Expenses and Termination Fees

Except as set forth below, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party that incurs them. ALZA and SEQUUS will share equally the filing fees paid in connection with the filing of this proxy statement/prospectus and the Registration Statement of which this proxy statement/prospectus is a part, and the costs of printing and mailing this proxy statement/prospectus.

Subject to certain exceptions specified in the merger agreement, SEQUUS has agreed to pay ALZA a termination fee of $25 million if:

  . there shall not have occurred any material adverse effect to ALZA and its subsidiaries taken as a whole and the merger agreement is terminated by ALZA because:

    -- the SEQUUS Board fails to recommend the approval of the merger agreement to SEQUUS stockholders, or withdraws, amends or modifies in a manner adverse to ALZA its recommendation to SEQUUS stockholders for approval of the merger agreement;

    -- a tender offer for at least 20% of the outstanding shares of capital stock of SEQUUS is commenced prior to the special meeting, and within the time required by Rule 14e-2(a) under the Exchange Act, the SEQUUS Board fails to recommend against acceptance of the tender offer, or takes no position with respect to the tender offer, or states its inability to take a position with respect to the tender offer;

    -- an Acquisition Proposal is publicly announced and SEQUUS or the SEQUUS Board takes any position (including stating an inability to make a recommendation) with respect to any Acquisition Proposal within 10 days after the public announcement of the Acquisition Proposal other than a recommendation to reject the Acquisition Proposal;

    -- the SEQUUS Board accepts or recommends to the stockholders of SEQUUS a Superior Proposal; or

    -- the SEQUUS Board resolves to take any of the actions listed above;

  . there shall not have occurred any material adverse effect to ALZA and its subsidiaries taken as a whole and the merger agreement is terminated by SEQUUS because SEQUUS has accepted or recommended to its stockholders a Superior Proposal; or

  . there shall not have occurred any material adverse effect to ALZA and its subsidiaries taken as a whole and one of the following took place:

    -- the merger agreement is terminated by either ALZA or SEQUUS because the SEQUUS stockholders do not approve the merger and ALZA shall not have breached in any material respect any of its obligations under the merger agreement in any manner that shall have proximately contributed to the failure of the SEQUUS stockholders to approve the merger;

    -- prior to the time of the special meeting, an Acquisition Proposal has been publicly announced and not withdrawn;

    -- prior to such termination, SEQUUS has not accepted or approved a Superior Proposal; and

    -- within one year of such termination, SEQUUS consummates a transaction that would constitute an Acquisition Proposal of the type described in the first three bullet points on page 50.

Conditions to the Merger

The respective obligations of SEQUUS, ALZA and Merger Sub to effect the merger are subject to the satisfaction or waiver in writing at or prior to the Effective Time of the following conditions:

  . SEQUUS stockholders shall have duly approved and adopted the merger agreement and the merger;

  . the SEC shall have declared effective the Registration Statement of which this proxy statement/prospectus is a part, and the Registration Statement shall not be subject to any stop order suspending that effectiveness or proceedings seeking a stop order;

  . the ALZA common stock issuable in connection with the merger shall have been approved for listing subject to official notice of issuance on the NYSE;

  . the waiting period applicable to consummation of the merger under the HSR Act shall have expired or been terminated, and all similar governmental requirements the failure with which to comply would be reasonably likely to have a material adverse effect on ALZA or SEQUUS shall have been met;

  . ALZA and SEQUUS, respectively, shall have received opinions of Heller Ehrman and Cooley Godward to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Code;

  . no writ, order, temporary restraining order, preliminary injunction or injunction shall have been enacted, entered, promulgated or enforced by any court or other tribunal or governmental body or authority, which remains in effect, and prohibits the consummation of the merger or otherwise makes it illegal, nor shall any governmental agency have instituted any action, suit or proceeding which remains pending and which seeks, and which is reasonably likely, to enjoin, restrain or prohibit the consummation of the merger in accordance with the terms of the merger agreement; and

  . each of ALZA and SEQUUS shall have received a letter from its independent accountants, dated as of the Effective Time, in form and substance reasonably satisfactory to it, affirming the firm's concurrence with ALZA management's conclusion and SEQUUS management's conclusion that the merger qualifies for pooling-of-interests accounting under APB Opinion No. 16, if consummated in accordance with the merger agreement.

In addition, the obligations of SEQUUS to consummate and effect the merger are subject to the satisfaction or waiver in writing at or prior to the Effective Time, of each of the following conditions, any of which may be waived in writing by SEQUUS:

  . the representations and warranties of ALZA and Merger Sub contained in the merger agreement shall be true and correct in all material respects, as of the Closing Date, with the same force and effect as if made at the Closing Date, except

    -- for changes specifically permitted by the terms of the merger agreement,

    -- that the accuracy of the representations and warranties that by their terms speak as of the date of the merger agreement or some other date will be determined as of that date, and

    -- where the failure of those representations and warranties to be so true and correct does not have a material adverse effect on ALZA;

  . ALZA and Merger Sub shall have performed and complied in all material respects with all agreements and obligations required by the merger agreement to be performed or complied with by them on or prior to the Closing Date; and

  . there shall not have occurred any change, event or effect with respect to ALZA or its subsidiaries having a material adverse effect (as defined in the merger agreement) on ALZA and its subsidiaries taken together.

In addition, the obligations of ALZA and Merger Sub to consummate and effect the merger are subject to the satisfaction or waiver in writing at or prior to the Effective Time, of each of the following conditions, any of which may be waived in writing by ALZA:

  . the representations and warranties of SEQUUS contained in the merger agreement shall be true and correct in all material respects, as of the Closing Date, with the same force and effect as if made at the Closing Date, except

    -- for changes specifically permitted by the terms of the merger agreement,

    -- that the accuracy of the representations and warranties that by their terms speak as of the date of the merger agreement or some other date will be determined as of that date, and

    -- where the failure of those representations and warranties to be so true and correct does not have a material adverse effect on SEQUUS;

  . SEQUUS shall have performed or complied in all material respects with all agreements and obligations required by the merger agreement to be performed or complied with by it on or prior to the Closing Date; and

  . there shall not have occurred any change, event or effect with respect to SEQUUS or its subsidiaries taken together having a material adverse effect (as defined in the merger agreement) on SEQUUS.

Currently, both ALZA and SEQUUS anticipate that they will satisfy all conditions to the merger at or prior to consummation of the merger.

Termination of the Merger Agreement

The merger agreement provides that it may be terminated at any time prior to the Effective Time, whether before or after approval of the merger by the SEQUUS stockholders:

  . by mutual written consent of the parties duly authorized by the ALZA Board, the board of directors of Merger Sub and the SEQUUS Board;

  . by either ALZA or SEQUUS if the merger shall not have been consummated on or before April 1, 1999 (provided, however, that such right to terminate will not be available to any party that breached in any material respect its obligations under the merger agreement in a manner that proximately contributed to the failure to consummate the merger by such date);

  .  by either ALZA or SEQUUS if:

    -- a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the merger substantially on the terms contemplated by the merger agreement; or

    -- a court of competent jurisdiction or other governmental entity shall have issued a final and non-appealable order, decree, ruling or injunction, or taken any other final and non-appealable action, that permanently restrains, enjoins or otherwise prohibits the merger substantially on the terms contemplated by the merger agreement (provided that the party exercising the right to terminate has used its reasonable best efforts to remove that order, decree, ruling or injunction);

  . by either SEQUUS or ALZA if the SEQUUS stockholders have not approved the merger agreement at the special meeting (provided that the right to terminate will not be available to any party that breached in any material respect its obligations under the merger agreement in a manner that proximately contributed to the failure to obtain that stockholder approval);

  . by ALZA if the SEQUUS Board withdraws or modifies in a manner adverse to ALZA (or publicly announces its intention to withdraw or modify) its recommendation of the merger agreement, or fails within the ten-day time period prescribed by Rule 14e-2 under the Exchange Act to recommend against acceptance of a competing tender offer for at least 20% of the outstanding shares of SEQUUS capital stock (including by taking no position with respect to acceptance of that tender offer or stating its inability to take a position);

  . an Acquisition Proposal is publicly announced and SEQUUS or the SEQUUS Board takes any position (including stating an inability to make a recommendation) with respect to that Acquisition Proposal other than a recommendation to reject that Acquisition Proposal;

  . by SEQUUS if the SEQUUS Board accepts or recommends to SEQUUS stockholders a Superior Proposal in accordance with the merger agreement; or

  . by ALZA or SEQUUS if the other party has materially breached any of its representations, warranties, covenants or agreements in the merger agreement and that breach has not been cured within 30 days after notice of the breach has been received by the party allegedly in breach provided that neither party may terminate the agreement if it shall have breached in any material respect its obligations under the merger agreement in any manner that proximately caused the breach by the other party.

Employee Benefits

At the Effective Time, ALZA will assume each outstanding option to purchase shares of SEQUUS common stock under the SEQUUS Stock Option Plans, whether that option is vested or unvested. Each SEQUUS Stock Option assumed by ALZA will continue to have and be subject to substantially the same terms and conditions as applied under the SEQUUS Stock Option Plans and related documents, except that:

  . each such SEQUUS Stock Option will be exercisable for that number of whole shares of ALZA common stock equal to the product of the number of shares of SEQUUS common stock that were issuable on exercise of such option immediately prior to the Effective Time, multiplied by the exchange ratio, and rounded down to the nearest whole number of shares of ALZA common stock, and

  . the per share exercise price for the shares of ALZA common stock issuable on exercise of the SEQUUS Stock Option will equal the quotient determined by dividing the exercise price per share of SEQUUS common stock at which that option was exercisable immediately prior to the Effective Time by the exchange ratio, rounded up to the nearest whole cent.

The repurchase rights associated with certain SEQUUS Stock Options will lapse at the Effective Time by reason of the resolutions of the SEQUUS Board approved on March 10, 1994 and June 19, 1995. The parties intend that the SEQUUS incentive stock options assumed by ALZA will continue to qualify as incentive stock options under Section 422 of the Code, to the extent those options qualified as such immediately prior to the Effective Time.

SEQUUS will amend the SEQUUS Purchase Plan so that as of the Effective Time:

  . the SEQUUS Purchase Plan shall provide that no additional purchase rights shall be issued under it;

  . the purchase dates of each then-outstanding purchase right granted under the SEQUUS Purchase Plan shall conform to the purchase dates then in effect under the ALZA Amended and Restated Employee Stock Purchase Plan (the "ALZA Purchase Plan");

  . each purchase right granted under the SEQUUS Purchase Plan shall terminate (if it has not previously terminated by its terms) on the purchase date under the ALZA Purchase Plan immediately preceding August 1, 1999, or if earlier, on the date that the holder of that purchase right enrolls in the ALZA Purchase Plan; and

  . each purchase right shall thereafter be exercisable for whole shares of ALZA common stock (rounded down to the nearest whole share) equal to the number of shares of SEQUUS common stock for which that purchase right would otherwise have been exercisable, determined as of the relevant grant date under the SEQUUS Purchase Plan, multiplied by the exchange ratio at a purchase price per share equal to 85% of the lower of the quotient determined by dividing the fair market value of a share of SEQUUS common stock on the relevent grant date under the SEQUUS Purchase Plan by the Exchange Ratio, rounded up to the nearest whole cent, or the fair market value of a share of ALZA common stock on the relevant purchase date. As of the Effective Time, each then-outstanding purchase right granted under the SEQUUS Purchase Plan shall be assumed by ALZA in such a manner that it shall be exercisable upon the same terms and conditions (as amended as described above) as under the SEQUUS Purchase Plan immediately before the Effective Time.

No later than ten (10) business days after the Closing Date, ALZA will file a Registration Statement on Form S-8 under the Securities Act of 1933 covering the shares of ALZA common stock issuable pursuant to outstanding options and rights to purchase SEQUUS common stock assumed by ALZA pursuant to the merger.

In general, employees of SEQUUS who become employees of the Surviving Corporation or ALZA at the Effective Time will be credited with years of service at SEQUUS for purposes of determining eligibility, vesting and benefit accrual under benefit plans of ALZA, subject to certain exceptions, including, with respect to retirement benefits under plans maintained by ALZA, such years of service will be credited for purposes of determining eligibility and vesting but not for purposes of benefit accrual.

Absence of Appraisal Rights

Section 262 of the DGCL provides appraisal rights to stockholders of Delaware corporations in certain situations. Section 262 appraisal rights are not available, however, to stockholders of a corporation, such as SEQUUS, whose securities are listed on a national securities exchange or designated as national market system securities on an interdealer quotation system by the National Association of Securities Dealers, Inc., and whose stockholders are not required to accept in exchange for their stock anything other than stock of another corporation listed on a national securities exchange or on an interdealer quotation system by the NASD, and cash in lieu of fractional shares. Since the SEQUUS common stock is traded on Nasdaq, and because the SEQUUS stockholders are being offered ALZA common stock, which is traded on the NYSE, and cash in lieu of fractional shares, SEQUUS stockholders will not have appraisal rights with respect to the merger. The DGCL does not provide appraisal rights to stockholders of a corporation, such as ALZA, that issues shares in connection with a merger but is not itself a constituent corporation in the merger.

Affiliate Agreements

The following is a brief summary of material terms of the Affiliate Agreements, copies of forms of which are attached as Annex B-1 and Annex B-2 to this proxy statement/prospectus and incorporated herein by this reference. This summary is qualified in its entirety by reference to the Affiliate Agreements. SEQUUS stockholders are urged to read the Affiliate Agreements in their entirety for a more complete description of the rights and obligations of the parties under these agreements.

"Affiliates" (within the meaning of Rule 145 under the Securities Act) of SEQUUS have entered into agreements that:

 . prohibit the sale, transfer or other disposition of ALZA common stock received by that person in the merger unless

  --the transaction is permitted under Rule 145 under the Securities Act,

  --counsel reasonably satisfactory to ALZA shall have advised ALZA in a written opinion letter satisfactory to ALZA and ALZA's legal counsel and on which ALZA and its legal counsel may rely that no registration under the Securities Act would be required in connection with the proposed sale, transfer or other disposition,

  --the sale, transfer or other disposition is effected pursuant to an effective registration statement under the Securities Act, or

  --an authorized representative of the Commission shall have rendered written advice to that person (with a copy delivered to ALZA) to the effect that the Commission would take no action, or that the Commission staff would not recommend that the Commission take action, with respect to the proposed disposition; and

 . prohibit the sale, transfer, exchange, pledge or other distribution

  --within the 30 days prior to the consummation of the merger, of any shares of the common stock of SEQUUS held by the Affiliate, except pursuant to and upon consummation of the merger, or

  --until such time as results covering at least 30 days' combined operations of SEQUUS and ALZA are publicly announced by ALZA, of any shares of ALZA common stock received by the Affiliate in the merger.

"Affiliates" of ALZA have entered into agreements that prohibit the sale, transfer, exchange, pledge or other disposition of ALZA common stock or any other securities of ALZA during the period commencing 30 days prior to the Effective Time and ending on the date on which financial results covering at least 30 days' combined operations of SEQUUS and ALZA are publicly announced by ALZA. These agreements are intended to comply with the requirements of applicable federal securities and tax laws and to help ensure that the merger will be treated as a pooling of interests for accounting and financial reporting purposes.

The Voting Agreements

Each director of SEQUUS, in his or her capacity as a SEQUUS stockholder, has entered into a voting agreement with ALZA. The directors own of record as of January 19, 1999 an aggregate of 1,030,556 of the outstanding shares of SEQUUS common stock, representing approximately 3% of the votes entitled to be cast by holders of SEQUUS common stock issued and outstanding as of January 19, 1999.

Pursuant to the respective voting agreements, each of the SEQUUS directors, in his or her capacity as a stockholder has agreed to vote his or her shares of SEQUUS common stock in favor of approval and adoption of the merger agreement and the merger. Each of the directors has further agreed not to knowingly take any action which would cause SEQUUS to materially violate its non-solicitation obligations under the merger agreement.

                       Description of ALZA Capital Stock

The authorized capital stock of ALZA consists of 300,000,000 shares of ALZA common stock, $.01 par value, of which, as of February 10, 1999, 87,468,781 shares were outstanding, and 100,000 shares of preferred stock, $.01 par value, issuable in series, none of which is outstanding as of the date of this proxy statement/prospectus.

ALZA Common Stock

Holders of ALZA common stock have one vote per share on all matters submitted to a vote of stockholders. Stockholders do not have cumulative voting rights. The holders of ALZA common stock have the right to receive dividends if they are declared by the ALZA Board and there are sufficient funds to legally pay dividends, subject to the rights of the holders of any outstanding ALZA preferred stock to receive preferential dividends. Upon the liquidation of ALZA, holders of ALZA common stock would share ratably in any assets available for distribution to stockholders after payment of all obligations of ALZA and the aggregate liquidation preference (including accrued and unpaid dividends) of any outstanding ALZA preferred stock.

The ALZA common stock is not redeemable and has no preemptive, subscription or conversion rights. Shares of ALZA common stock currently outstanding are, and the ALZA common stock to be issued in the merger will be, validly issued, fully paid and nonassessable.

Boston Equiserve is the transfer agent and registrar for the ALZA common stock.

ALZA Preferred Stock

The authorized ALZA preferred stock is available for issuance from time to time at the discretion of the ALZA Board without stockholder approval. The ALZA Board has authority to prescribe for each series of ALZA preferred stock it establishes the number of shares in that series, the dividend rate, and the voting rights, conversion privileges, redemption, sinking fund and liquidation rights, if any, and any other rights, preferences, qualifications and limitations of the particular series. The issuance of ALZA preferred stock could decrease the amount of earnings and assets available for distribution to the holders of ALZA common stock or adversely affect the rights and powers, including voting rights, of the holders of ALZA common stock. ALZA has no present plans to issue any ALZA preferred stock.

            Comparison of Rights of Holders of ALZA Common Stock and
                         Holders of SEQUUS Common Stock

Upon consummation of the merger, the holders of SEQUUS common stock will become holders of ALZA common stock. Both ALZA and SEQUUS are incorporated in the State of Delaware. There are certain material differences between the rights and privileges of the holders of SEQUUS common stock and the holders of ALZA common stock.

Percentage of Voting Stock; Influence Over Affairs. Upon completion of the merger, the percentage ownership of ALZA by each former SEQUUS stockholder will be substantially less than that stockholder's current percentage ownership of SEQUUS. Accordingly, former SEQUUS stockholders will have a significantly smaller voting influence over the affairs of ALZA than they currently enjoy over the affairs of SEQUUS.

Antitakeover Protections.

SEQUUS Rights Plan. SEQUUS is subject to certain anti-takeover provisions under the SEQUUS Rights Plan. The SEQUUS Rights Plan provides that:

 . if a third party acquires more than 15% of SEQUUS' common stock, the stockholders of SEQUUS, other than such third party, would have the right to acquire for a given purchase price a certain number of shares of SEQUUS common stock having a value equal to two times that purchase price, and

 . if a third party acquires more than 50% of the SEQUUS common stock, the stockholders of SEQUUS, other than the third party, would have the right to acquire for that purchase price a certain number of shares of the common stock of the third party having a value equal to two times the purchase price. ALZA has not adopted a stockholder rights plan.

Bylaw Provisions. The bylaws of ALZA provide that certain transactions including mergers, substantial asset sales or other business combinations with third parties who beneficially own 20% or more of the voting interests of ALZA require the affirmative vote of the holders of at least 80% of the outstanding shares of stock entitled to vote for the election of directors of ALZA unless:

 . the transaction is approved by a majority vote of the directors who are unaffiliated with the 20% owner and who were members of the ALZA Board immediately prior to the time that the 20% owner involved in the transaction became a 20% owner; or

 . the aggregate consideration per share to be received in the transaction is at least equal to the highest per share price paid by the 20% owner in acquiring any of its holdings of the ALZA common stock. SEQUUS does not have a similar provision in its bylaws.

Classified Board. ALZA's certificate of incorporation provides for three, evenly divided (to the extent the aggregate number of directors permits) classes of directors: Class I, Class II and Class III. Only one class of directors is elected at each annual meeting of the stockholders of ALZA, with each director elected to a three-year term. SEQUUS' certificate of incorporation does not provide for classes of directors. All of SEQUUS' directors are elected at each annual meeting to one-year terms.

Action by Written Consent. SEQUUS' bylaws provide that any action that may be or is required to be taken at any annual meeting or special meeting of the stockholders of SEQUUS may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action is signed by the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take that action. ALZA's bylaws do not permit the stockholders to take action by written consent.

Power of Stockholders to Call Special Stockholders' Meetings. According to the bylaws of SEQUUS, a special meeting of the SEQUUS stockholders may be called by the Chairman of the Board of Directors, the Chief Executive Officer, the SEQUUS Board or the holders of ten percent (10%) of the outstanding capital stock of SEQUUS. The bylaws of ALZA provide that special meetings of the ALZA stockholders may be called only by the Chairman of the Board of Directors of ALZA, the President of ALZA or the ALZA Board.

Notification of Stockholder Proposals. While each of ALZA and SEQUUS are subject to the same rules and regulations of the SEC regarding stockholder proposals for matters to be voted upon at stockholder meetings, the bylaws of ALZA contain the following additional requirements for any stockholder proposals:

 . in the case of nominations for directors of ALZA, any such proposal must

  --set forth information regarding the person making such proposal and the nominee, and

  --include the duly executed written consent of the nominee; and

 . in the case of other proposals, the notice shall set forth the name and address of the person advancing the proposal, and any material interest of that person in the proposal.

The differences outlined above between the rights and privileges of the holders of SEQUUS common stock and the holders of ALZA common stock could, under certain circumstances, have the effect of reducing the likelihood that the stockholders of ALZA will receive a significant premium for their shares of ALZA common stock in connection with hostile takeovers or changes in control or management of ALZA relative to the likelihood that the stockholders of SEQUUS will receive a premium in similar circumstances.

Stock Exchange Rules. The SEQUUS common stock is currently listed on the Nasdaq National Market and will cease to trade on the Nasdaq National Market upon consummation of the merger. The ALZA common stock is traded on the NYSE. There are material differences between the corporate governance rules of the Nasdaq National Market and the NYSE.

          Unaudited Pro Forma Condensed Combined Financial Statements

Basis of Presentation

The following unaudited pro forma condensed combined financial statements give effect to the merger using the pooling-of-interests method of accounting, after giving effect to the pro forma adjustments described in the accompanying notes. These unaudited pro forma condensed combined financial statements have been prepared from, and should be read in conjunction with, the historical financial statements and notes thereto of ALZA and SEQUUS, which are included in ALZA's Annual Report on Form 10-K/A and Quarterly Reports on Form 10-Q and SEQUUS' Annual Report on Form 10-K/A and Quarterly Reports on Form 10-Q which are incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" on page 16.

The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred had the merger been consummated at the dates indicated, nor is it necessarily indicative of future operating results or financial position of the merged companies.

Periods Presented

The unaudited Pro Forma Condensed Combined Balance Sheet gives effect to the merger as if it had occurred on September 30, 1998 and combines the unaudited balance sheets of ALZA and SEQUUS at September 30, 1998. The unaudited Pro Forma Condensed Combined Statements of Operations give effect to the merger as if it had occurred at the beginning of the earliest period presented, combining the results of ALZA and SEQUUS for each year in the three-year period ended December 31, 1997 and for the nine-month periods ended September 30, 1998 and 1997.

Merger-Related Expenses

As a result of the merger, ALZA anticipates that a pretax charge of approximately $15 million for direct merger-related transaction costs will be recognized in the quarter in which the merger is consummated. These costs consist primarily of professional and registration fees and have been reflected as an adjustment to the Pro Forma Combined Condensed Balance Sheet at September 30, 1998.

In addition, the merged companies are expected to incur certain costs in connection with integrating the operations of ALZA and SEQUUS. ALZA expects to recognize a pretax charge currently estimated to be in the range of $5 million to $15 million in the quarter in which the merger is consummated. The charge is expected to include employee severance costs and costs related to consolidation of duplicate facilities. This charge is not reflected in the pro forma financial information.

              Unaudited Pro Forma Condensed Combined Balance Sheet
                               September 30, 1998
                                 (in millions)

                                                           Pro Forma
                                    Historical Historical   Pooling   Pro Forma
                                       ALZA      SEQUUS   Adjustments Combined
                                    ---------- ---------- ----------- ---------
Assets
Current Assets:
Cash and cash equivalents.........   $   77.3   $   4.4      $ --     $   81.7
Short-term investments............       86.6      16.9        --        103.5
Receivables, net..................      144.1      12.7        --        156.8
Inventories, at cost
  Raw materials...................       12.8       0.8        --         13.6
  Work in process.................        6.7       0.1        --          6.8
  Finished goods..................       19.7       3.1        --         22.8
                                     --------   -------      -----    --------
    Total inventories.............       39.2       4.0        --         43.2
Prepaid expenses and other current
 assets...........................       28.6       1.4        --         30.0
                                     --------   -------      -----    --------
    Total current assets..........      375.8      39.4        --        415.2
                                     --------   -------      -----    --------
Property, plant and equipment.....      459.0      21.5        --        480.5
  Less accumulated depreciation
   and amortization...............     (111.7)    (13.2)       --       (124.9)
                                     --------   -------      -----    --------
  Net property, plant and equip-
   ment...........................      347.3       8.3        --        355.6
Deferred product and license
 acquisition costs................      245.5       --         --        245.5
Investment in long-term
 securities.......................      314.1       --         --        314.1
Other assets......................      197.0       0.2       40.0       237.2
                                     --------   -------      -----    --------
    Total assets..................   $1,479.7   $  47.9      $40.0    $1,567.6
                                     ========   =======      =====    ========
Liabilities and Stockholders'
 Equity
Current Liabilities:
Accounts payable..................   $   25.8   $   5.1      $ --     $   30.9
Accrued liabilities...............       49.3       8.8       15.0        73.1
Other current liabilities.........        5.1       2.0        --          7.1
                                     --------   -------      -----    --------
    Total current liabilities.....       80.2      15.9       15.0       111.1
                                     --------   -------      -----    --------
5% convertible subordinated
 debentures.......................      500.0       --         --        500.0
5 1/4% zero coupon convertible
 subordinated debentures..........      417.3       --         --        417.3
Other long-term liabilities.......       66.3       3.5        --         69.8
Stockholders' Equity:
Common stock and additional paid-
 in capital.......................      421.8     208.2        --        630.0
Accumulated other comprehensive
 income...........................      (16.4)      --         --        (16.4)
Retained earnings (deficit).......       10.5    (179.7)      25.0      (144.2)
                                     --------   -------      -----    --------
Total stockholders' equity........      415.9      28.5       25.0       469.4
                                     --------   -------      -----    --------
    Total liabilities and
     stockholders' equity.........   $1,479.7   $  47.9      $40.0    $1,567.6
                                     ========   =======      =====    ========

         Unaudited Pro Forma Condensed Combined Statement of Operations
                  For the nine months ended September 30, 1998
                    (in millions, except per share amounts)

                                                            Pro Forma    Pro
                                     Historical Historical   Pooling    Forma
                                        ALZA      SEQUUS   Adjustments Combined
                                     ---------- ---------- ----------- --------
Revenues
Net sales...........................   $172.0     $ 41.8      $ --      $213.8
Royalties, fees and other...........    164.1        5.0        --       169.1
Research and development............     91.7        --         --        91.7
                                       ------     ------      -----     ------
  Total revenues....................    427.8       46.8        --       474.6

Costs and Expenses
Costs of products shipped...........     92.5        6.6        --        99.1
Research and development............    111.6       27.5        --       139.1
Selling, general and
 administrative.....................     66.3       18.9        --        85.2
                                       ------     ------      -----     ------
  Total expenses....................    270.4       53.0        --       323.4

Operating income (loss).............    157.4       (6.2)       --       151.2

Interest expense....................     42.3        0.4        --        42.7
Interest and other income...........    (18.6)      (1.1)       --       (19.7)
                                       ------     ------      -----     ------
  Net interest and other expense
   (income).........................     23.7       (0.7)       --        23.0

Income (loss) before income taxes...    133.7       (5.5)       --       128.2
Provision for income taxes..........     46.8        --        (2.2)      44.6
                                       ------     ------      -----     ------
  Net income (loss).................   $ 86.9     $ (5.5)     $ 2.2     $ 83.6
                                       ======     ======      =====     ======
Earnings (loss) per share
  Basic.............................   $ 1.01     $(0.18)               $ 0.84
  Diluted...........................   $ 0.97     $(0.18)               $ 0.83
Weighted average shares
  Basic.............................     86.3       31.3                  99.0
  Diluted...........................    113.3       31.3                 101.0

         Unaudited Pro Forma Condensed Combined Statement of Operations
                  For the nine months ended September 30, 1997
                    (in millions, except per share amounts)

                                                          Pro Forma
                                   Historical Historical   Pooling   Pro Forma
                                      ALZA      SEQUUS   Adjustments Combined
                                   ---------- ---------- ----------- ---------
Revenues
Net sales.........................  $ 100.4     $ 23.6      $--       $ 124.0
Royalties, fees and other.........    131.8        3.7       --         135.5
Research and development..........    106.0        --        --         106.0
                                    -------     ------      ----      -------
  Total revenues..................    338.2       27.3       --         365.5

Costs and Expenses
Costs of products shipped.........     64.9        4.8       --          69.7
Research and development..........    116.5       23.9       --         140.4
Selling, general and
 administrative...................     35.1       19.4       --          54.5
Acquisitions of in-process
 research and development.........     87.0        --        --          87.0
Contribution to Crescendo.........    247.0        --        --         247.0
Asset write-down..................     11.5        --        --          11.5
                                    -------     ------      ----      -------
  Total expenses..................    562.0       48.1       --         610.1

Operating loss....................   (223.8)     (20.8)      --        (244.6)
Interest expense..................     41.3        0.1       --          41.4
Distribution to debenture
 holders..........................      8.0        --        --           8.0
Interest and other income.........    (48.3)      (0.9)      --         (49.2)
                                    -------     ------      ----      -------
  Net interest and other expense
   (income).......................      1.0       (0.8)      --           0.2

Loss before income taxes..........   (224.8)     (20.0)      --        (244.8)
Provision for income taxes........     49.0        --       (8.0)        41.0
                                    -------     ------      ----      -------
Net loss..........................  $(273.8)    $(20.0)     $8.0      $(285.8)
                                    =======     ======      ====      =======
Loss per share
  Basic...........................  $ (3.22)    $(0.66)               $ (2.94)
  Diluted.........................  $ (3.22)    $(0.66)               $ (2.94)
Weighted average shares
  Basic...........................     85.0       30.3                   97.1
  Diluted.........................     85.0       30.3                   97.1

         Unaudited Pro Forma Condensed Combined Statement of Operations
                      For the year ended December 31, 1997
                    (in millions, except per share amounts)

                                                          Pro Forma
                                   Historical Historical   Pooling   Pro Forma
                                      ALZA      SEQUUS   Adjustments Combined
                                   ---------- ---------- ----------- ---------
Revenues
Net sales.........................  $ 146.1     $ 35.0      $--       $ 181.1
Royalties, fees and other.........    183.3        5.0       --         188.3
Research and development..........    135.0        --        --         135.0
                                    -------     ------      ----      -------
  Total revenues..................    464.4       40.0       --         504.4

Costs and Expenses
Costs of products shipped.........     92.8        7.1       --          99.9
Research and development..........    156.8       32.5       --         189.3
Selling, general and
 administrative...................     51.8       25.2       --          77.0
Acquisitions of in-process
 research and development.........    108.5        --        --         108.5
Contribution to Crescendo.........    247.0        --        --         247.0
Asset write-down..................     11.5        --        --          11.5
                                    -------     ------      ----      -------
  Total expenses..................    668.4       64.8       --         733.2

Operating income (loss)...........   (204.0)     (24.8)      --        (228.8)

Interest expense..................     55.0        0.2       --          55.2
Distribution to debenture
 holders..........................      8.0        --        --           8.0
Interest and other income.........    (55.6)      (1.5)      --         (57.1)
                                    -------     ------      ----      -------
  Net interest and other expense
   (income).......................      7.4       (1.3)      --           6.1

Income (loss) before income
 taxes............................   (211.4)     (23.5)      --        (234.9)
Provision for income taxes........     49.7        --       (9.4)        40.3
                                    -------     ------      ----      -------
Net income (loss).................  $(261.1)    $(23.5)     $9.4      $(275.2)
                                    =======     ======      ====      =======
Earnings (loss) per share
  Basic...........................  $ (3.07)    $(0.78)               $ (2.83)
  Diluted.........................  $ (3.07)    $(0.78)               $ (2.83)
Weighted average shares
  Basic...........................     85.1       30.4                   97.3
  Diluted.........................     85.1       30.4                   97.3

         Unaudited Pro Forma Condensed Combined Statement of Operations
                      For the year ended December 31, 1996
                    (in millions, except per share amounts)

                                                            Pro Forma
                                     Historical Historical   Pooling   Pro Forma
                                        ALZA      SEQUUS   Adjustments Combined
                                     ---------- ---------- ----------- ---------
Revenues
Net sales..........................    $108.6     $ 25.5      $--       $134.1
Royalties, fees and other..........     173.3        7.5       --        180.8
Research and development...........     131.2        --        --        131.2
                                       ------     ------      ----      ------
  Total revenues...................     413.1       33.0       --        446.1

Costs and Expenses
Costs of products shipped..........      85.2        4.0       --         89.2
Research and development...........     141.6       27.7       --        169.3
Selling, general and
 administrative....................      47.1       20.3       --         67.4
                                       ------     ------      ----      ------
  Total expenses...................     273.9       52.0       --        325.9

Operating income (loss)............     139.2      (19.0)      --        120.2
Interest expense...................      43.0        --        --         43.0
Interest and other income..........     (52.9)      (1.8)      --        (54.7)
                                       ------     ------      ----      ------
  Net interest and other expense
   (income)........................      (9.9)      (1.8)      --        (11.7)

Income (loss) before income taxes..     149.1      (17.2)      --        131.9
Provision for income taxes.........      56.7        --       (6.9)       49.8
                                       ------     ------      ----      ------
Net income (loss)..................    $ 92.4     $(17.2)     $6.9      $ 82.1
                                       ======     ======      ====      ======
Earnings (loss) per share
  Basic............................    $ 1.10     $(0.59)               $ 0.86
  Diluted..........................    $ 1.08     $(0.59)               $ 0.84
Weighted average shares
  Basic............................      84.2       28.9                  95.8
  Diluted..........................      97.2       28.9                  97.4

         Unaudited Pro Forma Condensed Combined Statement of Operations
                      For the year ended December 31, 1995
                    (in millions, except per share amounts)

                                                            Pro Forma
                                     Historical Historical   Pooling   Pro Forma
                                        ALZA      SEQUUS   Adjustments Combined
                                     ---------- ---------- ----------- ---------
Revenues
Net sales..........................    $ 76.9     $  1.9     $  --       $78.8
Royalties, fees and other..........     143.7        0.1        --       143.8
Research and development...........     104.0        --         --       104.0
                                       ------     ------     ------      -----
  Total revenues...................     324.6        2.0        --       326.6

Costs and Expenses
Costs of products shipped..........      65.4        0.5        --        65.9
Research and development...........     103.4       22.6        --       126.0
Selling, general and
 administrative....................      41.1       13.9        --        55.0
                                       ------     ------     ------      -----
  Total expenses...................     209.9       37.0        --       246.9

Operating income (loss)............     114.7      (35.0)       --        79.7
Interest expense...................      23.9        --         --        23.9
Interest and other income..........     (26.0)      (1.4)       --       (27.4)
                                       ------     ------     ------      -----
  Net interest and other expense
   (income)........................      (2.1)      (1.4)       --        (3.5)

Income (loss) before income taxes..     116.8      (33.6)       --        83.2
Provision for income taxes.........      44.4        --       (13.4)      31.0
                                       ------     ------     ------      -----
Net income (loss)..................    $ 72.4     $(33.6)    $ 13.4      $52.2
                                       ======     ======     ======      =====
Earnings (loss) per share
  Basic............................    $ 0.88     $(1.54)                $0.57
  Diluted..........................    $ 0.88     $(1.54)                $0.56
Weighted average shares
  Basic............................      82.3       21.8                  91.0
  Diluted..........................      82.6       21.8                  93.3

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

NOTE 1. Pro Forma Combined Earnings (Loss) Per Share

Under the merger agreement, each outstanding share of SEQUUS common stock will be converted into .40 of a share of ALZA common stock. This exchange ratio was used in computing share and per share amounts in the accompanying unaudited pro forma condensed combined financial statements.

NOTE 2. Merger Costs

The Pro Forma Condensed Combined Balance Sheet at September 30, 1998 reflects an adjustment of $15 million for direct merger-related transaction costs, primarily consisting of professional and registration fees.

NOTE 3. Income Taxes

Pro forma adjustments have been made to reduce valuation allowances previously provided by SEQUUS against deferred tax assets attributable to its net operating loss carry-forwards and temporary differences. Because ALZA and SEQUUS will file consolidated income tax returns subsequent to the merger, the SEQUUS temporary differences will be realized against combined future taxable income. The SEQUUS net operating loss carryforwards are subject to certain annual limitations because of the change of ownership rules under federal and state tax law. Because of ALZA's history of taxable income, and its ability to utilize such loss carryforwards against combined future taxable income through appropriate tax planning, the valuation allowance against the deferred tax asset for such carryforwards has been reduced to reflect the anticipated benefit available under the annual limitations imposed by the change of ownership provisions.

NOTE 4. 1997 Charges

The Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 1997 reflects a total of $368.7 million (or pro forma $3.77 per share, diluted) of charges, net of a tax benefit of $8.1 million, including a $247.0 million charge and $8.0 million of interest expense related to ALZA's distribution of shares of Crescendo, $108.5 million for acquired in-process research and development, an asset write-down of $11.5 million and costs of $1.8 million related to workforce reductions. Pro forma combined net income excluding these items would have been $93.4 million (or pro forma $0.94 per share, diluted).

The Pro Forma Condensed Combined Statement of Operations for the nine months ended September 30, 1997 reflects a total of $353.5 million (or pro forma $3.63 per share, diluted) of charges including a $247.0 million charge and $8.0 million of interest expense related to ALZA's distribution of shares of Crescendo, $87.0 million for acquired in-process research and development, and an asset write-down of $11.5 million. Pro forma combined net income excluding these items would have been $67.8 million (or pro forma $0.69 per share, diluted).

                                    Experts

Ernst & Young LLP, independent auditors, have audited the ALZA Corporation consolidated financial statements at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, incorporated by reference in the Proxy Statement of SEQUUS Pharmaceuticals, Inc., which is referred to and made a part of this Prospectus and Registration Statement as set forth in their report which is also incorporated by reference. The ALZA Corporation consolidated financial statements are incorporated by reference in reliance on their report, given on their authority as experts in accounting and auditing.

Ernst & Young LLP, independent auditors, have audited the SEQUUS Pharmaceuticals, Inc. financial statements at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, incorporated by reference in the Proxy Statement of SEQUUS Pharmaceuticals, Inc., which is referred to and made a part of this Prospectus and Registration Statement as set forth in their report which is also incorporated by reference. The SEQUUS Pharmaceuticals, Inc. financial statements are incorporated by reference in reliance on their report, given on their authority as experts in accounting and auditing.

                                 Legal Matters

The validity of the ALZA common stock to be issued by ALZA in connection with the merger will be passed upon by Heller Ehrman, Palo Alto, California. Julian
N. Stern, a director and the Secretary of ALZA, is a shareholder of Heller Ehrman. As of February 10, 1999, attorneys at Heller Ehrman involved in the representation of ALZA owned beneficially 101,668 shares of ALZA common stock, including options and warrants to purchase ALZA common stock.

Heller Ehrman will provide an opinion to ALZA and Cooley Godward will provide an opinion to SEQUUS as to the qualification of the merger as a reorganization under the Internal Revenue Code.

                             Stockholder Proposals

SEQUUS will hold a 1999 Annual Meeting of Stockholders only if the merger is not consummated. No stockholder proposals were received by the Secretary of SEQUUS for inclusion in the SEQUUS 1999 proxy materials.

                                                                        ANNEX A


                         AGREEMENT AND PLAN OF MERGER

                                 BY AND AMONG

                               ALZA CORPORATION,

                           ARGYLE ACQUISITION CORP.

                                      AND

                         SEQUUS PHARMACEUTICALS, INC.

                          DATED AS OF OCTOBER 4, 1998

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
 ARTICLE I   THE MERGER..................................................    1
    1.1      The Merger..................................................    1
    1.2      Closing; Effective Time.....................................    1
    1.3      Effects of the Merger.......................................    2
    1.4      Certificate of Incorporation; Bylaws........................    2
    1.5      Directors and Officers of the Surviving Corporation.........    2
 ARTICLE II  CONVERSION OF SHARES........................................    2
    2.1      Conversion of Stock.........................................    2
    2.2      SEQUUS Options and Warrants; SEQUUS Stock Purchase Plan.....    3
    2.3      Exchange of Stock Certificates..............................    5
    2.4      Lost, Stolen or Destroyed Certificates......................    6
    2.5      Tax Consequences............................................    6
 ARTICLE III REPRESENTATIONS AND WARRANTIES OF SEQUUS....................    6
    3.1      Organization, Etc. .........................................    6
    3.2      Authority Relative to This Agreement........................    7
    3.3      No Violations, Etc. ........................................    8
    3.4      Board Recommendation........................................    8
    3.5      Fairness Opinion............................................    9
    3.6      Capitalization..............................................    9
    3.7      SEC Filings.................................................   10
    3.8      Financial Statements........................................   10
    3.9      Absence of Undisclosed Liabilities..........................   10
    3.10     Absence of Changes or Events................................   10
    3.11     Intentionally Omitted.......................................   12
    3.12     Litigation..................................................   12
    3.13     Insurance...................................................   12
    3.14     Contracts and Commitments...................................   12
    3.15     Labor Matters; Employment and Labor Contracts...............   14
    3.16     Compliance with Laws........................................   14
    3.17     Intellectual Property Rights................................   15
    3.18     Taxes.......................................................   16
    3.19     Employee Benefit Plans; ERISA...............................   17
    3.20     Environmental Matters.......................................   20
    3.21     Officer's Certificate as to Tax Matters.....................   22
    3.22     Affiliates..................................................   22
    3.23     Finders or Brokers..........................................   22
    3.24     Registration Statement; Proxy Statement/Prospectus..........   22
    3.25     Pooling of Interests........................................   22
    3.26     Title to Property...........................................   23
    3.27     Year 2000 Compliance........................................   23
 ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF ALZA AND MERGER SUB.......   23
    4.1      Organization, Etc. .........................................   24
    4.2      Authority Relative to This Agreement........................   24
    4.3      No Violations, Etc. ........................................   25
    4.4      Capitalization..............................................   25
    4.5      Registration Statement; Proxy Statement/Prospectus..........   25
    4.6      SEC Filings.................................................   26
    4.7      Compliance with Laws........................................   26

                                                                           Page
                                                                           ----
    4.8       Financial Statements......................................    26
    4.9       Absence of Undisclosed Liabilities........................    26
    4.10      Absence of Changes or Events..............................    27
    4.11      Litigation................................................    27
    4.12      Officer's Certificate as to Tax Matters...................    27
    4.13      Pooling of Interests......................................    27
    4.14      Taxes.....................................................    27
    4.15      Contracts and Commitments.................................    27
    4.16      Intellectual Property Rights..............................    28
    4.17      FDA Matters...............................................    28
 ARTICLE V    COVENANTS.................................................    29
    5.1       Conduct of Business During Interim Period.................    29
    5.2       No Solicitation...........................................    31
    5.3       Access to Information.....................................    32
              Special Meeting; Registration Statement; Board
    5.4        Recommendation...........................................    33
    5.5       Commercially Reasonable Efforts...........................    33
    5.6       Public Announcements......................................    34
    5.7       Notification of Certain Matters...........................    34
    5.8       Indemnification...........................................    35
    5.9       Expenses..................................................    36
    5.10      Pooling of Interests Accounting...........................    36
    5.11      Affiliate Agreements......................................    37
    5.12      NYSE Listings.............................................    37
    5.13      Resignation of Directors and Officers.....................    37
    5.14      Consents of ALZA's and SEQUUS' Accountants................    37
    5.15      Stock Options and Warrants................................    38
    5.16      Board of Directors........................................    38
    5.17      Intentionally Omitted.....................................    38
    5.18      SEC Filings...............................................    38
    5.19      Employee Benefit Matters..................................    38
 ARTICLE VI   CONDITIONS TO THE OBLIGATIONS OF EACH PARTY...............    40
    6.1       Registration Statement....................................    40
    6.2       Shareholder Approval......................................    40
    6.3       Listing of Additional Shares..............................    40
    6.4       Governmental Clearances...................................    40
    6.5       Tax Matters...............................................    40
    6.6       Statute or Decree.........................................    40
    6.7       Pooling...................................................    41
 ARTICLE VII  CONDITIONS TO THE OBLIGATIONS OF SEQUUS AND ALZA..........    41
    7.1       Additional Conditions to the Obligation of SEQUUS.........    41
              Additional Conditions to the Obligation of ALZA And Merger
    7.2        Sub......................................................    41
 ARTICLE VIII TERMINATION...............................................    42
    8.1       Termination...............................................    42
    8.2       Termination by ALZA.......................................    43
    8.3       Termination by SEQUUS.....................................    44
    8.4       Procedure for Termination.................................    44
    8.5       Effect of Termination.....................................    44

                                                                            Page
                                                                            ----
 ARTICLE IX MISCELLANEOUS.................................................   45
    9.1     Amendment and Modification....................................   45
    9.2     Waiver of Compliance; Consents................................   45
    9.3     Survival; Investigations......................................   45
    9.4     Notices.......................................................   46
    9.5     Assignment; Third Party Beneficiaries.........................   46
    9.6     Governing Law.................................................   47
    9.7     Counterparts..................................................   47
    9.8     Severability..................................................   47
    9.9     Interpretation................................................   47
    9.10    Entire Agreement..............................................   47
    9.11    Definition of Law.............................................   47
    9.12    Rules of Construction.........................................   47

Exhibits
  Exhibit A--Certificate of Merger
  Exhibit B--Form of SEQUUS Affiliates Agreement
  Exhibit C--Form of ALZA Affiliates Agreement

                             INDEX OF DEFINED TERMS

"Acquisition Proposal"..................................... Section 5.2(c)
"Action"................................................... Section 3.12(a)
"Affiliates"............................................... Section 3.22
"Antitrust Division"....................................... Section 5.5(a)
"ALZA"..................................................... Preamble
"ALZA Balance Sheet"....................................... Section 4.8
"ALZA Closing Value"....................................... Section 2.1(f)
"ALZA Common Stock"........................................ Recitals
"ALZA Contract"............................................ Section 4.15(b)
"ALZA Disclosure Statement"................................ Article IV
"ALZA Exchange Options".................................... Section 2.2
"ALZA Financial Statements"................................ Section 4.8
"ALZA IP Rights............................................ Section 4.16(a)
"ALZA Material Adverse Effect"............................. Section 4.1
"ALZA Purchase Plan........................................ Section 2.2(b)
"ALZA SEC Reports"......................................... Section 4.6(a)
"ALZA Subsidiaries"........................................ Section 4.1
"Business Combination"..................................... Section 5.1(b)
"CERCLA"................................................... Section 3.20(a)(iii)
"Certificate of Merger".................................... Section 1.2
"Closing".................................................. Section 1.2
"Closing Date"............................................. Section 1.2
"COBRA".................................................... Section 3.15(b)
"Code"..................................................... Recitals
"Confidentiality Agreements"............................... Section 5.3
"Contractor"............................................... Section 3.20(a)(i)
"CSA"...................................................... Section 3.16(b)
"DEA"...................................................... Section 3.16(b)
"Delaware Law"............................................. Section 1.1
"Effective Time"........................................... Section 1.2
"Employee Benefit Plans"................................... Section 3.19(a)
"Environment".............................................. Section 3.20(a)(ii)
"Environmental Law"........................................ Section 3.20(a)(iii)
"Environmental Permit"..................................... Section 3.20(a)(iv)
"ERISA".................................................... Section 3.19(a)
"ERISA Affiliate".......................................... Section 3.19(a)
"Exchange Act"............................................. Section 3.3
"Exchange Agent"........................................... Section 2.3(a)
"Exchange Multiple"........................................ Section 2.1(g)
"Exchange Quotient"........................................ Section 2.1(g)
"Exchange Ratio"........................................... Section 2.1(a)
"FDA"...................................................... Section 3.16(b)
"FDCA"..................................................... Section 3.16(b)
"Foreign Plan"............................................. Section 3.19(n)
"FTC"...................................................... Section 5.5(a)
"GAAP"..................................................... Section 3.8
"Government Entity"........................................ Section 3.3
"group health plan"........................................ Section 3.19(k)
"Hazardous Material"....................................... Section 3.20(a)(v)
"Holder"................................................... Section 2.3(c)

"HSR Act"................................................... Section 3.3
"Identified Products"....................................... Section 4.15(a)
"Identified Technology"..................................... Section 4.16(b)
"Indemnified Parties"....................................... Section 5.8(b)
"IRS"....................................................... Section 3.19(d)
"law"....................................................... Section 9.11
"Material Products"......................................... Section 5.1(a)(x)
"Merger".................................................... Recitals
"Merger Sub"................................................ Preamble
"Merger Sub Common Stock"................................... Section 2.1(d)
"NYSE"...................................................... Section 2.1(f)
"Pension Plans"............................................. Section 3.19(a)
"Person".................................................... Section 2.1(g)
"Potential Acquiror"........................................ Section 5.2(a)
"Proxy Statement/Prospectus"................................ Section 3.24
"Real Property"............................................. Section 3.20(b)(iv)
"Reference Date"............................................ Section 3.8
"Registration Statement".................................... Section 3.24
"SEC"....................................................... Section 3.7(a)
"Securities Act"............................................ Section 3.7(a)
"SEQUUS".................................................... Preamble
"SEQUUS Balance Sheet"...................................... Section 3.8
"SEQUUS Certificate"........................................ Section 2.3(c)
"SEQUUS Common Stock"....................................... Recitals
"SEQUUS Contract"........................................... Section 3.14(b)
"SEQUUS Disclosure Statement"............................... Article III
"SEQUUS Purchase Plan"...................................... Section 2.2(b)
"SEQUUS Financial Statements"............................... Section 3.8
"SEQUUS IP Rights".......................................... Section 3.17(a)
"SEQUUS Material Adverse Effect"............................ Section 3.1(a)
"SEQUUS Negative Vote"...................................... Section 8.1(d)
"SEQUUS Options"............................................ Section 2.2
"SEQUUS Preferred Stock".................................... Section 3.6(a)
"SEQUUS Rights"............................................. Section 2.1(a)
"SEQUUS Rights Plan"........................................ Section 2.1(a)
"SEQUUS SEC Reports"........................................ Section 3.7(a)
"SEQUUS Special Meeting".................................... Section 5.4(a)
"SEQUUS Stock Plan"......................................... Section 2.2
"Stock Option Agreement".................................... Section 3.2
"Subsidiary"................................................ Section 2.1(g)
"Superior Proposal"......................................... Section 5.2(d)
"Surviving Corporation"..................................... Section 1.1
"Tax" or "Taxes"............................................ Section 3.18(a)
"Tax Return"................................................ Section 3.18(a)
"Voting Agreements"......................................... Section 3.6(b)
"WARN"...................................................... Section 5.19(e)
"Welfare Plans"............................................. Section 3.19(a)
"Year 2000 Compliant"....................................... Section 3.27

                          AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of October 4, 1998 by and among ALZA Corporation, a Delaware corporation ("ALZA"), Argyle Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of ALZA ("Merger Sub"), and SEQUUS Pharmaceuticals, Inc., a Delaware corporation ("SEQUUS"), with respect to the following facts:

A. The respective boards of directors of ALZA, Merger Sub and SEQUUS have approved and declared advisable the Merger of Merger Sub with and into SEQUUS (the "Merger"), upon the terms and subject to the conditions set forth herein, and have determined that the Merger is fair to, and in the best interests of, their respective stockholders.

B. Pursuant to the Merger, among other things, the outstanding shares of SEQUUS Common Stock, $.0001 par value ("SEQUUS Common Stock"), will be converted into shares of ALZA Common Stock, $.01 par value ("ALZA Common Stock"), at the rate set forth herein.

C. For United States federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

D. For financial accounting purposes, it is intended that the Merger will be accounted for as a pooling of interests transaction.

The parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware General Corporation Law (the "Delaware Law"), (i) Merger Sub shall be merged with and into SEQUUS, (ii) the separate corporate existence of Merger Sub shall cease, and (iii) SEQUUS shall be the surviving corporation. SEQUUS, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

1.2 Closing; Effective Time. The closing of the Merger and the other transactions contemplated hereby (the "Closing") will take place at 10:00 a.m., local time, on a date to be specified by the parties (the "Closing Date"), which shall be no later than the first business day after satisfaction or waiver of the conditions set forth in Articles VI and VII, unless another time or date is agreed to by the parties hereto. The Closing shall take place at the offices of Heller Ehrman White & McAuliffe, 525 University Avenue, Palo Alto, California, or at such other location as the parties hereto shall mutually agree. At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of Merger substantially in the form of Exhibit A (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the Delaware Law (the time of such filing, or such later time as may be agreed in writing by the parties and specified in the Certificate of Merger, being the "Effective Time").

1.3 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the Delaware Law. Without limiting the foregoing, at the Effective Time all the property, rights, privileges, powers and franchises of SEQUUS and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of SEQUUS and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Certificate of Incorporation; Bylaws.

(a) Subject to Section 5.8, from and after the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation; provided, however, that at the Effective Time the certificate of incorporation of Merger Sub shall be amended so that the name of Surviving Corporation shall be "SEQUUS Pharmaceuticals, Inc."

(b) Subject to Section 5.8, from and after the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation.

1.5 Directors and Officers of the Surviving Corporation. The directors and officers of Merger Sub immediately prior to the Effective Time shall serve as the directors and officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE II

                              CONVERSION OF SHARES

2.1 Conversion of Stock. Pursuant to the Merger, and without any action on the part of the holders of any outstanding shares of capital stock or other securities of SEQUUS or Merger Sub:

(a) As of the Effective Time, each share of SEQUUS Common Stock, together with the rights (the "SEQUUS Rights") associated with each such share issued in connection with SEQUUS' Rights Agreement (the "SEQUUS Rights Plan") dated April 17, 1997 between SEQUUS and ChaseMellon Shareholders Services, L.L.C., issued and outstanding immediately prior to the Effective Time (other than shares of SEQUUS Common Stock to be canceled pursuant to Section 2.1(c)) shall be automatically converted into 0.40 (the "Exchange Ratio") of a fully paid and nonassessable share of ALZA Common Stock.

(b) As of the Effective Time, each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of SEQUUS Common Stock shall cease to have any rights with respect thereto, except the right to receive (i) a certificate (or direct registration) representing the number of whole shares of ALZA Common Stock into which such shares have been converted, and (ii) cash in lieu of fractional shares of ALZA Common Stock in accordance with Section 2.1(f), without interest.

(c) As of the Effective Time, each share of SEQUUS Common Stock held of record immediately prior to the Effective Time by SEQUUS, Merger Sub, ALZA or any Subsidiary (as defined in Section 2.1(g)) of SEQUUS or of ALZA shall be canceled and extinguished without any conversion thereof.

(d) As of the Effective Time, each share of Common Stock, $.0001 par value, of Merger Sub (the "Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be canceled, extinguished and automatically converted into one validly issued, fully paid and nonassessable share of Common Stock, $.0001 par value, of the Surviving Corporation. Each certificate evidencing ownership of a number of shares of Merger Sub Common Stock shall be deemed to evidence ownership of the same number of shares of Common Stock, $.0001 par value, of the Surviving Corporation.

(e) The Exchange Ratio shall be adjusted, or ALZA shall make appropriate provision, to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into ALZA Common Stock or SEQUUS Common Stock), extraordinary dividend or distribution, reorganization, recapitalization or other like change with respect to ALZA Common Stock or (subject to Section 5.1) SEQUUS Common Stock occurring or having a record date or an effective date on or after the date hereof and prior to the Effective Time.

(f) No fraction of a share of ALZA Common Stock will be issued by virtue of the Merger. Instead, each holder of shares of SEQUUS Common Stock who would otherwise be entitled to a fraction of a share of ALZA Common Stock (after aggregating all fractional shares of ALZA Common Stock to be received by such holder) shall receive from ALZA an amount of cash (rounded down to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the ALZA Closing Value. For the purposes of this Agreement, "ALZA Closing Value" shall mean the closing price per share of ALZA Common Stock as reported on the New York Stock Exchange ("NYSE") Composite Tape on the trading day immediately preceding the Effective Time.

(g) For the purposes of this Agreement, the "Exchange Multiple" of any quantity means the product obtained from multiplying such quantity by the Exchange Ratio, and the "Exchange Quotient" of any quantity means the quotient obtained from dividing such quantity by the Exchange Ratio. For purposes of this Agreement, the term "Subsidiary", when used with respect to any Person, means any corporation or other organization, whether incorporated or unincorporated, of which (A) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person (through ownership of securities, by contract or otherwise) or (B) such Person or any Subsidiary of such Person is a general partner of any general partnership or a manager of any limited liability company. For the purposes of this Agreement, the term "Person" means any individual, organization, corporation, partnership, joint venture, limited liability company, trust or entity of any kind.

2.2 SEQUUS Options and Warrants; SEQUUS Purchase Plan.

(a) As of the Effective Time, ALZA shall, to the full extent permitted by applicable law, assume all of the stock options of SEQUUS outstanding immediately prior to the Effective Time under the SEQUUS Stock Plans (as defined below) (the "SEQUUS Options"). As of the Effective Time, ALZA shall assume in accordance with their terms, all the warrants to purchase SEQUUS Common Stock dated May 19, 1995 (which expire on May 25, 1999) outstanding immediately prior to the Effective Time (the "Warrants"). For purposes of this Agreement, "SEQUUS Stock Plans" means

SEQUUS' 1987 Employee Stock Option Plan, 1987 Consultant Stock Option Plan, 1990 Director Stock Option Plan and Equity Incentive Plan (in each case, as amended prior to the date hereof). Each SEQUUS Option, whether or not exercisable at the Effective Time, to the full extent permitted by applicable law, shall be assumed by ALZA in such a manner that it shall be exercisable upon the same terms and conditions as under the SEQUUS Stock Plan pursuant to which it was granted and the applicable option agreement issued thereunder (including, without limitation, the lapse of all rights of repurchase with respect to such SEQUUS Options granted under the 1987 Employee Stock Option Plan and the 1987 Consultant Stock Option Plan in accordance with the resolutions of the SEQUUS board of directors approved on March 10, 1994, and June 19, 1995); and each Warrant shall be assumed by ALZA in the manner provided for in such Warrant so that it shall be exercisable on the terms and conditions provided in such Warrant; provided that (i) each such option thereafter shall be exercisable for a number of shares of ALZA Common Stock (rounded down to the nearest whole share) equal to the Exchange Multiple of the number of shares of SEQUUS Common Stock subject to such option, and (ii) the price per share of ALZA Common Stock thereafter shall equal the Exchange Quotient (rounded up to the nearest whole cent) of the option price per share of SEQUUS Common Stock subject to such option in effect immediately prior to the Effective Time (the "ALZA Exchange Options"); provided, further that (i) each such Warrant thereafter shall be exercisable for a number of shares of ALZA Common Stock equal to the Exchange Multiple of the number of shares of SEQUUS Common Stock subject to such Warrant, and (ii) the price per share of ALZA Common Stock thereafter shall equal the Exchange Quotient of the Warrant price per share of SEQUUS Common Stock subject to such Warrant in effect immediately prior to the Effective Time. Prior to the Effective Time, SEQUUS shall make all adjustments provided for in the SEQUUS Stock Plans with respect to the SEQUUS Options to facilitate the implementation of the provisions of this Section 2.2. It is intended that SEQUUS Options assumed by ALZA shall qualify following the Effective Time as incentive stock options, as defined in
Section 422 of the Code, to the extent SEQUUS Options qualified as incentive stock options immediately prior to the Effective Time, and the provisions of this Section 2.2(a) shall be applied in a manner that is consistent with such intent.

(b) SEQUUS shall amend the SEQUUS Employee Stock Purchase Plan (the "SEQUUS Purchase Plan") so that as of the Effective Time: (i) the SEQUUS Purchase Plan shall provide that no additional purchase rights shall be issued under it; (ii) the purchase dates of each then-outstanding purchase right granted under the SEQUUS Purchase Plan shall conform to the purchase dates then in effect under the ALZA Amended and Restated Employee Stock Purchase Plan (the "ALZA Purchase Plan"); and (iii) each purchase right granted under the SEQUUS Purchase Plan shall terminate (if it has not previously terminated by its terms) on the purchase date under the ALZA Purchase Plan immediately preceding August 1, 1999, or if earlier, on the date that the holder thereof enrolls in the ALZA Purchase Plan. As of the Effective Time, each then-outstanding purchase right granted under the SEQUUS Purchase Plan shall be assumed by ALZA in such a manner that it shall be exercisable upon the same terms and conditions (as amended as described above) as under the SEQUUS Purchase Plan immediately before the Effective Time; provided that each such purchase right shall thereafter be exercisable for whole shares of ALZA Common Stock (rounded down to the nearest whole share) equal to the Exchange Multiple of the number of shares of SEQUUS Common Stock for which such purchase right would otherwise have been exercisable determined as of the relevant grant date under the SEQUUS Purchase Plan at a purchase price per share equal to 85% of the lower of: (i) the Exchange Quotient (rounded up to the nearest whole cent) of the fair market value of a share of SEQUUS Common Stock on the relevant grant date under the SEQUUS Purchase Plan or (ii) the fair market value of a share of a ALZA Common Stock on the relevant purchase date.

2.3 Exchange of Stock Certificates.

(a) At or prior to the Effective Time, ALZA shall enter into an agreement with a bank or trust company selected by ALZA and reasonably acceptable to SEQUUS to act as the exchange agent for the Merger (the "Exchange Agent").

(b) At or prior to the Effective Time, ALZA shall supply or cause to be supplied to or for the account of the Exchange Agent in trust for the benefit of the holders of SEQUUS Common Stock, for exchange pursuant to this Section 2.3, (i) certificates (or direct registration) evidencing the shares of ALZA Common Stock issuable pursuant to Section 2.1 to be exchanged for outstanding shares of SEQUUS Common Stock, and (ii) cash in an aggregate amount sufficient to make the payments in lieu of fractional shares provided for in Section 2.1(f).

(c) Promptly after the Effective Time, ALZA shall mail or shall cause to be mailed to each Holder a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the SEQUUS Certificates shall pass, only upon proper delivery of the SEQUUS Certificates to the Exchange Agent) and instructions for surrender of the SEQUUS Certificates. Upon surrender to the Exchange Agent of a SEQUUS Certificate, together with such letter of transmittal duly executed, the Holder shall be entitled to receive in exchange therefor: (i) certificates evidencing that number of shares of ALZA Common Stock issuable to such Holder in accordance with this Article II; (ii) any dividends or other distributions that such Holder has the right to receive pursuant to Section 2.3(d); and (iii) cash in respect of fractional shares as provided in Section 2.1(f), and such SEQUUS Certificate so surrendered shall forthwith be canceled. No certificate representing shares of ALZA Common Stock will be issued to a Person who is not the registered owner of a surrendered SEQUUS Certificate unless (i) the SEQUUS Certificate so surrendered has been properly endorsed or otherwise is in proper form for transfer, and (ii) such Person shall either (A) pay any transfer or other tax required by reason of such issuance or (B) establish to the reasonable satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.3, from and after the Effective Time, each SEQUUS Certificate shall be deemed to represent, for all purposes other than payment of dividends, the right to receive a certificate representing the number of full shares of ALZA Common Stock as determined in accordance with this Article II and cash in lieu of fractional shares as provided in Section 2.1(f). For purposes of this Agreement, "SEQUUS Certificate" means a certificate which immediately prior to the Effective Time represented shares of SEQUUS Common Stock, and "Holder" means a person who holds one or more SEQUUS Certificates as of the Effective Time.

(d) No dividend or other distribution declared with respect to ALZA Common Stock with a record date after the Effective Time will be paid to Holders of unsurrendered SEQUUS Certificates until such Holders surrender their SEQUUS Certificates. Upon the surrender of such SEQUUS Certificates, there shall be paid to such Holders, promptly after such surrender, the amount of dividends or other distributions, excluding interest, declared with a record date after the Effective Time and not paid because of the failure to surrender SEQUUS Certificates for exchange.

(e) Notwithstanding anything to the contrary in this Agreement, neither the Exchange Agent, ALZA, the Surviving Corporation nor any party hereto shall be liable to any holder of shares of SEQUUS Common Stock for shares of ALZA Common Stock or cash in lieu of fractional shares properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.4 Lost, Stolen or Destroyed Certificates. In the event that any SEQUUS Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue and pay in respect of such lost, stolen or destroyed SEQUUS Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of ALZA Common Stock as may be required pursuant to Section 2.1 and cash in lieu of fractional shares, if any, as may be required pursuant to Section 2.1(f) and any dividends or distributions payable pursuant to Section 2.3(d); provided, however, that ALZA may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed SEQUUS Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against ALZA or the Exchange Agent with respect to the SEQUUS Certificates alleged to have been lost, stolen or destroyed.

2.5 Tax Consequences. For United States federal income tax purposes, it is intended by the parties hereto that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SEQUUS

SEQUUS makes to ALZA and Merger Sub the representations and warranties contained in this Article III, in each case subject to the exceptions set forth in the disclosure statement, dated as of the date hereof, delivered by SEQUUS to ALZA prior to the execution of this Agreement (the "SEQUUS Disclosure Statement"). The SEQUUS Disclosure Statement shall be arranged in schedules corresponding to the numbered Sections of this Article III, and the disclosure in any Section of the SEQUUS Disclosure Statement shall qualify only the corresponding Section of this Article III, unless it is reasonably apparent that the disclosed contract, event, fact, circumstance or other matter could relate to other representations or warranties or the matters covered thereby.

3.1 Organization, Etc.

(a) Each of SEQUUS and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of SEQUUS and its Subsidiaries is duly qualified as a foreign Person to do business, and is in good standing, in each jurisdiction where the character of its owned or leased properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a SEQUUS Material Adverse Effect. For the purposes of this Agreement, "SEQUUS Material Adverse Effect" means any change, event or effect that is materially adverse to the business, prospects (as they relate to Doxil), financial condition or results of operations of SEQUUS and its Subsidiaries taken as a whole;

provided, however, that: (i) any adverse change, event or effect arising from or relating to general business or economic conditions which does not affect SEQUUS in a materially disproportionate manner, shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, a "SEQUUS Material Adverse Effect"; (ii) any adverse change, event or effect relating to or affecting the oncological pharmaceuticals industry generally, or relating to or affecting the sale, marketing or development of oncological pharmaceuticals generally, which does not affect SEQUUS in a materially disproportionate manner, shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, a "SEQUUS Material Adverse Effect"; (iii) any adverse change, event or effect referred to in Section 3.1 of the SEQUUS Disclosure Statement concerning the competitive products identified therein shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, a "SEQUUS Material Adverse Effect"; and (iv) any adverse change, event or effect arising from or relating to the announcement or pendency of the Merger shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, a "SEQUUS Material Adverse Effect"; provided, further, that the failure of SEQUUS to meet the published estimates, expectations or projections of financial analysts shall not by itself constitute a "SEQUUS Material Adverse Effect".

(b) Neither SEQUUS nor any of its Subsidiaries is in violation of any provision of its certificate of incorporation, bylaws or any other charter document.
Section 3.1 of the SEQUUS Disclosure Statement sets forth (i) the full name of each Subsidiary of SEQUUS, its capitalization and the ownership interest of SEQUUS and each other Person (if any) therein, (ii) the jurisdiction in which each such Subsidiary is organized, (iii) each jurisdiction in which SEQUUS and each Subsidiary of SEQUUS is qualified to do business as a foreign Person, (iv) a brief summary of the business and material operations of each Subsidiary of SEQUUS, and (v) the names of the current directors and officers of SEQUUS and of each Subsidiary of SEQUUS. SEQUUS has made available to ALZA accurate and complete copies of the certificate of incorporation, bylaws and any other charter documents, as currently in effect, of SEQUUS and each of its Subsidiaries.

3.2 Authority Relative to this Agreement. SEQUUS has full corporate power and authority to (i) execute and deliver this Agreement, and (ii) assuming the approval of the Merger by a majority of the outstanding shares of SEQUUS Common Stock at the SEQUUS Special Meeting or any adjournment or postponement thereof in accordance with Delaware Law, consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by SEQUUS and the consummation by SEQUUS of the Merger and the other transactions contemplated hereby, have been duly and validly authorized by the unanimous vote of the board of directors of SEQUUS, and no other corporate proceedings on the part of SEQUUS are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than the approval of the Merger by a majority of the outstanding shares of SEQUUS Common Stock at the SEQUUS Special Meeting or any adjournment or postponement thereof in accordance with the Delaware Law). This Agreement has been duly and validly executed and delivered by SEQUUS and, assuming due authorization, execution and delivery by ALZA and by Merger Sub, constitutes a valid and binding agreement of SEQUUS, enforceable against SEQUUS in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

3.3 No Violations, Etc. No filing with or notification to, and no permit, authorization, consent or approval of, any court, administrative agency, commission, or other governmental or regulatory body, authority or instrumentality ("Government Entity") is necessary to be made or obtained on the part of SEQUUS for the consummation by SEQUUS of the Merger and the other transactions contemplated hereby, or (assuming, for this purpose, that no laws are applicable to ALZA that are not also applicable to SEQUUS) for the exercise by ALZA and the Surviving Corporation of full rights to own and operate the business of SEQUUS and its Subsidiaries as presently being conducted, except
(i) for the filing of the Certificate of Merger as required by Delaware Law,
(ii) as may be required under the applicable requirements of the Securities and Exchange Act of 1934, as amended (together with the Rules and Regulations promulgated thereunder, the "Exchange Act"), state securities or "blue sky" laws and state takeover laws, and (iii) for any filing required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") or any antitrust laws of any foreign country. Neither the execution and delivery by SEQUUS of this Agreement, nor the consummation of the Merger by SEQUUS and the other transactions contemplated hereby, nor compliance by SEQUUS with all of the provisions hereof, nor the exercise by ALZA and the Surviving Corporation of full rights to own and operate the business of SEQUUS and its Subsidiaries as presently being conducted (assuming, for this purpose, that no laws are applicable to ALZA that are not also applicable to SEQUUS) will, subject to obtaining the approval of this Agreement by the holders of a majority of the outstanding shares of SEQUUS Common Stock at the SEQUUS Special Meeting or any adjournment or postponement thereof in accordance with Delaware Law, (i) conflict with or result in any breach of any provision of the certificate of incorporation, bylaws or other charter document of SEQUUS or any of its Subsidiaries, (ii) violate any material order, writ, injunction, decree, statute, rule or regulation applicable to SEQUUS or any of its Subsidiaries, or by which any of their properties or assets is bound, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or result in any material adverse change in, or give rise to any right of termination, cancellation, acceleration, redemption or repurchase under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which SEQUUS or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound. Section 3.3 of the SEQUUS Disclosure Statement lists all consents, waivers and approvals required to be obtained other than by ALZA or any ALZA Subsidiary in connection with the consummation by SEQUUS of the transactions contemplated hereby under any of SEQUUS' or any of its Subsidiaries' notes, bonds, mortgages, indentures, deeds of trust, licenses, leases, contracts, agreements or other instruments or obligations the failure to obtain which would have a SEQUUS Material Adverse Effect.

3.4 Board Recommendation. The board of directors of SEQUUS has, at a meeting of such board duly held on October 4, 1998, (i) approved this Agreement, (ii) determined that this Agreement is fair to and in the best interests of the stockholders of SEQUUS, (iii) resolved to recommend approval of this Agreement to the stockholders of SEQUUS, (iv) resolved that SEQUUS take all action necessary to exempt the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby from the provisions of all applicable state antitakeover statutes or regulations including but not limited to Section 203 of the Delaware Law, and (v) resolved to render the rights issued under the SEQUUS Rights Plan inapplicable to the Merger, this Agreement, and the other transactions contemplated hereby.

3.5 Fairness Opinion. SEQUUS has received the opinion of Credit Suisse First Boston dated the date of the approval of this Agreement by the board of directors of SEQUUS to the effect that the Exchange Ratio is fair to SEQUUS' stockholders from a financial point of view, and will provide a copy of such opinion to ALZA.

3.6 Capitalization.

(a) The authorized capital stock of SEQUUS consists of 45,000,000 shares of SEQUUS Common Stock and 4,000,000 shares of Preferred Stock, $.01 par value ("SEQUUS Preferred Stock"), of which 450,000 shares have been designated Series A Preferred Stock. As of September 30, 1998, there were (i) 31,772,902 shares of SEQUUS Common Stock outstanding, (ii) no shares of SEQUUS Preferred Stock outstanding, and (iii) no treasury shares held by SEQUUS.

(b) Except as referred to in Section 3.6(a) hereof, and except for securities issued or outstanding or reserved for issuance under the SEQUUS Stock Plans, SEQUUS Purchase Plan, SEQUUS Rights Plan and the warrants dated May 19, 1995, as of September 30, 1998 there were no equity securities of any class of SEQUUS, or any securities convertible into or exercisable for any such equity securities, issued, reserved for issuance or outstanding. Except for options granted under the SEQUUS Stock Plans, purchase rights under the SEQUUS Purchase Plan, SEQUUS Rights and the warrants dated May 19, 1995, there are no warrants, options, convertible securities, calls, rights, stock appreciation rights, preemptive rights, rights of first refusal, or agreements or commitments of any nature obligating SEQUUS to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests of SEQUUS, or obligating SEQUUS to grant, issue, extend, accelerate the vesting of, or enter into, any such warrant, option, convertible security, call, right, stock appreciation right, preemptive right, right of first refusal, agreement or commitment. To the knowledge of SEQUUS as of the date of this Agreement, except for the Voting Agreements entered into as of the date of this agreement by the members of the board of directors of SEQUUS (the "Voting Agreements"), there are no voting trusts, proxies or other similar agreements or understandings with respect to the capital stock of SEQUUS.

(c) True and complete copies of each SEQUUS Stock Plan and the SEQUUS Purchase Plan, and of the forms of all agreements and instruments relating to or issued under each thereof, have been made available to ALZA. Such agreements, instruments and forms have not been amended, modified or supplemented in any significant respect, and there are no agreements to amend, modify or supplement in any significant respect any such agreements, instruments or forms.

(d) Section 3.6 of the SEQUUS Disclosure Statement sets forth the following information with respect to each option to purchase SEQUUS Common Stock outstanding as of the date of this Agreement: the aggregate number of shares issuable thereunder, the type of option, the grant date, the expiration date and the exercise price. Each SEQUUS Option was or will be granted in accordance with the terms of the SEQUUS Stock Plan applicable thereto. The terms of each of the SEQUUS Stock Plans do not prohibit the assumption of the SEQUUS Options as provided in Section 2.2(a). Consummation of the Merger will not accelerate vesting of any options to purchase SEQUUS Common Stock outstanding as of the date of this Agreement, except as described in Section 3.6 of the SEQUUS Disclosure Statement.

3.7 SEC Filings.

(a) SEQUUS has filed with the Securities and Exchange Commission (the "SEC") all required forms, reports, registration statements and documents required to be filed by it with the SEC (collectively, all such forms, reports, registration statements and documents filed since January 1, 1995 are referred to herein as the "SEQUUS SEC Reports"). All of the SEQUUS SEC Reports complied as to form, when filed, in all material respects with the applicable provisions of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act") and the Exchange Act. Accurate and complete copies of the SEQUUS SEC Reports have been made available to ALZA. As of their respective dates, the SEQUUS SEC Reports (when taken together with the documents incorporated by reference therein and all exhibits and schedules thereto) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. SEQUUS has been advised by each of its executive officers and directors that each such person and such persons' affiliates have complied with all filing requirements relating to SEQUUS under Section 13 and
Section 16(a) of the Exchange Act except as disclosed in the SEQUUS SEC
Reports.

3.8 Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the SEQUUS SEC Reports (the "SEQUUS Financial Statements"), (x) was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (y) fairly presented the financial position of SEQUUS as at the respective dates thereof and the results of its operations and cash flows for the periods indicated, consistent with the books and records of SEQUUS, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which, in the case of the interim financial statements contained in SEQUUS' Form 10-Q for the quarter ended June 30, 1998, are not expected to be material in amount. The balance sheet of SEQUUS contained in SEQUUS' Form 10-Q for the quarter ended June 30, 1998 (the "Reference Date") is hereinafter referred to as the "SEQUUS Balance Sheet."

3.9 Absence of Undisclosed Liabilities. Neither SEQUUS nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) other than (i) liabilities included in the SEQUUS Balance Sheet and the related notes to the financial statements, (ii) normal or recurring liabilities incurred since the Reference Date in the ordinary course of business consistent with past practice which, individually or in the aggregate, would not be reasonably likely to have a SEQUUS Material Adverse Effect, and (iii) liabilities under this Agreement.

3.10 Absence of Changes or Events. Except as contemplated by this Agreement, since the Reference Date, no SEQUUS Material Adverse Effect has occurred. In addition, between the Reference Date and the date of this Agreement, SEQUUS and its Subsidiaries have not, directly or indirectly:

(a) purchased, otherwise acquired, or agreed to purchase or otherwise acquire, any shares of capital stock of SEQUUS or any of its Subsidiaries, or declared, set aside or paid any dividend or otherwise made a distribution (whether in cash, stock or property or any combination thereof) in respect of their capital stock (other than dividends or other distributions payable solely to SEQUUS or a wholly owned Subsidiary of SEQUUS or repurchases of unvested shares from employees in connection with the termination of employment (for any reason) in accordance with agreements outstanding or policies existing on the date hereof, or entered into thereafter in the ordinary course of business);

(b) (i) created or incurred any indebtedness for borrowed money exceeding $250,000 in the aggregate, or (ii) assumed, guaranteed, endorsed or otherwise as an accommodation become responsible for the obligations of any other individual, firm or corporation, made any loans or advances to any other individual, firm or corporation exceeding $100,000 in the aggregate except for travel advances and other advances made to employees in the ordinary course of business;

(c) instituted any change in accounting methods, principles or practices other than as required by GAAP or the rules and regulations promulgated by the SEC and disclosed in the notes to the SEQUUS Financial Statements;

(d) revalued any assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable in excess of amounts previously reserved as reflected in the SEQUUS Balance Sheet;

(e) suffered any damage, destruction or loss, whether covered by insurance or not, except for such as would not, individually and in the aggregate exceed $250,000;

(f) (i) increased in any manner the compensation of any of its directors, officers (including specifically that in the aggregate bonuses payable to its officers with respect to 1998 will not exceed 30% of the aggregate salaries of such officers for 1998) or, other than in the ordinary course of business and consistent with past practice or pursuant to written agreements outstanding on the date hereof, non-officer employees; (ii) granted any severance or termination pay to any Person; (iii) entered into any oral or written employment, consulting, indemnification or severance agreement with any Person other than agreements involving amounts in each case not in excess of $75,000;
(iv) other than as required by law or the specific terms of its Employee Benefit Plans, adopted, become obligated under, or amended any employee benefit plan, program or arrangement; or (v) repriced any SEQUUS options granted under the SEQUUS Stock Plans;

(g) sold, transferred, leased to a third party, licensed to a third party, pledged, mortgaged, encumbered, or otherwise disposed of, or agreed to sell, transfer, lease to a third party, license to a third party, pledge, mortgage, encumber or otherwise dispose of, any material portion of any material properties (including intangibles, real, personal or mixed);

(h) amended its certificate of incorporation, bylaws or any other charter document, or effected or been a party to any Merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(i) made any capital expenditure in any calendar month which, when added to all other capital expenditures made by or on behalf of SEQUUS and its Subsidiaries in such calendar month resulted in such capital expenditures exceeding $250,000 in the aggregate;

(j) paid, discharged or satisfied any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of liquidated claims, liabilities or obligations when due and the payment, discharge or satisfaction of liabilities (including accounts payable) in the ordinary course of business and consistent with past practice, or collected, or accelerated the collection of, any material amounts owed (including accounts receivable) other than their collection in the ordinary course of business;

(k) waived, released, assigned, settled or compromised any material claim or litigation, or commenced a lawsuit other than in the ordinary course of business for the routine collection of bills; or

(l) offered or become obligated to do any of the things described in the preceding clauses (a) through (k) other than as expressly contemplated or provided for in this Agreement.

3.11 Intentionally Omitted.

3.12 Litigation.

(a) There is no private or governmental action or suit (whether in law or in equity), or governmental investigation or proceeding of any nature ("Action") pending or, to the knowledge of SEQUUS, threatened against SEQUUS or any of its Subsidiaries, or any of their respective officers and directors (in their capacities as such), or involving any of their assets, before any court, governmental or regulatory authority or body, or arbitration tribunal, except for those Actions which, individually and in the aggregate, would not have a SEQUUS Material Adverse Effect. As of the date of this Agreement, there is no Action pending or, to the knowledge of SEQUUS, threatened which in any manner challenges seeks to, or is reasonably likely to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

(b) There is no outstanding unsatisfied judgment, order, writ, injunction or decree of any court, governmental or regulatory authority or body, or arbitration tribunal in a proceeding to which SEQUUS, any Subsidiary of SEQUUS, or any of their assets is or was a party or by which SEQUUS, any Subsidiary of SEQUUS, or any of their assets is bound.

3.13 Insurance. Section 3.13 of the SEQUUS Disclosure Statement lists all insurance policies in effect as of the date of this Agreement (including without limitation workers' compensation insurance policies) covering the business, properties or assets of SEQUUS and its Subsidiaries, the premiums and coverages of such policies, and all claims in excess of $50,000 made against any such policies since January 1, 1995. All such policies are in effect, and true and complete copies of all such policies have been made available to ALZA. SEQUUS has not received notice of the cancellation or threat of cancellation of any of such policies.

3.14 Contracts and Commitments.

(a) As of the date of this Agreement, except as filed as an exhibit to the SEQUUS SEC Reports, neither SEQUUS nor its Subsidiaries is a party to or bound by any oral or written contract, obligation or commitment of any type in any of the following categories:

  (i) employment agreements, consulting agreements, agreements or arrangements that contain severance pay, employee or consultant indemnification employment liabilities or obligations; agreements, agreements or understandings with respect to tax arrangements, agreements or understandings with respect to expatriate benefits, or post-employment liabilities or obligations;

  (ii) agreements or plans under which benefits will be increased or accelerated by the occurrence of any of the transactions contemplated by this Agreement, or under which the value of the benefits will be calculated on the basis of any of the transactions contemplated by this Agreement;

  (iii) agreements, contracts or commitments currently in force relating to the disposition or acquisition of (i) material assets other than in the ordinary course of business, or (ii) relating to an ownership interest in any corporation, partnership, joint venture or other business enterprise;

  (iv) material agreements, contracts or commitments for the purchase of materials, supplies or equipment which provide for purchase prices substantially greater than those prevailing as of the date of this Agreement for such materials, supplies or equipment, or which are with sole or single source suppliers;

  (v) guarantees or other agreements, contracts or commitments under which SEQUUS or any of its Subsidiaries is absolutely or contingently liable for (A) the performance of any other person, firm or corporation (other than SEQUUS or its Subsidiaries), or (B) the whole or any part of the indebtedness or liabilities of any other person, firm or corporation (other than SEQUUS or its Subsidiaries);

  (vi) powers of attorney authorizing the incurrence of a material obligation on the part of SEQUUS or its Subsidiaries;

  (vii) agreements, contracts or commitments which limit or restrict (A) the geographic territories where SEQUUS or any of its Subsidiaries may conduct business, (B) the type or lines of business (current or future) in which they may engage, or (C) any acquisition of assets (tangible or intangible) by SEQUUS or any of its Subsidiaries outside of the ordinary course of business;

  (viii) agreements, contracts or commitments containing any agreement with respect to a change of control of SEQUUS or any of its Subsidiaries;

  (ix) agreements, contracts or commitments for the borrowing or lending of money, or the availability of credit (except credit extended by SEQUUS or any of its Subsidiaries to customers in the ordinary course of business and consistent with past practice);

  (x) any hedging, option, derivative or other similar transaction and any foreign exchange position or contract for the exchange of currency;

  (xi) any joint marketing or joint development agreement, or any license or distribution agreement relating to any SEQUUS product not cancelable by SEQUUS upon 90 days notice; or

  (xii) any agreement not otherwise disclosed in section 3.14 or 3.17 of the SEQUUS Disclosure Statement expressly obligating SEQUUS to indemnify any other Person, including but not limited to any employee or consultant of SEQUUS or any of its Subsidiaries, against any charge of infringement, misappropriation or misuse of any intellectual property, other than indemnification provisions contained in purchase orders or customer agreements arising in the ordinary course of business.

(b) Neither SEQUUS nor any of its Subsidiaries, nor to SEQUUS' knowledge any other party to a SEQUUS Contract (as defined below), is in breach, violation or default under, or has received notice that it has breached, violated or defaulted under (nor does there exist any condition under which, with the passage of time or the giving of notice or both, could reasonably be expected to cause such a breach, violation or default under), any material agreement, contract or commitment to which SEQUUS or any of its Subsidiaries is a party or by which any of them or any of their properties or assets is bound (any such agreement, contract or commitment, a "SEQUUS Contract"), other than any breaches, violations or defaults which individually or in the aggregate would not have a SEQUUS Material Adverse Effect.

(c) Each SEQUUS Contract is a valid, binding and enforceable obligation of SEQUUS and, to SEQUUS' knowledge, of the other party or parties thereto, in accordance with its terms, and in full force and effect, except where the failure to be valid, binding, enforceable and in full force and effect would not have a SEQUUS Material Adverse Effect and to the extent enforcement may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally or by general principles of equity or by competition laws of the European Union.

(d) An accurate and complete copy of each SEQUUS Contract has been made available to ALZA.

3.15 Labor Matters; Employment and Labor Contracts.

(a) None of SEQUUS or any of its Subsidiaries is a party to any union contract or other collective bargaining agreement, nor to the knowledge of SEQUUS or any of its Subsidiaries are there any activities or proceedings of any labor union to organize any of its employees. Each of SEQUUS and its Subsidiaries is in compliance with all applicable (i) laws, regulations and agreements respecting employment and employment practices, (ii) terms and conditions of employment, and (iii) occupational health and safety requirements, except for those failures to comply which, individually or in the aggregate, would not have a SEQUUS Material Adverse Effect.

(b) There is no labor strike, slowdown or stoppage pending (or any labor strike or stoppage threatened) against SEQUUS or any of its Subsidiaries. No petition for certification has been filed and is pending before the National Labor Relations Board with respect to any employees of SEQUUS or any of its Subsidiaries who are not currently organized. Neither SEQUUS nor any of its Subsidiaries has any obligations under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that would not have, individually or in the aggregate, a SEQUUS Material Adverse Effect. There are no actions, complaints or investigations pending or, to the knowledge of SEQUUS or any of its Subsidiaries, threatened, between SEQUUS or any of its Subsidiaries and any of their respective employees.

3.16 Compliance with Laws. (a) Neither SEQUUS nor any of its Subsidiaries has violated or failed to comply with any statute, law, ordinance, rule or regulation (including without limitation relating to the export or import of goods or technology) of any foreign, federal, state or local government or any other governmental department or agency, except where any such violations or failures to comply would not, individually or in the aggregate, have a SEQUUS Material Adverse Effect. SEQUUS and its Subsidiaries have all permits, licenses and franchises from governmental agencies required to conduct their businesses as now being conducted and SEQUUS has no knowledge of any reason that SEQUUS will not be able to obtain the permits, licenses and franchises from any governmental agency required to conduct its business as proposed to be conducted, except for those, the absence of which, would not, individually or in the aggregate, have a SEQUUS Material Adverse Effect.

(b) To SEQUUS' knowledge, as to each product subject to United States Food and Drug Administration (the "FDA") jurisdiction under the Federal Food, Drug and Cosmetic Act ("FDCA") and the jurisdiction of the Drug Enforcement Agency ("DEA") under the Comprehensive Drug Abuse Prevention and Control Act of 1970 ("CSA") that is manufactured, tested, distributed, held, and/or marketed by SEQUUS or any Subsidiary, such product is being manufactured, held, distributed and marketed in substantial compliance with all applicable requirements under the FDCA and the CSA including, but not limited to, those relating to investigational use, premarket clearance, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security.

(c) SEQUUS has, prior to the execution of this Agreement, provided to ALZA copies of or made available for ALZA's review any and all documents in its or any Subsidiary's possession material to assessing SEQUUS' or any SEQUUS Subsidiary's compliance with the FDCA or the CSA and implementing regulations, including, but not limited to, copies in its possession of (i) all 483s issued during the last three years; (ii) all audit reports performed during the last three years, whether performed by SEQUUS, any SEQUUS Subsidiary, or an outside consultant; (iii) any document (prepared by SEQUUS or otherwise) concerning any material oral or written communication received from the FDA, the DEA, or the Department of Justice during the last three years; (iv) any administrative or judicial order, ruling or agreement issued or entered into during the last three years in which SEQUUS, any Subsidiary of SEQUUS, or their respective predecessor companies were a named party or were identified as an interested person; or (v) any recall notice or order relating to any product of SEQUUS.

3.17 Intellectual Property Rights.

(a) SEQUUS and its Subsidiaries own or have the right to use all intellectual property material to the conduct of their respective businesses (such intellectual property and such rights are collectively referred to herein as the "SEQUUS IP Rights"). No royalties or other payments relating to the use of intellectual property rights are payable by SEQUUS, or to its knowledge, its licensees or distributors, to any Person with respect to commercialization of any products presently sold or under development by SEQUUS or its Subsidiaries.

(b) The execution, delivery and performance of this Agreement by SEQUUS and the consummation by SEQUUS of the transactions contemplated hereby will not (i) constitute a material breach by SEQUUS or any of its Subsidiaries of any instrument or agreement governing any SEQUUS IP Rights, (ii) cause the modification of any terms of any licenses or agreements relating to any SEQUUS IP Rights including but not limited to the modification of the effective rate of any royalties or other payments provided for in any such license or agreement, (iii) cause the forfeiture or termination of any SEQUUS IP Rights, (iv) give rise to a right of forfeiture or termination of any SEQUUS IP Rights or (v) materially impair the right of SEQUUS (subject to Section 5.1 of this Agreement), the Surviving Corporation or ALZA to use, sell or license any SEQUUS IP Rights or portion thereof.

(c) Neither the manufacture, marketing, license, sale or intended use (as set forth in Section 3.17(c) of the SEQUUS Disclosure Statement) of any Material Product by SEQUUS, nor the current use by SEQUUS of the Stealth Platform Technology, (i) violates in any material respect any license or agreement between SEQUUS or any of its Subsidiaries and any third party or (ii) infringes in any material respect any patents or other intellectual property rights of any other party; and there is no pending or threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any SEQUUS IP Rights, or asserting that any SEQUUS IP Rights or the proposed use, sale, license or disposition thereof, or the manufacture, use or sale of any SEQUUS products, conflicts or will conflict with the rights of any other party.

(d) SEQUUS has heretofore provided to ALZA a worldwide list of all patents, trade names, registered trademarks and registered service marks, and applications for any of the foregoing, owned or possessed by SEQUUS or any of its Subsidiaries and true and complete copies of such materials have been made available to ALZA.

(e) SEQUUS has provided to ALZA a true and complete copy of its standard form of employee confidentiality agreement and taken all commercially reasonably necessary steps to ensure that all employees have executed such an agreement. All consultants or third parties with access to proprietary information of SEQUUS have executed appropriate non-disclosure agreements.

(f) Neither SEQUUS nor any of its Subsidiaries is aware or has reason to believe that any of its employees or consultants is obligated under any contract, covenant or other agreement or commitment of any nature, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee's or consultant's best efforts to promote the interests of SEQUUS and its Subsidiaries or that would conflict with the business of SEQUUS as presently conducted or proposed to be conducted. All current and former employees and consultants of SEQUUS or any of its Subsidiaries have signed valid and enforceable written assignments to SEQUUS or its Subsidiaries of any and all rights or claims in any intellectual property that is used in the business of SEQUUS that any such employee or consultant has or may have by reason of any contribution, participation or other role in the development, conception, creation, reduction to practice or authorship of any invention, innovation, development or work of authorship or any other intellectual property that is used in the business of SEQUUS, and SEQUUS and its Subsidiaries possess signed copies of all such written assignments by such employees and consultants.

3.18 Taxes.

(a) For the purposes of this Agreement, "Tax" or "Taxes" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity. For purposes of this Agreement, "Tax Return" or "Tax Returns" refers to all federal, state and local and foreign returns, estimates, information statements and reports relating to Taxes.

(b) SEQUUS and each of its Subsidiaries have filed all material Tax Returns required to be filed by them, and have paid (or SEQUUS has paid on behalf of its Subsidiaries), or have set up adequate reserves (which reserves were established in accordance with GAAP) for the payment of, all Taxes required to be paid as shown on such Tax Returns. The most recent financial statements contained in the SEQUUS SEC Reports reflect an adequate reserve (which reserves were established in accordance with GAAP) for the payment of all Taxes payable by SEQUUS and its Subsidiaries, accrued through the date of such financial statements. Except as would not reasonably be expected to have a SEQUUS Material Adverse Effect, no deficiencies for any Taxes have been proposed, asserted or assessed against SEQUUS or any of its Subsidiaries.

(c) There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of SEQUUS or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162 of the Code.

(d) None of SEQUUS and its Subsidiaries has filed any consent agreement under
Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by SEQUUS.

(e) None of SEQUUS and its Subsidiaries (i) is being audited by any taxing authority; (ii) has granted any presently operative waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax; (iii) has permitted any Tax lien to be placed on any asset of SEQUUS or any of its Subsidiaries other than liens for Taxes not yet due and payable; and (iv) has availed itself of any Tax amnesty or similar relief in any taxing jurisdiction.

(f) None of SEQUUS and its Subsidiaries is aware of any reason why the Merger will fail to qualify as a reorganization under the provisions of Section 368(a) of the Code.

3.19 Employee Benefit Plans; ERISA.

(a) Section 3.19(a) of the SEQUUS Disclosure Statement lists all "employee pension benefit plans" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") ("Pension Plans"), "welfare benefit plans" as defined in Section 3(1) of ERISA ("Welfare Plans"), or stock bonus, stock option, restricted stock, stock appreciation right, stock purchase, bonus, incentive, deferred compensation, severance, holiday, or vacation plans, or any other employee benefit plan, program, policy or arrangement covering employees (or former employees) of SEQUUS employed in the United States that either is maintained or contributed to by SEQUUS or any of its Subsidiaries or any of their ERISA Affiliates (as hereinafter defined) or to which SEQUUS or any of its Subsidiaries or any of their ERISA Affiliates is obligated to make payments or otherwise may have any liability (collectively, the "Employee Benefit Plans") with respect to employees or former employees of SEQUUS, its Subsidiaries, or any of their ERISA Affiliates. For purposes of this Agreement, "ERISA Affiliate" shall mean any person (as defined in Section 3(9) of ERISA) that is or has been a member of any group of persons described in Section 414(b), (c), (m) or (o) of the Code, including without limitation SEQUUS or a Subsidiary.

(b) SEQUUS and each of its Subsidiaries, and each of the Pension Plans and Welfare Plans, are in compliance with the applicable provisions of ERISA, the Code and other applicable laws, except where the failure to comply would not, individually or in the aggregate, have a SEQUUS Material Adverse Effect.

(c) All contributions to, and payments from, the Pension Plans which are required to have been made in accordance with the Pension Plans have been timely made, except where the failure to make such contributions or payments on a timely basis would not, individually or in the aggregate, either impair SEQUUS' ability to consummate the Merger and the other transactions contemplated hereby or have a SEQUUS Material Adverse Effect.

(d) All of SEQUUS' Pension Plans intended to qualify under Section 401 of the Code have been determined by the Internal Revenue Service ("IRS") to be so qualified, and no event has occurred and no condition exists with respect to the form or operation of such Pension Plans which would cause the loss of such qualification or the imposition of any material liability, penalty or tax under ERISA or the Code.

(e) There are no (i) investigations pending by any governmental entity involving the Pension Plans or Welfare Plans, or (ii) pending or threatened claims (other than routine claims for benefits), suits or proceedings against any Pension Plan or Welfare Plan, against the assets of any of the trusts under any Pension Plan or Welfare Plan or against any fiduciary of any Pension Plan or Welfare Plan with respect to the operation of such plan or asserting any rights or claims to benefits under any Pension Plan or against the assets of any trust under such plan, except for those which would not, individually or in the aggregate, give rise to any liability which would have a SEQUUS Material Adverse Effect. To the best of SEQUUS' knowledge, there are no facts which would give rise to any liability under this Section 3.19(e) except for those which would not, individually or in the aggregate, either impair SEQUUS' ability to consummate the Merger and the other transactions contemplated hereby or have a SEQUUS Material Adverse Effect in the event of any such investigation, claim, suit or proceeding.

(f) None of SEQUUS, any of its Subsidiaries or any employee of the foregoing, or any trustee, administrator, other fiduciary or any other "party in interest" or "disqualified person" with respect to the Pension Plans or Welfare Plans, has engaged in a "prohibited transaction" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) other than such transactions that would not, individually or in the aggregate, either impair SEQUUS' ability to consummate the Merger and the other transactions contemplated hereby or have a SEQUUS Material Adverse Effect.

(g) None of SEQUUS, any of its Subsidiaries, or any of their ERISA Affiliates maintain or contribute to, nor have they ever maintained or contributed to, any pension plan subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

(h) Neither SEQUUS nor any Subsidiary of SEQUUS nor any ERISA Affiliate has incurred any material liability under Title IV of ERISA that has not been satisfied in full.

(i) Neither SEQUUS, any of its Subsidiaries nor any of their ERISA Affiliates has any material liability (including any contingent liability under Section 4204 of ERISA) with respect to any multiemployer plan, within the meaning of
Section 3(37) of ERISA, covering employees (or former employees) employed in the United States.

(j) With respect to each of the Employee Benefit Plans, true, correct and complete copies of the following documents have been made available to ALZA:
(i) the plan document and any related trust agreement, including amendments thereto, (ii) any current summary plan descriptions and other material communications to participants relating to the Employee Benefit Plans, (iii) the three most recent Forms 5500, if applicable, and (iv) the most recent IRS determination letter, if applicable.

(k) None of the Welfare Plans maintained by SEQUUS or any of its Subsidiaries provides for continuing benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except as may be required under COBRA, or except at the expense of the participant or the participant's beneficiary SEQUUS and each of its Subsidiaries which maintain a "group health plan" within the meaning of Section 5000(b)(1) of the Code have complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder except where the failure to comply would not, individually or in the aggregate, either impair SEQUUS' ability to consummate the Merger and the other transactions contemplated hereby or have a SEQUUS Material Adverse Effect.

(l) No liability under any Pension Plan or Welfare Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which SEQUUS or any of its Subsidiaries has received notice that such insurance company is in rehabilitation or a comparable proceeding.

(m) The consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable to or in respect of any employee of SEQUUS or any of its Subsidiaries.

(n) Section 3.19 of the SEQUUS Disclosure Statement lists each Foreign Plan (as hereinafter defined). SEQUUS and each of its Subsidiaries and each of the Foreign Plans are in compliance with applicable laws, and all required contributions have been made to the Foreign Plans, except where the failure to comply or make contributions would not, individually or in the aggregate, either impair SEQUUS' ability to consummate the Merger and the other transactions contemplated hereby or have a SEQUUS Material Adverse Effect. Each of the Foreign Plans that is a funded defined benefit pension plan has a fair market value of plan assets that is greater than the plan's liabilities, as determined in accordance with applicable laws. For purposes hereof, the term "Foreign Plan" shall mean any plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, SEQUUS or any Subsidiary with respect to employees (or former employees) employed outside the United States to the extent the benefits provided thereunder are not mandated by the laws of the applicable foreign jurisdiction.

(o) Each of the Employee Benefit Plans and the Foreign Plans can be terminated by SEQUUS within a period of 30 days following the Effective Time in accordance with the terms of such Plan (and the provisions of ERISA and the Code), without any additional contribution to such Employee Benefit Plan or Foreign Plan or the payment of any additional compensation or amount or the additional vesting or acceleration of any vesting provided under the Employee Benefit Plan or Foreign Plan.

3.20 Environmental Matters.

(a) For purposes of this Agreement:

  (i) "Contractor" shall mean any person or entity, including but not limited to partners, licensors, and licensees, with which SEQUUS formerly or presently has any agreement or arrangement (whether oral or written) under which such person or entity has or had physical possession of, and was or is obligated to develop, test, process, manufacture or produce, any product or substance on behalf of SEQUUS.

  (ii) "Environment" shall mean any land including, without limitation, surface land and sub-surface strata, seabed or river bed and any water (including, without limitation, coastal and inland waters, surface waters and ground waters and water in drains and sewers) and air (including, without limitation, air within buildings) and other natural or manmade structures above or below ground.

  (iii) "Environmental Law" means any law or regulation, and any applicable judicial or administrative interpretation thereof relating to public and workers health and safety, emissions, discharges or releases of Hazardous Materials into the Environment or otherwise relating to the manufacture, processing, use, treatment, storage, distribution, disposal, transport or handling of Hazardous Materials. Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), the Resource Conservation and Recovery Act 42 USC, 6901 et seq., the Hazardous Materials Transportation Act 49 USC, 6901 et seq., the Clean Water Act 33, 1251 et seq., the Toxic Substances Control Act 15 USC, 2601 et seq., the Clean Air Act 42 USC, 7401 et seq., the Safe Drinking Water Act 42 USC, 300f et seq., the Atomic Energy Act 42 USC, 2201 et seq., and the Federal Food Drug and Cosmetic Act 21 USC, 301 et seq., and equivalent statutes in countries other than the United States of America.

  (iv) "Environmental Permit" shall mean any permit, license, consent, approval, certificate, qualification, specification, registration and other authorization, and the filing of all notifications, reports and assessments, required by any federal, state, local or foreign government or regulatory entity pursuant to any Environmental Law.

  (v) "Hazardous Material" shall mean any pollutant, contaminant, or hazardous, toxic, medical, biohazardous, infectious or dangerous waste, substance, gas, constituent or material, defined or regulated as such in, or for purposes of, any Environmental Law, including, without limitation, any asbestos, any petroleum, oil (including crude oil or any fraction thereof), any radioactive substance, any polychlorinated biphenyls, any toxin, chemical, virus, infectious disease or disease causing agent, and any other substance that can give rise to liability under any Environmental Law.

(b) Except for such cases that, individually or in the aggregate, have not and would not reasonably be expected to have a SEQUUS Material Adverse Effect:

  (i) Each of SEQUUS and its Subsidiaries possesses all Environmental Permits required under applicable Environmental Laws to conduct its current business and to use and occupy the Real Property for its current business. All Environmental Permits are in full force and effect and SEQUUS and each of its Subsidiaries are in compliance with the terms and conditions of such Environmental Permits.

  (ii) There are no facts or circumstances indicating that any Environmental Permits possessed by SEQUUS or any of its Subsidiaries are likely to be revoked, suspended, canceled or not renewed, and all appropriate necessary action in connection with the renewal or extension of any Environmental Permits possessed by SEQUUS or any of its Subsidiaries relating to their current business and the Real Property has been taken.

  (iii) The execution and delivery by SEQUUS of this Agreement and the consummation by SEQUUS of the Merger and other transactions contemplated hereby and (assuming, for this purpose, that no law is applicable to ALZA that is not also applicable to SEQUUS) the exercise by ALZA and the Surviving Corporation of rights to own and operate the business of SEQUUS and its Subsidiaries and use and occupy the Real Property and carry on its business substantially as presently conducted will not affect the validity or require the transfer of any Environmental Permits held by SEQUUS or any of its Subsidiaries and will not require any notification, disclosure, registration, reporting, filing, investigation or remediation under any Environmental Law.

  (iv) SEQUUS and each of its Subsidiaries are in compliance with, and within the period of all applicable statutes of limitation, have complied with, all applicable Environmental Laws with respect to the real property now or previously owned, leased or occupied by SEQUUS and its Subsidiaries (the "Real Property"), and have not received notice of any liability under any Environmental Law.

  (v) There is no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, notice of violation, investigation, notice or demand letter, proceeding or request for information pending or any liability (whether actual or contingent) to make good, repair, reinstate or clean up any of the Real Property; there is no act, omission, event or circumstance giving rise or likely to give rise in the future to any such action, suit, demand, claim, complaint, hearing, notice of violation, investigation, notice or demand letter, proceeding, or request or any such liability or other liabilities.

  (vi) There has not been any disposal, spill, discharge, or release of any Hazardous Material generated, used, owned, stored, or controlled by SEQUUS, any of its Subsidiaries, or respective predecessors in interest, on, at, or under any property presently or formerly owned, leased, or operated by SEQUUS, its Subsidiaries, any predecessor in interest, or any Contractor, and there are no Hazardous Materials located in, at, on, or under, or in the vicinity of, any such facility or property, or at any other location, in either case that could reasonably be expected to require investigation, removal, remedial, or corrective action by SEQUUS or any of its Subsidiaries or that would reasonably likely result in liability of, or costs in excess of, $250,000, individually or in the aggregate, to SEQUUS or any of its Subsidiaries under any Environmental Law.

  (vii) (A) Other than cleaning and office supplies normally used in the operation of an office, Hazardous Materials are not currently generated, used, treated, handled or stored on, or transported to or from, or released on any Real Property that is currently used or occupied by SEQUUS or any property adjoining any Real Property that is currently used or occupied by SEQUUS; and (B) neither SEQUUS nor any of its Subsidiaries has transported or arranged for the transportation of any Hazardous materials to any location that is listed or proposed for listing on the National Priorities List under CERCLA or on the CERCLIS or any analogous state or country list or which is the subject of any environmental claim.

  (viii) There has not been any underground or aboveground storage tank or other underground storage receptacle or related piping, or any impoundment or other disposal area containing Hazardous Materials located on any Real Property owned, leased or operated by SEQUUS, any of its Subsidiaries, or respective predecessors in interest during the period of such ownership, lease or operation.

  (ix) SEQUUS and its Subsidiaries have taken all actions necessary under applicable requirements of Environmental Law to register any products or materials required to be registered by SEQUUS or any of its Subsidiaries (or any of their respective agents) thereunder.

3.21 Officer's Certificate as to Tax Matters. SEQUUS knows of no reason why it will be unable to deliver to Heller Ehrman White & McAuliffe and Cooley Godward LLP at the Closing an officer's certificate in form sufficient to enable each such counsel to render the opinions required by Section 6.5.

3.22 Affiliates. The list that SEQUUS will deliver to ALZA in accordance with
Section 5.11(a) will identify all persons who to SEQUUS' knowledge may be deemed to be "affiliates" of SEQUUS for purposes of Rule 145 under the Securities Act or under applicable SEC accounting releases with respect to pooling of interests accounting ("Affiliates").

3.23 Finders or Brokers. Except for Credit Suisse First Boston, whose fees have been disclosed to ALZA, neither SEQUUS nor any of its Subsidiaries has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission the receipt of which is conditioned upon consummation of the Merger.

3.24 Registration Statement; Proxy Statement/Prospectus. The information supplied by SEQUUS for inclusion or incorporation by reference in the Registration Statement on Form S-4 registering the ALZA Common Stock to be issued in the Merger (the "Registration Statement") as it relates to SEQUUS, at the time the Registration Statement is declared effective by the SEC, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by SEQUUS for inclusion in the Proxy Statement/Prospectus to be sent to the stockholders of SEQUUS in connection with the SEQUUS Special Meeting (such Proxy Statement/Prospectus, as amended and supplemented is referred to herein as the "Proxy Statement/Prospectus"), at the date the Proxy Statement/Prospectus is first mailed to stockholders and at the time of the SEQUUS special meeting shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.25 Pooling of Interests. SEQUUS has provided to its independent auditors all information requested by such auditors to assess whether the Merger can properly be accounted for as a pooling of interests, and has fully cooperated with its independent auditors with respect to all reasonable requests made in connection with such assessment. To the knowledge of SEQUUS, after consultation with its independent auditors, none of SEQUUS, any of its Subsidiaries or any of their respective directors, officers or stockholders has taken any action or failed to take any action, which action or failure would prevent ALZA from accounting for the Merger as a pooling of interests.

3.26 Title to Property. SEQUUS and its Subsidiaries have good and valid title to all of their respective properties, interests in properties and assets, real and personal, reflected in the SEQUUS Balance Sheet or acquired after the Reference Date (except for tangible personal property, inventory, cash, cash equivalents, short term investments or trade accounts receivable disposed of in the ordinary course of business consistent with past practice or as permitted by this Agreement since the Reference Date), and have valid leasehold interests in all leased properties and assets, in each case free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) liens for current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debt reflected on the SEQUUS Balance Sheet, (iv) liens recorded pursuant to any Environmental Law or (v) liens which would not, individually or in the aggregate, have a SEQUUS Material Adverse Effect. Section 3.26 of the SEQUUS Disclosure Statement identifies each parcel of real property owned or leased by SEQUUS or any of its Subsidiaries.

3.27 Year 2000 Compliance. SEQUUS is Year 2000 Compliant, as that term is defined below, and there are no foreseeable expenses or other liabilities associated with the process of securing full Year 2000 Compliance except for any noncompliance that would not be reasonably expected to cause a SEQUUS Material Adverse Effect. "Year 2000 Compliant" means that such hardware or software produced, used, or provided by SEQUUS or any of its subsidiaries or material contractors, vendors, or manufacturers, including, but not limited to, microcode, firmware, system and application programs, files, databases, computer services, and microcontrollers, including those embedded in computer and non-computer equipment (the "Computer Systems") will:

  (a) process date data from at least the years 1900 through 2101 without error or interruption;

  (b) maintain functionality with respect to the introduction, processing, or output of records containing dates falling on or after January 1, 2000; and

  (c) be interoperable with other software or hardware which may deliver records to, receive records from, or interact with such Computer Systems in the course of conducting the business of SEQUUS, including processing data and manufacturing the products of SEQUUS.

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF ALZA AND MERGER SUB

ALZA and Merger Sub make to SEQUUS the representations and warranties contained in this Article IV, in each case subject to the exceptions set forth in the disclosure statement, dated as of the date hereof, delivered by ALZA to SEQUUS prior to the execution of this Agreement (the "ALZA Disclosure Statement"). The ALZA Disclosure Statement shall be arranged in schedules corresponding to the numbered Sections of this Article IV, and the disclosure in any section of the ALZA Disclosure Statement shall qualify only the corresponding Section of this
Article IV, unless it is reasonably apparent that the disclosed contract, event, fact, circumstance or other matter could relate to other representations or warranties or the matters covered thereby.

4.1 Organization, Etc.

(a) Each of ALZA and its Subsidiaries (the "ALZA Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. ALZA and each ALZA Subsidiary are duly qualified as a foreign Person to do business, and are each in good standing, in each jurisdiction where the character of its owned or leased properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually and in the aggregate, have an ALZA Material Adverse Effect. None of ALZA nor any ALZA Subsidiary is in violation of any provision of its certificate of incorporation, bylaws or any other charter document. For the purposes of this Agreement, "ALZA Material Adverse Effect" means any change, event or effect that is materially adverse to the business, prospects, financial condition or results of operations of ALZA and the ALZA Subsidiaries taken as a whole; provided, however, that (i) any adverse change, event or effect arising from or relating to general business or economic conditions which does not affect ALZA in a materially disproportionate manner shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, an "ALZA Material Adverse Effect"; (ii) any adverse change, event or effect relating to or affecting the pharmaceutical industry generally, or relating to or affecting the sale, marketing or development of pharmaceuticals generally, which does not affect ALZA in a materially disproportionate manner shall not be deemed to constitute, and shall not be taken into account in determining whether there has been an "ALZA Material Adverse Effect"; and (iii) any adverse change, event or effect arising from or relating to the announcement or pendency of the Merger shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, an "ALZA Material Adverse Effect"; provided further that the failure of ALZA to meet the published estimates, expectations or projections of financial analysts shall not in itself constitute an "ALZA Material Adverse Effect".

(b) Neither ALZA nor the ALZA Subsidiaries is in violation of any provision of its certificate of incorporation, bylaws or other charter documents.

(c) Neither ALZA nor any of the ALZA Subsidiaries owns any capital stock or other securities of SEQUUS.

4.2 Authority Relative to this Agreement. Each of ALZA and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the board of directors of each of ALZA and Merger Sub and no other corporate proceedings on the part of either ALZA or Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by ALZA and Merger Sub and, assuming due authorization, execution and delivery by SEQUUS, constitutes a valid and binding agreement of each of ALZA and Merger Sub, enforceable against each of them in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

4.3 No Violations, Etc. No filing with or notification to, and no permit, authorization, consent or approval of, any Government Entity is necessary on the part of either ALZA or Merger Sub for the consummation by ALZA or Merger Sub of the Merger or the other transactions contemplated hereby, except for (i) the filing of the Certificate of Merger as required by Delaware Law, (ii) the filing with the SEC and the effectiveness of the Registration Statement, (iii) the applicable requirements of the Exchange Act, state securities or "blue sky" laws, state takeover laws and the listing requirements of the NYSE and (iv) any filings required under and in compliance with the HSR Act or any antitrust laws of any foreign country. Neither the execution and delivery of this Agreement, nor the consummation of the Merger or the other transactions contemplated hereby, nor compliance by ALZA and Merger Sub with all of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation, bylaws or other charter documents of ALZA or any ALZA Subsidiary, (ii) violate any material order, writ, injunction, decree, statute, rule or regulation applicable to ALZA or any ALZA Subsidiary, or by which any of their properties or assets may be bound, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation, acceleration, redemption or repurchase under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which ALZA or any ALZA Subsidiary is a party or by which any of them or any of their properties or assets may be bound.

4.4 Capitalization. (a) The authorized capital stock of ALZA consists of 300,000,000 shares of Common Stock, $.01 par value, of which there were 87,064,060 shares issued and outstanding as of September 30, 1998, and 100,000 shares of Preferred Stock, $.01 par value, of which no shares are issued or outstanding. The authorized capital stock of Merger Sub consists of 10,000 shares of Common Stock, $.0001 par value, 100 of which, as of the date hereof, are issued and outstanding and are held by ALZA. Merger Sub was formed for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose. All outstanding shares of ALZA Common Stock are (and the ALZA Common Stock to be issued in the Merger will, when issued, be) duly authorized, validly issued, fully paid and nonassessable and are not (and will not be) subject to preemptive rights created by statute, the certificate of incorporation or bylaws of ALZA or any agreement to which ALZA is a party or by which it is bound.

(b) Except as referred to in Section 4.4(a) hereof, there are no equity securities of any class of ALZA, or any securities convertible into or exercisable for any such equity securities, issued, reserved for issuance or outstanding. There are no warrants, options, convertible securities, calls, rights, stock appreciation rights, preemptive rights, rights of first refusal, or agreements or commitments of any nature obligating ALZA to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests of ALZA, or obligating ALZA to grant, issue, extend, accelerate the vesting of, or enter into, any such warrant, option, convertible security, call, right, stock appreciation right, preemptive right, right of first refusal, agreement or commitment.

4.5 Registration Statement; Proxy Statement/Prospectus. The information supplied by ALZA for inclusion or incorporation by reference in the Registration Statement as it relates to ALZA or Merger Sub, at the time the Registration Statement is declared effective, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by ALZA for inclusion in the Proxy Statement/Prospectus, at the date the Proxy Statement/Prospectus is first mailed to stockholders and at the time of the SEQUUS Special Meeting shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to ALZA or any ALZA Subsidiary shall occur which is required to be described in the Registration Statement or Proxy Statement/Prospectus, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of SEQUUS.

4.6 SEC Filings. ALZA has filed with the SEC all required forms, reports, registration statements and documents required to be filed by it with the SEC (collectively, all such forms, reports, registration statements and documents filed after January 1, 1995 are referred to herein as the "ALZA SEC Reports"), all of which complied as to form when filed in all material respects with the applicable provisions of the Securities Act and the Exchange Act, as the case may be. Accurate and complete copies of the ALZA SEC reports have been made available to SEQUUS. As of their respective dates the ALZA SEC Reports (including documents incorporated by reference therein and all exhibits and schedules thereto) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.7 Compliance with Laws. Neither ALZA nor any ALZA Subsidiary has violated or failed to comply with any statute, law, ordinance, rule or regulation (including, without limitation, relating to the export or import of goods or technology) of any foreign, federal, state or local government or any other governmental department or agency, except where any such violations or failures to comply would not, individually or in the aggregate, have an ALZA Material Adverse Effect. ALZA and Merger Sub have all permits, licenses and franchises from governmental agencies required to conduct their businesses as now being conducted and as proposed to be conducted, except for those the absence of which would not, individually or in the aggregate, have an ALZA Material Adverse Effect.

4.8 Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the ALZA SEC Reports (the "ALZA Financial Statements"), (x) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (y) fairly presented the consolidated financial position of ALZA and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of ALZA, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of ALZA contained in ALZA's Form 10-Q for the quarter ended June 30, 1998 is hereinafter referred to as the "ALZA Balance Sheet."

4.9 Absence of Undisclosed Liabilities. Neither ALZA nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) other than (i) liabilities included in the ALZA

Balance Sheet and the related notes to the financial statements, (ii) normal or recurring liabilities incurred since June 30, 1998 in the ordinary course of business consistent with past practice, which, individually or in the aggregate, are not or would not be reasonably likely to have, an ALZA Material Adverse Effect, and (iii) liabilities under this Agreement.

4.10 Absence of Changes or Events. Except as contemplated by this Agreement, since June 30, 1998, no ALZA Material Adverse Effect has occurred.

4.11 Litigation.

(a) Except as set forth in the ALZA SEC Reports, there is no Action pending or, to the knowledge of ALZA, threatened against ALZA or any of its Subsidiaries, or any of their respective officers and directors (in their capacities as such), or involving any of their assets, before any court, or governmental or regulatory authority or body, or arbitration tribunal, except for those Actions which, individually or in the aggregate, would not have an ALZA Material Adverse Effect. As of the date of this Agreement, there is no Action pending or, to the knowledge of ALZA, threatened which in any manner challenges, seeks to, or is reasonably likely to prevent, enjoin, alter or delay the transactions anticipated by this Agreement.

(b) There is no outstanding judgment, order, writ, injunction or decree of any court, governmental agency or arbitration tribunal in a proceeding to which ALZA, any Subsidiary of ALZA or any of their assets is a party, or by which ALZA, any ALZA Subsidiary or any of their assets is bound.

4.12 Officer's Certificate as to Tax Matters. ALZA knows of no reason why it will be unable to deliver to Cooley Godward LLP and Heller Ehrman White & McAuliffe at the Closing an Officer's Certificate in form sufficient to enable each such counsel to render the opinions required by Section 6.5.

4.13 Pooling of Interests. ALZA has provided to its independent auditors all information requested by such auditors to assess whether the Merger can properly be accounted for as a pooling of interests, and has fully cooperated with its independent auditors with respect to all reasonable requests made in connection with such assessment. To the knowledge of ALZA, after consultation with its independent auditors, none of ALZA, any of its Subsidiaries or any of their respective directors, officers or stockholders has taken any action or failed to take any action, which action or failure would prevent ALZA from accounting for the Merger as a pooling of interests.

4.14 Taxes. None of ALZA or its Subsidiaries is aware of any reason why the Merger will fail to qualify as a reorganization under the provisions of Section 368(a) of the Code.

4.15 Contracts and Commitments.

(a) The agreements listed in Section 4.15(a) of the ALZA Disclosure Statement constitute all of the material agreements relating to rights to commercialize ALZA's DUROS leuprolide, Ethyol, Ditropan, Ditropan XL, or Duragesic products (the "Identified Products").

(b) Neither ALZA nor any of its Subsidiaries, nor to ALZA's knowledge any other party to any material agreement, contract or commitment to which ALZA or any of its Subsidiaries is a party (an "ALZA Contract"), is in beach, violation or default under, or has received notice that it has breached, violated or defaulted under (nor does there exist any condition under which, with the passage of time or the giving of notice or both, could reasonably be expected to cause such a breach, violation or default under), any ALZA Contract, other than any breaches, violations or defaults which individually or in the aggregate would not have an ALZA Material Adverse Effect.

(c) Each ALZA Contract is a valid, binding and enforceable obligation of ALZA and, to ALZA's knowledge, of the other party or parties thereto, in accordance with its terms, and in full force and effect, except where the failure to be valid, binding, enforceable and in full force and effect would not have an ALZA Material Adverse Effect and to the extent enforcement may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally or by general principles of equity or any competition laws of the European Union.

4.16 Intellectual Property Rights.

(a) ALZA and the ALZA Subsidiaries own or have the right to use all intellectual property which is material to the conduct of their respective businesses (such intellectual property and such rights are collectively referred to herein as the "ALZA IP Rights").

(b) Neither the manufacture, marketing, license, sale or use by ALZA of any Identified Product, nor the current use by ALZA or its Subsidiaries of ALZA's OROS, D-TRANS or DUROS Technology the ("Identified Technology"), violates or would violate in any material respect any license or agreement between ALZA or any of its Subsidiaries and any other Persons and there is no pending or threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any of the intellectual property rights relating to any of the Identified Products or Identified Technology, or asserting that the proposed use, sale, license or disposition thereof, or the manufacture, use or sale of any Identified Products by ALZA or any of its Subsidiaries, conflicts or will conflict with the rights of any other Person, except as would not, individually or in the aggregate, have an ALZA Material Adverse Effect.

4.17 FDA Matters.

(a) To ALZA's knowledge, the testing, manufacture, storage, distribution, use, promotion and sale of ALZA's and ALZA's Subsidiaries' products by ALZA and its Subsidiaries and contractors has been performed and is performed in substantial compliance with all applicable requirements under the FDCA and the CSA, including those relating to investigational use, premarket clearance, good manufacturing practices, labeling, advertising, record keeping, filing of reports, and security, except as would not, individually or in the aggregate, have an ALZA Material Adverse Effect.

(b) With respect to the pending New Drug Application for the OROS oxybutynin product, ALZA has, to its knowledge, complied with all applicable requirements in the submission of such application, is not aware of any facts, circumstances or events that could reasonably be expected to prevent such application from being approved, and has not been informed by the FDA that such product would not be approved within the period identified in Section 4.17 of the ALZA Disclosure Statement.

                                   ARTICLE V

                                   COVENANTS

5.1 Conduct of Business During Interim Period.

(a) Except as contemplated or required by this Agreement or as expressly consented to in writing by ALZA, during the period from the date of this Agreement to the Effective Time, each of SEQUUS and its Subsidiaries will (i) conduct its operations in all material respects according to its ordinary and usual course of business consistent with past practice, (ii) use all commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees in each business function and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it, and
(iii) not take any action which could reasonably be expected to adversely affect its ability to consummate the Merger or the other transactions contemplated hereby. Without limiting the generality of the foregoing, and except as otherwise contemplated by or expressly provided in this Agreement or
Section 5.1 of the SEQUUS Disclosure Statement, prior to the Effective Time neither SEQUUS nor any of its Subsidiaries will, without the prior written consent of ALZA, directly or indirectly, do any of the following:

  (i) enter into, violate, extend, amend or otherwise modify or waive any of the material terms of (A) any material partnership, joint venture, license or agreement relating to the joint development or transfer of technology or SEQUUS IP Rights or (B) except in the ordinary course of business and consistent with past practice, any other material agreements, commitments or contracts;

  (ii) split, combine or reclassify any shares of its capital stock;

  (iii) except as permitted in Section 5.2 of this Agreement, authorize or enter into any agreement in principle or an agreement with any other person with respect to (A) any plan of liquidation or dissolution with respect to SEQUUS or a SEQUUS Subsidiary, (B) any acquisition or disposition of a material amount of assets or securities, except purchases or sales of inventory and equipment in the ordinary course of business consistent with past practice, or (C) any material change in capitalization other than the sale and delivery of shares of SEQUUS Common Stock held or to be held in SEQUUS' 401(k) Pension and Profit Sharing Plan, the issuance and delivery and/or sale of shares of SEQUUS Common Stock pursuant to the exercise of stock options, the grant of options to purchase up to a number of shares of SEQUUS Common Stock equal to 555 multiplied by the number of days from the date of this Agreement to the Effective Time in connection with the hiring and/or promotion of non-officer employees of SEQUUS or any of its Subsidiaries, and the issuance of shares of SEQUUS Common Stock issuable to participants in the SEQUUS Purchase Plan;

  (iv) fail to renew any insurance policy naming it as a beneficiary or a loss payee, or take any steps or fail to take any steps that would permit any insurance policy naming it as a beneficiary or a loss payee to be canceled, terminated or materially and adversely altered, except in the ordinary course of business and consistent with past practice and following written notice to ALZA;

  (v) maintain its books and records in a manner other than in the ordinary course of business and consistent with past practice;

  (vi) enter into any hedging, option, derivative or other similar transaction or any foreign exchange position or contract for the exchange of currency other than in the ordinary course of business and consistent with past practice;

  (vii) institute any change in its accounting methods, principles or practices other than as required by GAAP, or the rules and regulations promulgated by the SEC, or revalue any assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivables other than as required by GAAP;

  (viii) in respect of any Taxes, make or change any material election, change any accounting method, enter into any closing agreement, settle any material claim or assessment, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment except as required by applicable law;

  (ix) take any action, or fail to take any action, which could reasonably be expected to prevent ALZA from accounting for the Merger as a pooling of interests;

  (x) except as reasonably required due to medical or regulatory considerations, as required by a Government Entity, or as required due to a lack of available funds (and only after SEQUUS shall have provided ALZA with reasonable notice of any such requirement), suspend, terminate or otherwise discontinue any planned or ongoing material research and development activities, programs, clinical trials or other such activities with respect to the products listed in Section 5.1(x) of the SEQUUS Disclosure Statement (the "Material Products");

  (xi) except as required by a Government Entity, make any material amendment to any New Drug Application with the FDA, Supplemental New Drug Application with the FDA or their foreign equivalents; or

  (xii) take or agree to take, any of the actions described in Section 3.10(a), (b) and (f) through (k) above, or any action which would reasonably be expected to result in the conditions in Section 7.2(a) and
  (b) not being satisfied.

(b) During the period from the date of this Agreement to the Effective Time, neither ALZA nor any of its Subsidiaries will (i) take any action which could reasonably be expected to adversely affect ALZA's ability to consummate the Merger or the other transactions contemplated hereby, (ii) take any action which could reasonably be expected to prevent ALZA from accounting for the Merger as a pooling of interests, (iii) take, or agree to take, any action which could reasonably be expected to result in any of the conditions specified in Sections 7.1(a) and (b) not being satisfied or (iv) consummate, or agree to consummate, (A) any transaction or series of related transactions to acquire shares representing a controlling interest in any Person pursuant to a tender offer, exchange offer, Merger, consolidation, share exchange, acquisition of stock or other business combination or acquisition (a "Business Combination") in which the aggregate consideration paid or payable by ALZA and its Subsidiaries is or would be in excess of $750 million or (B) any other transaction or series of related transactions to acquire or license assets or rights in which the aggregate consideration paid or payable by ALZA and its Subsidiaries is or would be in excess of $750 million, in each case, determined as of the date of the definitive agreement relating to such Business Combination or other transaction.

5.2 No Solicitation.

(a) SEQUUS shall not, and shall cause its Subsidiaries not to, and shall use its best efforts to cause its and its Subsidiaries' respective officers and directors not to, and shall use commercially reasonable efforts to cause its non-officer employees, investment bankers, attorneys or other agents retained by or acting on behalf of SEQUUS or any of its Subsidiaries not to: (i) initiate, solicit or knowingly encourage, directly or indirectly, any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to any Acquisition Proposal (as defined in Section 5.2(c) hereof), (ii) engage in negotiations or discussions (other than to advise as to the existence or substance of the restrictions set forth in this Section 5.2) with, or furnish any non-public information or data to, any third party relating to an Acquisition Proposal, or (iii) enter into any agreement with a Potential Acquiror (other than a confidentiality, standstill and nonsolicitation agreement which satisfies the requirements set forth below) with respect to any Acquisition Proposal or approve any Acquisition Proposal. Notwithstanding anything to the contrary contained in this Section 5.2 or in any other provision of this Agreement, SEQUUS and its board of directors (i) may participate in discussions or negotiations with or furnish non-public information or data to any third party that has made an unsolicited Acquisition Proposal (a "Potential Acquiror") and/or (ii) subject to the provisions of
Section 5.2(b), may approve or accept an unsolicited Acquisition Proposal if the board of directors of SEQUUS determines in good faith (A) after receiving written advice from its financial advisor, that such Acquisition Proposal is a Superior Proposal (as defined in Section 5.2(d) hereof), and (B) following consultation with outside legal counsel, that the failure to participate in such discussions or negotiations or to furnish such information or approve or accept an Acquisition Proposal would violate the board's fiduciary duties under applicable law. SEQUUS agrees that any non-public information furnished to a Potential Acquiror will be furnished pursuant to a confidentiality, standstill and nonsolicitation agreement containing provisions at least as favorable to SEQUUS as the confidentiality, standstill and nonsolicitation provisions of the Confidentiality Agreements (as defined in Section 5.3). In the event that SEQUUS shall determine to provide any information as described above, or shall receive any Acquisition Proposal (or any material amendment to an Acquisition Proposal previously received), it shall promptly, and in any event within 24 hours, inform ALZA in writing as to that fact and shall furnish to ALZA the identity of the recipient of such information to be provided and/or the Potential Acquiror and the terms of such Acquisition Proposal (or material amendment).

(b) Except as provided in this Section 5.2, the board of directors of SEQUUS shall recommend to its stockholders approval of this Agreement and the Merger. The board of directors of SEQUUS shall not (i) withdraw or modify or propose to withdraw or modify, in any manner adverse to ALZA, its approval and recommendation of this Agreement and the Merger or (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal unless, in each case, the board has (x) determined that such Acquisition Proposal is a Superior Proposal, (y) determined in good faith, following consultation with outside legal counsel, that the failure to take such action would violate the board's fiduciary duties under applicable law and (z) given at least 72 hours prior written notice to ALZA of its determination under clause (y) of this Section 5.2(b).

(c) For purposes of this Agreement, "Acquisition Proposal" shall mean any bona fide proposal (which may be subject to a "due diligence" condition), whether in writing or otherwise, made by a Third Party (as defined below) for: (i) a transaction or series of related transactions pursuant to which any Person (or any group of Persons acting in concert for the specific purpose of allowing SEQUUS to evade the provisions of this Section 5.2) other than ALZA, SEQUUS or Merger Sub, or any affiliate thereof (a "Third Party"), acquires or would acquire (upon completion of such transaction or series of related transactions) shares (or securities exercisable for or convertible into shares) representing more than twenty percent (20%) of the outstanding shares of SEQUUS Common Stock, pursuant to a tender offer or exchange offer or otherwise; (ii) a Merger, consolidation, share exchange or other business combination involving SEQUUS or any of its subsidiaries if, upon consummation of such Merger, consolidation, share exchange or other business combination, such Third Party (or its shareholders) owns or would own more than twenty percent (20%) of the outstanding equity securities of SEQUUS or any of its subsidiaries or the entity surviving such Merger or business combination or resulting from such consolidation; (iii) any other transaction or series of related transactions pursuant to which such Third Party acquires or would acquire (upon completion of such transaction or series of related transactions) primary control of assets of SEQUUS or any of its subsidiaries (including, for this purpose, SEQUUS IP Rights or SEQUUS product rights and outstanding equity securities of subsidiaries of SEQUUS) if the aggregate dollar value of the consideration proposed to be paid by such Third Party to SEQUUS or its Subsidiary in such transaction exceeds $100 million; or (iv) any transaction or series of related transactions pursuant to which such Third Party acquires or would acquire (upon completion of such transaction or series of related transactions) control of the board of directors of SEQUUS or by which nominees of such Third Party are (or would be) elected or appointed to a majority of the seats on the board of directors of SEQUUS.

(d) The term "Superior Proposal" means any Acquisition Proposal, made in writing and not initiated, solicited or encouraged in violation of Section 5.2(a) of this Agreement, on terms which the board of directors of SEQUUS determines in good faith to be more favorable to SEQUUS and its stockholders or to its stockholders than the Merger (after receiving the written advice of SEQUUS' financial advisor that the value of the consideration provided for in such proposal is superior to the value of the consideration provided for in the Merger), for which financing, to the extent required, is then committed or which, in the good faith judgment of the board of directors of SEQUUS, after receiving written advice from its financial advisor, is reasonably capable of being financed by the Potential Acquiror.

(e) SEQUUS shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party.

5.3 Access to Information. From the date of this Agreement until the Effective Time, SEQUUS and ALZA will each afford to the other and their authorized representatives (including counsel, environmental and other consultants, accountants, auditors and agents) reasonable access during normal business hours and upon reasonable notice to all of its facilities, personnel and operations and to all of its and its Subsidiaries' books and records, will permit the other and its authorized representatives to conduct inspections as they may reasonably request and will instruct its officers and those of its Subsidiaries to furnish such persons with such financial and operating data and other information with respect to its business and properties as they may from time to time reasonably request, subject to the restrictions set forth in the Confidentiality Agreements (as defined below). ALZA and Merger Sub agree that each of them will treat any such information in accordance with the Confidentiality Agreement, dated as of September 17, 1998, between ALZA and SEQUUS and the Supplemental Nondisclosure Agreement, dated as of September 25, 1998 between ALZA and SEQUUS (together, the "Confidentiality Agreements"), which Confidentiality Agreements shall remain in full force and effect in accordance with their terms.

5.4 Special Meeting; Registration Statement; Board Recommendation.

(a) In order to consummate the Merger, SEQUUS, acting through its board of directors, shall duly call, give notice of, convene and hold a Special Meeting of the stockholders of SEQUUS for the purpose of considering and taking action upon this Agreement (the "SEQUUS Special Meeting"). The SEQUUS Special Meeting shall be held as soon as practicable after the Registration Statement has been declared effective.

(b) As promptly as practicable after the execution of this Agreement, SEQUUS and ALZA shall mutually prepare, and SEQUUS shall file with the SEC, a preliminary form of the Proxy Statement/Prospectus. As promptly as practicable following receipt of SEC comments on such preliminary Proxy Statement/Prospectus, ALZA and SEQUUS shall mutually prepare a response to such comments. Upon resolution of all comments, ALZA shall file the Registration Statement with the SEC. ALZA and SEQUUS shall use all commercially reasonable efforts to have the preliminary Proxy Statement/Prospectus cleared by the SEC and the Registration Statement declared effective by the SEC as promptly as practicable. ALZA shall also take any action required to be taken under applicable state blue sky or securities laws in connection with ALZA Common Stock to be issued in exchange for the shares of SEQUUS Common Stock. ALZA and SEQUUS shall promptly furnish to each other all information, and take such other actions (including without limitation using all commercially reasonable efforts to provide any required consents of their respective independent auditors), as may reasonably be requested in connection with any action by any of them in connection with the preceding sentences of this Section 5.4(b). Whenever any party learns of the occurrence of any event which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the Registration Statement or any other filing made pursuant to this Section 5.4(b), ALZA or SEQUUS, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff and/or mailing to stockholders of SEQUUS such amendment or supplement.

(c) Subject to Section 5.2, the Proxy Statement/Prospectus shall contain the unanimous recommendation of the board of directors of SEQUUS in favor of the approval and adoption of this Agreement.

5.5 Commercially Reasonable Efforts.

(a) Subject to the terms and conditions herein provided, ALZA, Merger Sub and SEQUUS shall use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or appropriate under this Agreement, applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) promptly filing Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and responding as promptly as practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentation, (ii) using commercially reasonable efforts to obtain all necessary governmental and private party consents, approvals or waivers, and (iii) using commercially reasonable efforts to lift any legal bar to the Merger. ALZA shall cause Merger Sub to perform all of its obligations under this Agreement.

(b) Notwithstanding anything to the contrary in this Agreement, neither ALZA, nor the Surviving Corporation, nor any of their Subsidiaries shall be required to (i) divest, hold separate or license any material business(es), product line(s) or asset(s), (ii) take any action or accept any limitation that could reasonably be expected to have an ALZA Material Adverse Effect or a SEQUUS Material Adverse Effect, or (iii) agree to any of the foregoing.

5.6 Public Announcements. Before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated hereby, ALZA, Merger Sub and SEQUUS agree to consult with each other as to its form and substance, and agree not to issue any such press release or general communication to employees or make any public statement prior to obtaining the consent of the other (which shall not be unreasonably withheld or delayed), except as may be required by applicable law or by the rules and regulations of or listing agreement with the NYSE or Nasdaq or as may otherwise be required by the NYSE, Nasdaq or the SEC.

5.7 Notification of Certain Matters.

(a) Each of SEQUUS and ALZA shall promptly notify the other party after obtaining knowledge of the occurrence or non-occurrence of any event the respective occurrence or non-occurrence of which would be likely to cause any condition to the obligations of the notifying party to effect the Merger not to be fulfilled. Each of SEQUUS and ALZA shall also give prompt notice to the other of any communication received from any Person alleging that the consent of such Person is or may be required in connection with the Merger or other transactions contemplated hereby.

(b) SEQUUS will promptly provide ALZA with copies of any communication that is issued, prepared or otherwise becomes available from the date of this Agreement until the Effective Time which bears upon the regulatory status of the Material Products or the facilities of SEQUUS or any of the Subsidiaries of SEQUUS or the facilities of the material suppliers of SEQUUS including but not limited to any warning letter, notice of violation, approval letter/order, non-approval letter/order or withdrawal letter/order from a Government Entity respecting their facilities or products.

(c) ALZA will provide SEQUUS with reasonable access to any communications that are issued, prepared or otherwise become available from the date of this Agreement until the Effective Time which bear upon the regulatory status of the OROS oxybutynin product, including but not limited to any warning letter, notice of violation, approval letter/order, non-approval letter/order, or withdrawal letter/order from a Government Entity respecting such product.

5.8 Indemnification.

(a) The certificate of incorporation and bylaws of the Surviving Corporation shall contain, and ALZA shall cause the Surviving Corporation to fulfill and honor, the provisions with respect to indemnification and exculpation that are substantially identical to those set forth in the certificate of incorporation and bylaws of SEQUUS as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any of the Indemnified Parties. In addition, ALZA shall cause the Surviving Corporation to fulfill and honor the obligations of SEQUUS pursuant to any indemnification agreements between SEQUUS and any of the Indemnified Parties which are listed in Section 3.14 of the SEQUUS Disclosure Statement. "Indemnified Parties" shall include each person who is or was a director or officer of SEQUUS or any Subsidiary of SEQUUS at any time before the Effective Time, and each person who serves or has in the past served at the request of SEQUUS or any subsidiary of SEQUUS as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at any time before the Effective Time.

(b) For a period of six years after the Effective Time ALZA shall indemnify and hold harmless the Indemnified Parties against and from any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (and whether arising before or after the Effective Time), to the extent arising out of or pertaining to any action or omission in his or her capacity as a director or officer of SEQUUS arising out of or pertaining to the transactions contemplated by this Agreement. In the event of the commencement or assertion of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective
Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time must be reasonably satisfactory to ALZA, (ii) after the Effective Time, ALZA shall pay or cause to be paid the reasonable fees and expenses of such counsel, promptly after statements therefor are received and
(iii) ALZA shall cause the Surviving Corporation to cooperate in the defense of any such matter; provided, however, that neither ALZA nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims (and the matters giving rise thereto) shall continue until the disposition of any and all such claims (and the matters giving rise thereto). The Indemnified Parties as a group may retain only one law firm (in addition to local counsel) to represent them with respect to any single action unless any Indemnified Party determines in good faith (after consultation with legal counsel) that there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. In the event ALZA or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or Merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 5.8, proper provision shall be made so that the successors and assigns of ALZA and the Surviving Corporation assume the obligations set forth in this Section, and none of the actions described in clause (i) or (ii) shall be taken until such provision is made.

(c) Without limiting any of the obligations of ALZA or the Surviving Corporation set forth elsewhere in this Section 5.8, for a period of six years after the Effective Time, ALZA shall cause the Surviving Corporation to maintain in effect, to the extent available, directors' and officers' liability insurance covering those persons who are currently covered by SEQUUS' directors' and officers' liability insurance policy on terms comparable to those applicable under the policy of directors' and officers' liability insurance currently maintained by SEQUUS; provided, however, that in no event shall ALZA or the Surviving Corporation be required to expend in excess of 150% of the annual premium currently paid by SEQUUS for such coverage, and that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated instead to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d) ALZA shall cause the Surviving Corporation to perform its obligations under this Section 5.8 and shall, in addition, guarantee, as co-obligor with the Surviving Corporation, the performance of such obligations by the Surviving Corporation.

(e) Each Indemnified Party shall comply with the reasonable requests of the Surviving Company or ALZA in defending or settling any action hereunder; provided, however, that no proposed settlement of any such action need be considered by any Indemnified Party unless (A) such settlement involves no finding or admission of any liability by any Indemnified Party, and (B) the sole relief provided in connection with such settlement is monetary damages that are paid in full by the Surviving Corporation or ALZA.

(f) ALZA agrees to pay, or cause the Surviving Corporation to pay, all expenses, including reasonable attorney's fees, that may be incurred by the Indemnified Parties in successfully enforcing the indemnity and other rights under this Section 5.8.

5.9 Expenses. ALZA and Merger Sub, on the one hand, and SEQUUS, on the other hand, shall bear their respective expenses incurred in connection with this Agreement, and the transactions contemplated hereby, including, without limitation, the preparation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby and all fees and expenses of their respective investment bankers, finders, brokers, agents, representatives, counsel and accountants, except that expenses incurred in printing, mailing and filing (including without limitation, SEC filing fees and stock exchange listing application fees) the Proxy Statement/Prospectus shall be shared equally between ALZA and SEQUUS.

5.10 Pooling of Interests Accounting.

(a) Each of ALZA and SEQUUS shall use commercially reasonable efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Each of ALZA and SEQUUS shall use commercially reasonable efforts to cause its Affiliates not to take any action that would prevent ALZA from accounting for the business combination to be effected by the Merger as a pooling of interests.

(b) SEQUUS shall use commercially reasonable efforts to cause to be delivered to SEQUUS a letter of SEQUUS' independent accountants, dated within two business days prior to the Effective Time, regarding SEQUUS' accountants' concurrence with SEQUUS' management's conclusion that no conditions exist related to SEQUUS that would preclude ALZA from accounting for the Merger as a pooling of interests if the Merger is consummated in accordance with this Agreement. Such letter shall be in a form reasonably satisfactory to ALZA and customary in scope and substance for letters delivered by independent public accountants in connection with transactions of this type.

(c) ALZA shall use commercially reasonable efforts to cause to be delivered to SEQUUS a letter of ALZA's independent accountants, dated within two business days prior to the Effective Time, regarding ALZA's accountants' concurrence with ALZA's management's and SEQUUS' management's conclusions, respectively, as to the appropriateness of pooling of interests accounting for the Merger under Accounting Principles Board Opinion No. 16 if consummated in accordance with this Agreement.

5.11 Affiliate Agreements.

(a) Promptly after the execution and delivery hereof, SEQUUS shall deliver to ALZA a list (reasonably satisfactory to counsel for ALZA) setting forth the names of all persons who are expected to be, at the Effective Time, in SEQUUS' reasonable judgment, Affiliates of SEQUUS. SEQUUS shall furnish such information and documents as ALZA may reasonably request for the purpose of reviewing such list. SEQUUS shall use commercially reasonable efforts to deliver a written agreement in substantially the form of Exhibit B hereto (a "SEQUUS Affiliate Agreement") executed by each person identified as an Affiliate in the list furnished pursuant to this Section 5.11(a) as soon as practicable after the execution of this Agreement and in any case shall deliver such written agreements within 10 days after the date of this Agreement.

(b) Promptly after the execution and delivery hereof, ALZA shall deliver to SEQUUS a list (reasonably satisfactory to counsel for SEQUUS) setting forth names of all persons who are expected to be, at the Effective Time, in ALZA's reasonable judgment, affiliates of ALZA under applicable SEC accounting releases with respect to pooling of interests accounting treatment. ALZA shall furnish such information and documents as SEQUUS may reasonably request for the purpose of reviewing such list. ALZA shall use commercially reasonable efforts to deliver a written agreement in substantially the form of Exhibit C hereto (an "ALZA Affiliate Agreement") executed by each person identified as an affiliate in the list furnished pursuant to this Section 5.11(b) as soon as practicable after the execution of this Agreement and in any case shall deliver such written agreements within 10 days after the date of this Agreement.

5.12 NYSE Listing. ALZA shall use commercially reasonable efforts to list on the NYSE, upon official notice of issuance, the shares of ALZA Common Stock to be issued in connection with the Merger.

5.13 Resignation of Directors and Officers. Prior to the Effective Time, SEQUUS shall deliver to ALZA at no cost the resignations of such directors and officers of SEQUUS and its Subsidiaries as ALZA shall specify at least ten business days prior to the Closing, effective at the Effective Time.

5.14 Consents of ALZA's and SEQUUS' Accountants. Each of ALZA and SEQUUS shall use commercially reasonable efforts to cause its independent accountants to deliver to ALZA a consent, dated the date on which the Registration Statement shall become effective, in form reasonably satisfactory to ALZA and customary in scope and substance for consents delivered by independent public accountants in connection with registration statements on Form S-4 under the Securities Act.

5.15 Stock Options and Warrants.

(a) No later than 10 business days after the Effective Time, ALZA shall file with the SEC a Registration Statement, on Form S-8 or other appropriate form under the Securities Act, to register ALZA Common Stock issuable upon exercise of the ALZA Exchange Options. ALZA shall use commercially reasonable efforts to cause such Registration Statement to remain effective until the exercise or expiration of such options.

(b) As soon as practicable after the Effective Time, ALZA shall deliver to each person who holds an outstanding SEQUUS Option immediately before the Effective Time a notice describing the assumption of SEQUUS Options set forth in Section 2.2(a) hereof.

(c) In connection with ALZA's assumption of the Warrants, ALZA shall make such assumption by written instrument delivered to, and reasonably satisfactory to, the holders of such Warrants.

5.16 Board of Directors. Effective as of the Effective Time, Dr. I. Craig Henderson (if willing and able to serve) shall be appointed to the board of directors of ALZA, as a member of Class III, to serve until the election of such class of directors at an annual meeting of its stockholders.

5.17 Intentionally Omitted.

5.18 SEC Filings.

(a) SEQUUS will deliver promptly to ALZA true and complete copies of each report, registration statement or statement mailed by it to its security holders generally or filed by it with the SEC, in each case subsequent to the date hereof and prior to the Effective Time.

(b) ALZA will deliver promptly to SEQUUS true and complete copies of each report filed by it with the SEC subsequent to the date hereof and prior to the Effective Time.

(c) Each party shall file a report on Form 8-K in compliance with Rule 13a-11 under the Exchange Act with respect to this Agreement including as exhibits to such report this Agreement and such other agreements that such party shall reasonably determine to be appropriate.

5.19 Employee Benefit Matters.

(a) Except as provided in Sections 5.19(b) and 5.19(c) and as provided in
Section 2.2(b) with respect to the ALZA Purchase Plan, ALZA shall ensure that each person who is an employee of SEQUUS immediately prior to the Effective Time (i) shall receive full service and vesting credit, under each applicable employee benefit plan of ALZA in which such employee is eligible to participate after the Effective Time (other than ALZA's bonus leave plan), for his or her time of service to SEQUUS and its affiliates and predecessors, (ii) shall be eligible to participate in all benefit plans of ALZA on the same terms and conditions as other ALZA employees, and (iii) shall receive full credit under the vacation, sick leave and paid time off policies of ALZA applicable to such employee (other than ALZA's bonus leave plan) for all accrued and unused vacation, sick leave and paid time off to which such employee is entitled under the vacation, sick leave and paid time off policies of SEQUUS as of the Effective Time; provided in each case such person is employed by ALZA or the Surviving Corporation immediately after the Effective Time. ALZA shall cause to be waived any pre-existing condition limitations, waiting periods or similar limitations under each such employee benefit plan and shall provide each such employee with credit for any co-payments previously made and any deductibles or maximums previously satisfied.

(b) Subject to Sections 5.19, (c) and (d), ALZA need not make any payments or contributions with respect to either the pre-Effective Time service or the pre-1999 service of any employee described in Section 5.19(a) under any of its employee benefit plans, including without limitation any payments under its PACE bonus plan or contributions to its 401(k) plan or its retirement plan; provided, however, that any severance benefits or health benefits payable to any such employee who is employed by ALZA or the Surviving Corporation immediately after the Effective Time shall be determined without regard to this
Section 5.19(b). SEQUUS shall terminate the SEQUUS Pharmaceuticals, Inc., Profit Sharing 401(k) Plan effective immediately prior to the Effective Time. Prior to the termination of the Profit Sharing 401(k) Plan, SEQUUS will allocate to each participant's account a matching contribution, in the form of SEQUUS Common Stock, in an amount not to exceed 50% of the first 5% of the compensation contributed by participating employees to such accounts during 1998; provided, however, that the amount of such matching contribution may be increased in an amount not to exceed $10,000 per week, to account for any period in 1998 during which SEQUUS 401(k) plan participants are not eligible to continue their participation in the SEQUUS 401(k) plan due to its termination.

(c) With respect to any employee described in Section 5.19(a) who has accrued partial credit toward a paid sabbatical leave under SEQUUS' sabbatical leave policy, ALZA shall provide the employee with the same sabbatical leave benefit once the employee's aggregate service for SEQUUS and ALZA would have resulted in the accrual of full credit toward such benefit under SEQUUS' sabbatical leave policy; provided, however, that such service for ALZA shall not be credited simultaneously under ALZA's bonus leave plan.

(d) The Surviving Corporation shall terminate its cafeteria plan (within the meaning of Section 125 of the Code) as of the later of the Effective Time or December 31, 1998. ALZA shall permit each employee described in Section 5.19(a) to participate in the ALZA cafeteria plan and plans funded through such cafeteria plan, and participants in the terminated SEQUUS cafeteria plan shall be permitted to utilize remaining account balances in such plan in accordance with its terms.

(e) SEQUUS shall be liable for any liability under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. (S) 2101 et seq. ("WARN") (or any similar foreign or domestic laws), including, but not limited to all severance and other obligations (whether to give notice, to pay money, or to provide benefits), with respect to the employment or termination of employment of employees prior to the Effective Time. If requested in writing by ALZA, SEQUUS agrees to provide notices both to employees and the necessary Government Entities, in compliance with WARN, at least 60 days prior to the Effective Time. SEQUUS shall deliver to ALZA a copy of the draft notices to be issued in accordance with WARN (or any similar foreign or domestic laws), which notices shall be subject to ALZA's review, comment and approval, which approval shall not be unreasonably withheld.

                                   ARTICLE VI

                  CONDITIONS TO THE OBLIGATIONS OF EACH PARTY

The respective obligations of each party to this Agreement to effect the Merger shall be subject to the fulfillment of each of the following conditions, any one or more of which may be waived in writing by all the parties hereto:

6.1 Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect and no proceedings for such purpose shall be pending before or threatened by the SEC.

6.2 Stockholder Approval. The approval of a majority of the outstanding shares of SEQUUS Common Stock for adoption of this Agreement shall have been obtained at the SEQUUS Special Meeting or any adjournment or postponement thereof.

6.3 Listing of Additional Shares. The ALZA Common Stock issuable in connection with the Merger shall have been approved for listing subject to official notice of issuance on the NYSE.

6.4 Governmental Clearances. The waiting period applicable to consummation of the Merger under the HSR Act shall have expired or been terminated. Other than the filing of the Certificate of Merger which shall be accomplished as provided in Section 1.2, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Government Entity the failure of which to obtain or comply with would be reasonably likely to have a SEQUUS Material Adverse Effect or an ALZA Material Adverse Effect shall have been obtained or filed.

6.5 Tax Matters. Each of ALZA and Merger Sub shall have received an opinion of Heller Ehrman White & McAuliffe, counsel to ALZA and Merger Sub, and SEQUUS shall have received an opinion of Cooley Godward LLP, counsel to SEQUUS, each such opinion dated as of the Effective Time, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinions, (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code; (ii) each of ALZA, Merger Sub and SEQUUS will be a party to such reorganization within the meaning of Section 368(b) of the Code; and (iii) except with respect to cash received in lieu of fractional share interest in ALZA Common Stock, no gain or loss will be recognized, for United States federal income tax purposes, by a stockholder of SEQUUS as a result of the Merger with respect to the shares of SEQUUS Common Stock converted into ALZA Common Stock. If counsel to either ALZA or SEQUUS does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion in the required form to such party.

6.6 Statute or Decree. No writ, order, temporary restraining order, preliminary injunction or injunction shall have been enacted, entered, promulgated or enforced by any court or other tribunal or governmental body or authority, which remains in effect, and prohibits the consummation of the Merger or otherwise makes it illegal, nor shall any governmental agency have instituted any action, suit or proceeding which remains pending and which seeks, and which is reasonably likely, to enjoin, restrain or prohibit the consummation of the Merger in accordance with the terms of this Agreement.

6.7 Pooling. The letters referred to in Sections 5.10(b) and (c) of this Agreement shall have been received by SEQUUS and ALZA, respectively.

                                  ARTICLE VII

                CONDITIONS TO THE OBLIGATIONS OF SEQUUS AND ALZA

7.1 Additional Conditions to the Obligation of SEQUUS. The obligation of SEQUUS to effect the Merger shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived in writing by SEQUUS:

  (a) The representations and warranties of ALZA and Merger Sub contained in this Agreement (without regard to any materiality exceptions or provisions therein) shall be true and correct, in all material respects, as of the Closing Date, with the same force and effect as if made at the Closing Date, except (i) for changes specifically permitted by the terms of this Agreement (ii) that the accuracy of the representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and (iii) where the failure of such representations and warranties to be so true and correct does not have an ALZA Material Adverse Effect.

  (b) ALZA and Merger Sub shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

  (c) ALZA and Merger Sub shall have furnished a certificate or certificates of ALZA and Merger Sub executed on behalf of ALZA and Merger Sub by one or more of their respective officers to evidence compliance with the conditions set forth in Sections 7.1(a) and (b) of this Agreement.

  (d) Each Person identified as an affiliate pursuant to Section 5.11(b) shall have executed and delivered an ALZA Affiliate Agreement.

  (e) There shall not have occurred, since the date hereof, any ALZA Material Adverse Effect.

7.2 Additional Conditions to the Obligation of ALZA and Merger Sub. The obligations of ALZA and Merger Sub to effect the Merger shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived in writing by ALZA:

  (a) The representations and warranties of SEQUUS contained in this Agreement (without regard to any materiality exceptions or provisions therein) shall be true and correct, in all material respects, as of the Closing Date, with the same force and effect as if made at the Closing Date, except (i) for changes specifically permitted by the terms of this Agreement, (ii) that the accuracy of the representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and (iii) where the failure of such representations and warranties to be so true and correct does not have a SEQUUS Material Adverse Effect.

  (b) SEQUUS shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

  (c) SEQUUS shall have furnished a certificate of SEQUUS executed on behalf of SEQUUS by one of its officers to evidence compliance with the conditions set forth in Sections 7.2(a) and (b) of this Agreement.

  (d) Each person identified as an Affiliate pursuant to Section 5.11(a) shall have executed and delivered a SEQUUS Affiliate Agreement.

  (e) There shall not have occurred, since the date hereof, any SEQUUS Material Adverse Effect.

                                  ARTICLE VIII

                                  TERMINATION

8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval by the stockholders of SEQUUS:

  (a) by mutual written consent of the parties duly authorized by the boards of directors of ALZA, SEQUUS and Merger Sub;

  (b) by either ALZA or SEQUUS if the Merger shall not have been consummated on or before April 1, 1999, which date may be extended by mutual consent of the parties hereto; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if such party shall have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger on or before such date;

  (c) by either ALZA or SEQUUS if (i) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the Merger substantially on the terms contemplated hereby or (ii) a court of competent jurisdiction or other Government Entity shall have issued an order, decree, ruling or injunction, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger substantially on the terms contemplated hereby, and such order, decree, ruling, injunction or other action shall have become final and non-appealable; provided, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) unless such party shall have used its reasonable efforts to remove such order, decree, ruling or injunction; or

  (d) by either ALZA or SEQUUS if (i) the SEQUUS Special Meeting (and any adjournment or postponement thereof) shall have been held and completed and SEQUUS' stockholders shall have taken a final vote on the proposal to approve and adopt this Agreement and approve the Merger and (ii) the requisite approval of SEQUUS' stockholders at such SEQUUS Special Meeting or any such adjournment or postponement thereof is not obtained thereat (a "SEQUUS Negative Vote"); provided, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if such party shall have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to obtain such stockholder approval.

8.2 Termination by ALZA. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval by the stockholders of SEQUUS, by action of the board of directors of ALZA, if:

  (a) SEQUUS shall have failed to comply in any material respect with any of the covenants or agreements contained in any Section of this Agreement to be complied with or performed by SEQUUS at or prior to such date of termination such that the Closing condition set forth in Section 7.2(b) would not be satisfied; provided, however, that if such failure or failures are capable of being cured prior to the Effective Time such that such condition would be satisfied, then ALZA shall not be permitted to terminate this Agreement pursuant to this Section 8.2(a) unless ALZA shall have delivered to SEQUUS written notice of such failure or failures and such failure or failures shall not have been so cured within 30 days after delivery to SEQUUS of such written notice; provided, further that ALZA shall not be permitted to terminate this Agreement pursuant to this Section 8.2(a) if ALZA shall have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused such failure or failures of SEQUUS;

  (b) there exists a breach or breaches of any representation or warranty of SEQUUS contained in this Agreement such that the Closing condition set forth in Section 7.2(a) would not be satisfied; provided, however, that if such breach or breaches are capable of being cured prior to the Effective Time such that such condition would be satisfied, then ALZA shall not be permitted to terminate this Agreement pursuant to this Section 8.2(b) unless ALZA shall have delivered to SEQUUS written notice of such breach or breaches and such breach or breaches shall not have been so cured within 30 days after delivery to SEQUUS of such written notice; provided, further that ALZA shall not be permitted to terminate this Agreement pursuant to this Section 8.2(b) if ALZA shall have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused such breach or breaches of SEQUUS; or

  (c) (i) the board of directors of SEQUUS fails to recommend the approval of this Agreement to SEQUUS' stockholders, or withdraws, amends or modifies in a manner adverse to ALZA its recommendation to SEQUUS' stockholders for approval of this Agreement, (ii) a tender offer (to which Rule 14e-2(a) applies) for at least 20% of the outstanding shares of capital stock of SEQUUS is commenced prior to the SEQUUS Special Meeting, and within the time required by Rule 14e-2(a) under the Exchange Act the board of directors of SEQUUS fails to recommend against acceptance of such tender offer, or takes no position with respect to such tender offer, or states its inability to take a position with respect to such tender offer, (iii) an Acquisition Proposal is publicly announced and SEQUUS or its board of directors takes any position (including stating an inability to make a recommendation) with respect to such Acquisition Proposal within 10 days after the public announcement of such Acquisition Proposal other than a recommendation to reject such Acquisition Proposal, (iv) the board of directors of SEQUUS accepts or recommends to the stockholders of SEQUUS a Superior Proposal, or (v) the board of directors of SEQUUS resolves to take any of the foregoing actions.

8.3 Termination by SEQUUS. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after approval by the stockholders of SEQUUS, by action of the board of directors of SEQUUS, if:

  (a) ALZA or Merger Sub shall have failed to comply in any material respect with any of the covenants or agreements contained in any Section of this Agreement to be complied with or performed by ALZA or Merger Sub at or prior to such date of termination such that the Closing condition set forth in Section 7.1(b) would not be satisfied; provided, however, that if such failure or failures are capable of being cured prior to the Effective Time such that such condition would be satisfied, then SEQUUS shall not be permitted to terminate this Agreement pursuant to this Section 8.3(a) unless SEQUUS shall have delivered to ALZA written notice of such failure or failures and such failure or failures shall not have been so cured within 30 days after such written notice; provided, further, that SEQUUS shall not be permitted to terminate this Agreement pursuant to this Section 8.3(a) if SEQUUS shall have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused such failure or failures of ALZA;

  (b) there exists a breach or breaches of any representation or warranty of ALZA or Merger Sub contained in this Agreement such that the Closing condition set forth in Section 7.1(a) would not be satisfied; provided, however, that if such breach or breaches are capable of being cured prior to the Effective Time such that such condition would be satisfied, then SEQUUS shall not be permitted to terminate this Agreement pursuant to this
  Section 8.3(b) unless SEQUUS shall have delivered to ALZA written notice of such breach or breaches and such breach or breaches shall not have been so cured within 30 days after delivery to ALZA of such written notice; provided, further, that SEQUUS shall not be permitted to terminate this Agreement pursuant to this Section 8.3(b) if SEQUUS shall have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused such breach or breaches of ALZA; or

  (c) in accordance with Section 5.2 the board of directors of SEQUUS accepts or recommends to the stockholders of SEQUUS a Superior Proposal.

8.4 Procedure for Termination. In order to terminate this Agreement pursuant to this Article VIII, a party shall provide written notice thereof to the other parties.

8.5 Effect of Termination.

(a) In the event of termination of this Agreement pursuant to this Article VIII, no party hereto (or any of its directors or officers) shall have any liability or further obligation under this Agreement to any other party, except as provided in this Section 8.5 and except that nothing herein shall relieve any party from liability for a willful breach of this Agreement.

(b) If this Agreement is validly terminated (i) by ALZA pursuant to Section 8.2(c), or (ii) by SEQUUS pursuant to Section 8.3(c), and as of the time of either such termination there shall not have occurred an ALZA Material Adverse Effect, then within two business days after such termination SEQUUS shall pay ALZA a termination fee equal to $25,000,000.

(c) If (i) this Agreement is validly terminated by ALZA or SEQUUS pursuant to
Section 8.1(d) as a result of a SEQUUS Negative Vote, (ii) no payment is required by Section 8.5(b), (iii) prior to such SEQUUS Negative Vote, there shall have been publicly announced an Acquisition Proposal which shall not have been withdrawn, (iv) ALZA shall not have breached in any material respect any of its obligations under this Agreement in any manner that shall have proximately contributed to such SEQUUS Negative Vote, (v) within one year after such valid termination of this Agreement pursuant to Section 8.1(d) as a result of a SEQUUS Negative Vote, there shall have been consummated a transaction satisfying the requirements of clause (i), (ii) or (iii) of Section 5.2(c), and
(vi) as of the time of such termination there shall not have occurred an ALZA Material Adverse Effect, then, within two business days following the consummation of such transaction, SEQUUS shall pay ALZA a termination fee equal to $25,000,000.

(d) SEQUUS will pay any fee payable under this Section 8.5 by wire transfer of immediately available funds to an account specified by ALZA.

                                   ARTICLE IX

                                 MISCELLANEOUS

9.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of ALZA, Merger Sub and SEQUUS at any time prior to the Effective Time; provided, however, that after approval of this Agreement by the stockholders of SEQUUS, no such amendment or modification shall change the amount or form of the consideration to be received by SEQUUS' stockholders in the Merger.

9.2 Waiver of Compliance; Consents. Any failure of ALZA or Merger Sub, on the one hand, or SEQUUS, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by SEQUUS (with respect to any failure by ALZA or Merger Sub) or ALZA or Merger Sub (with respect to any failure by SEQUUS), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.2.

9.3 Survival; Investigations. The respective representations and warranties of ALZA, Merger Sub and SEQUUS contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto and shall not survive the Effective Time.

9.4 Notices. All notices and other communications hereunder shall be in writing (except any notice required under the last sentence of Section 5.2(a), which notice shall be delivered both orally and in writing) and shall be delivered personally by overnight courier or similar means or sent by facsimile with written confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice). Any such notice shall be effective upon receipt, if personally delivered or on the next business day following transmittal if sent by confirmed facsimile. Notices, including oral notices, shall be delivered as follows:

  (a) if to SEQUUS, to:      SEQUUS Pharmaceuticals, Inc.
                             960 Hamilton Ct.
                             Menlo Park, CA 94025
                             Telephone: (650) 617-3037
                             Facsimile: (605) 617-3001
                             Attention: John P. Richard

  with a copy to:            Cooley Godward, LLP
                             Five Palo Alto Square
                             3000 El Camino Real
                             Palo Alto, CA 94306
                             Telephone: (650) 843-5000
                             Facsimile: (650) 857-0663
                             Attention: Richard E. Climan, Esq.
                             Keith A. Flaum, Esq.

  if to ALZA, or Merger
  Sub, to:                   ALZA Corporation
                             950 Page Mill Road
                             P.O. Box 10950
                             Palo Alto, CA 94303
                             Telephone: (650) 494-5000
                             Facsimile: (650) 496-8048
                             Attention: Peter D. Staple, Esq.

  with a copy to:            Heller Ehrman White & McAuliffe
                             525 University Avenue
                             Palo Alto, California 94301
                             Telephone: (650) 324-7000
                             Facsimile: (650) 324-0638
                             Attention: Sarah A. O'Dowd, Esq.
                             Richard A. Peers, Esq.

9.5 Assignment; Third Party Beneficiaries. Neither this Agreement nor any right, interest or obligation hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or remedies upon any Person other than the parties hereto and, with respect only to Section 5.8, the Indemnified Parties.

9.6 Governing Law. This Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflicts of laws.

9.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.8 Severability. In case any one or more of the provisions contained in this Agreement should be finally determined to be invalid, illegal or unenforceable in any respect against a party hereto, it shall be adjusted if possible to effect the intent of the parties. In any event, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such final determination shall have been made.

9.9 Interpretation. The Article and Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. The word "including" shall be deemed to mean "including without limitation."

9.10 Entire Agreement. This Agreement and the Confidentiality Agreements, including the exhibits hereto and the documents and instruments referred to herein (including the SEQUUS Disclosure Statement and the ALZA Disclosure Statement), embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no representations, promises, warranties, covenants or undertakings, other than those expressly set forth or referred to herein and therein.

9.11 Definition of "Law". When used in this Agreement "law" refers to any applicable law (whether civil, criminal or administrative) including, without limitation, common law, statute, statutory instrument, treaty, regulation, directive, decision, code, order, decree, injunction, resolution or judgment of any government, quasi-government, supranational, federal, state or local government, statutory or regulatory body, court, or agency.

9.12 Rules of Construction. Each party to this Agreement has been represented by counsel during the preparation and execution of this Agreement, and therefore waives any rule of construction that would construe ambiguities against the party drafting the agreement.

IN WITNESS WHEREOF, ALZA, Merger Sub and SEQUUS have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                          ALZA CORPORATION

                                                /s/ Ernest Mario, PH.D.
                                          By: _________________________________

                                          Title: Chairman and Chief Executive
                                                          Officer


                                          ARGYLE ACQUISITION CORP.

                                                    /s/ Peter Staple
                                          By: _________________________________

                                          Title:         President

                                          SEQUUS PHARMACEUTICALS, INC.

                                              /s/ I. Craig Henderson, M.D.
                                          By: _________________________________

                                          Title: Chairman and Chief Executive
                                                          Officer

                                   EXHIBIT A

                             CERTIFICATE OF MERGER
                                    MERGING
                            ARGYLE ACQUISITION CORP.
                                 WITH AND INTO
                               THE COMPANY, INC.

    (Pursuant to Section 251 of the General Corporation Law of the State of
                                   Delaware)

Argyle Acquisition Corp., a Delaware corporation ("Acquisition Corp.") and SEQUUS Pharmaceuticals, Inc., a Delaware corporation (the "Company"), DO HEREBY CERTIFY AS FOLLOWS:

FIRST: That Acquisition Corp. was incorporated on October 2, 1998, pursuant to the Delaware General Corporation Law (the "Delaware Law"), and that the Company was incorporated on February 13, 1987, pursuant to the Delaware Law.

SECOND: That an Agreement and Plan of Merger (the "Merger Agreement"), dated as of October 4, 1998, among Alza Corporation, a Delaware corporation, Acquisition Corp. and the Company, setting forth the terms and conditions of the merger of Acquisition Corp. with and into the Company (the "Merger"), has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the Delaware Law.

THIRD: That the name of the surviving corporation (the "Surviving Corporation") shall be "SEQUUS Pharmaceuticals, Inc.".

FOURTH: That pursuant to the Merger Agreement, the Certificate of Incorporation of the Surviving Corporation is amended to read in its entirety as set forth in Exhibit A hereto.

FIFTH: That an executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Corporation at the following address:


SIXTH: That a copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

SEVENTH: That the Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, each of Acquisition Corp. and the Company has caused this
Certificate of Merger to be executed in its corporate name this      day of
October, 1998.

                                          ARGYLE ACQUISITION CORP.

                                          -------------------------------------
                                          By:
                                          Its:

                                          SEQUUS PHARMACEUTICALS, INC.

                                          -------------------------------------
                                          By:
                                          Its:

                                                                       ANNEX B-1

                      FORM OF SEQUUS AFFILIATES AGREEMENT

                                                               October    , 1998

ALZA Corporation

Ladies and Gentlemen:

The undersigned has been advised that as of the date hereof the undersigned may be deemed to be an "affiliate" of Sequus Pharmaceuticals, Inc., a Delaware corporation ("Sequus"), as the term "affiliate" is (i) defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), and/or (ii) used in and for purposes of Accounting Series Releases 130 and 135, as amended, of the Commission, although nothing contained herein shall be construed as an
admission   by the undersigned that the undersigned is in fact an affiliate of
Sequus. Pursuant to the terms of the Agreement and Plan of Merger, dated as of October ,1998 (the "Agreement"), among ALZA Corporation, a Delaware corporation ("ALZA"), Argyle Acquisition Corp., a Delaware corporation, and Sequus, at the Effective Time (as defined in the Agreement) Sequus will become a wholly owned subsidiary of ALZA.

As a result of the Merger (as defined in the Agreement), the undersigned may receive shares of Common Stock, par value $0.01 per share, of ALZA ("ALZA Common Stock"). The undersigned would receive such shares in exchange for shares of Common Stock, par value $0.0001 per share, of Sequus owned by the undersigned.

The undersigned and ALZA agree that in the event the undersigned receives any ALZA Common Stock in the Merger:

  (A) The undersigned has carefully read this letter and discussed its requirements and other applicable limitations upon the undersigned's ability to sell, transfer or otherwise dispose of the ALZA Common Stock issued to the undersigned in the Merger, to the extent the undersigned has felt it necessary, with the undersigned's counsel.

  (B) The undersigned has been advised that the issuance of shares of ALZA Common Stock to the undersigned in the Merger will be registered under the Act by a Registration Statement on Form S-4. However, the undersigned has also been advised that because (i) at the time of the Merger's submission for a vote of the stockholders of Sequus the undersigned may be deemed an affiliate of Sequus, and (ii) the re-sale or other distribution by the undersigned of the ALZA Common Stock received in the Merger has not been registered under the Act, the undersigned may not sell, transfer or otherwise dispose of ALZA Common Stock issued to the undersigned in the Merger unless (a) such sale, transfer or other disposition has been registered under the Act, (b) such sale, transfer or other disposition is made in conformity with the volume and other

                                     B-1-1
  applicable limitations imposed by Rule 145 under the Act, (c) the volume and other applicable limitations imposed by Rule 145 under the Act no longer apply, or (d) in the opinion of counsel reasonably acceptable to ALZA, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

  (C) The undersigned understands that ALZA will be under no obligation to register the sale, transfer or other disposition of the ALZA Common Stock by the undersigned or on the undersigned's behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available. Notwithstanding the foregoing, ALZA shall file on a timely basis, from and after the Effective Time (as defined in the Agreement) and as long as is necessary in order to permit the undersigned to sell ALZA Common Stock held by the undersigned pursuant to Rule 145, all reports required to be filed by it pursuant to the Securities Exchange Act of 1934, as amended, and shall otherwise make available adequate information regarding ALZA in such manner as may be required to satisfy the requirements of Rule 144(c) under the Act as now in effect.

  (D) The undersigned understands that stop transfer instructions will be given to ALZA's transfer agent with respect to the ALZA Common Stock issued to the undersigned in the Merger and that there may be placed on the certificates for the ALZA Common Stock issued to the undersigned in the Merger, or any substitutions therefor, a legend stating in substance:

    "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF A LETTER AGREEMENT DATED
              1998, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF ARGYLE."

  (E) The undersigned also understands that unless the transfer by the undersigned of ALZA Common Stock issued to the undersigned in the Merger
  (i) has been registered under the Act or (ii) is a sale made in conformity with the provisions of this letter, ALZA reserves the right, in its sole discretion, to place the following legend on the certificates issued to any transferee of shares from the undersigned:

    "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED."

                                     B-1-2

It is understood and agreed that the legend set forth in paragraph D or E above shall be removed by delivery of substitute certificates without such legend if the undersigned or the undersigned's transferee shall have delivered to ALZA
(i) a copy of a letter from the staff of the Commission, or an opinion of counsel, in form and substance reasonably satisfactory to ALZA, to the effect that such legend is not required for purposes of the Act or (ii) reasonably satisfactory evidence or representations that the shares represented by such certificates are being or have been transferred in a transaction made in conformity with the provisions of Rule 145 under the Act, or that the limitations imposed by Rule 145 under the Act no longer apply.

The undersigned agrees that, until after such time as results covering at least 30 days of post-Merger combined operations of ALZA and Sequus have been published by ALZA within the meaning of Section 201.01 of the Commission's Codification of Financial Reporting Policies or the termination of the Agreement, whichever is sooner, the undersigned will not, without the prior consent of ALZA (which consent shall not be unreasonably withheld or delayed):
(i) within the 30 days prior to the Effective Time (as defined in the Agreement), sell, transfer or otherwise dispose of, or in any other way reduce the undersigned's risk of ownership or investment in, or make any offer or agreement relating to any of the foregoing with respect to any shares of the Common Stock of Sequus held by the undersigned, except pursuant to and upon consummation of the Merger (as defined in the Agreement); or (ii) sell, transfer or otherwise dispose of, or in any other way reduce the undersigned's risk of ownership or investment in, or make any offer or agreement relating to any of the foregoing with respect to the ALZA Common Stock received by the undersigned in the Merger.

In the event the Agreement is terminated, this letter agreement shall terminate and shall cease to be of any force or effect.

                                              Very truly yours,

Acknowledged this     day of           , 1998.

ALZA CORPORATION

By:_________________________________
   Name:

                                     B-1-3

                                                                       ANNEX B-2

                       FORM OF ALZA AFFILIATES AGREEMENT

                                October 4, 1998

Sequus Pharmaceuticals, Inc.

Ladies and Gentlemen:

The undersigned has been advised that as of the date hereof the undersigned may be deemed to be an "affiliate" of ALZA Corporation, a Delaware corporation ("ALZA"), as the term "affiliate" is used in and defined for purposes of Accounting Series Releases 130 and 135, as amended, of the Securities and Exchange Commission ("Commission"). Pursuant to the terms of the Agreement and Plan of Merger, dated as of October 4, 1998 (the "Agreement"), among ALZA, Argyle Acquisition Corp., a Delaware corporation, and SEQUUS Pharmaceuticals, Inc., a Delaware corporation ("SEQUUS"), at the Effective Time (as defined in the Agreement) SEQUUS will become a wholly-owned subsidiary of ALZA.

Until after such time as results covering at least 30 days of post-merger combined operations of ALZA and SEQUUS have been published within the meaning of Section 201.01 of the Commission's Codification of Financial Reporting Policies or the termination of the Agreement, whichever is sooner, the undersigned agrees that the undersigned will not, without the prior consent of ALZA (which consent shall not be unreasonably withheld or delayed) within the 30 days prior to the Effective Time (as defined in the Agreement), sell, transfer or otherwise dispose of, or in any other way reduce the undersigned's risk of ownership or investment in, or make any offer or agreement relating to any of the foregoing with respect to any shares of the Common Stock of ALZA held by the undersigned.

                                     Very truly yours,

                                     ------------------------------------------
                                     Director and/or Officer

Acknowledged this     day of           , 1998.

SEQUUS PHARMACEUTICALS, INC.

By:_________________________________

Its:________________________________

                                     B-2-1

                  [LETTERHEAD OF CREDIT SUISSE FIRST BOSTON]

                                                                        ANNEX C
Board of Directors
c/o SEQUUS Pharmaceuticals, Inc.
960 Hamilton Court
Menlo Park, CA 94025-1430

October 4, 1998

Dear Sirs and Madams:

You have asked us to advise you with respect to the fairness to the stockholders of SEQUUS Pharmaceuticals, Inc (the "Company") from a financial point of view of the consideration to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger, dated as of October 4, 1998 (the "Acquisition Agreement"), among the Company, Alza Corporation (the "Acquiror") and Argyle Acquisition Corp. (the "Sub"). The Acquisition Agreement provides for the Merger (the "Merger") of the Sub with and into the Company pursuant to which the Company will become a wholly owned subsidiary of the Acquiror and each outstanding share of Common Stock, par value $.0001 per share, of the Company (the "Company Common Stock") will be converted into
0.400 (the "Exchange Ratio") shares of Common Stock, par value $.01 per share, of the Acquiror (the "Acquiror Common Stock").

In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company and the Acquiror, as well as the Acquisition Agreement. We have also reviewed certain other information, including financial forecasts, provided to us by the Company and the Acquiror, and have met with the Company's and the Acquiror's managements to discuss the business and prospects of the Company and the Acquiror.

We have also considered certain financial and stock market data of the Company and the Acquiror, and we have compared those data with similar data for other publicly held companies in businesses similar to the Company and the Acquiror and we have considered the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on it being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on a bases reflecting the best currently available estimates and judgments of the Company's and the Acquiror's managements as to the future financial performance of the Company anticipated to result from the Merger. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Acquiror, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to the actual value of the Acquiror Common Stock when issued to the Company's stockholders pursuant to the Merger or the prices at which the Acquiror Common Stock will trade subsequent to the Merger. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion (to be fully credited against the fee we receive upon consummation of the transaction). In the past, we have performed certain investment banking services for the Company.

In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of both the Company and the Acquiror for our and such affiliates' own accounts and for the accounts of customers and, accordingly may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Merger, does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to holders of Company Common Stock from a financial point of view.

Very Truly Yours,

CREDIT SUISSE FIRST BOSTON
 CORPORATION

       /s/ Trygve Mikkelsen
By: _________________________________
           Trygve Mikkelsen
           Managing Director

PROXY
                          SEQUUS PHARMACEUTICALS, INC.
                   Proxy for Special Meeting of Stockholders

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoint(s) I. CRAIG HENDERSON, M.D. and SALLY A. DAVENPORT, or either of them, each with full power of substitution, as the lawful attorneys and proxies of the undersigned to vote as designated below, and in their discretion, upon such other business as may properly be presented to the meeting, all of the shares of SEQUUS PHARMACEUTICALS, INC. (the "Company") which the undersigned shall be entitled to vote at the special meeting of Stockholders on March 16, 1999 at the offices of the Company at 960 Hamilton Court, Menlo Park, California, and at any adjournments or postponements thereof.

  The shares represented by this proxy, will be voted in the manner directed by the undersigned stockholder. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR THE PROPOSAL LISTED ON THE REVERSE. This proxy may be revoked at any time prior to the time it is voted by any means described in the accompanying proxy statement/prospectus.

                 PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND
                  RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE

                              FOLD AND DETACH HERE




           THE BOARD RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSAL.

                                                              PLEASE MARK
                                                             YOUR CHOICES
                                                                LIKE THIS   [X]
Proposal 1. To approve and adopt the Agreement and Plan of Merger, dated as of October 4, 1998, by and among ALZA Corporation, a
            Delaware corporation ("ALZA"), the Company and Argyle
            Acquisition Corp., a Delaware corporation and wholly owned subsidiary of ALZA ("Merger Sub"), providing for the merger of Merger Sub with and into the Company. As a result of the merger, each outstanding share of the common stock, par value
            $.0001 per share, of the Company will be converted into the right to receive 0.40 of a share of the common stock, par
            value $.01 per share, of ALZA and the Company will become a wholly owned subsidiary of ALZA.

                       [_] FOR  [_] AGAINST  [_] ABSTAIN

Signature(s)__________________________________________________ Date       , 1999

Please date and sign exactly as name(s) appear(s) hereon. If shares are held jointly, each holder should sign. Please give full title and capacity in which signing if not signing as an individual.

                              FOLD AND DETACH HERE